Exhibit 1

CEMEX, S.A.B. DE C.V. AND

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL

STATEMENTS

DECEMBER 31, 2011, 2010 AND 2009

KPMG Cárdenas Dosal	Teléfono:	+01 (81) 81 22 18 18
Blvd. Diaz Ordaz 140 Pte. Piso 8	Fax:	+01 (81) 83 33 05 32
Col. Santa Maria	kpmg.com.mx
64650 Monterrey, N.L.

Independent Auditors’ Report

The Board of Directors and Stockholders

CEMEX, S.A.B. de C. V.:

We have audited the accompanying parent company-only and consolidated balance sheets of CEMEX, S.A.B. de C.V. and CEMEX, S.A.B. de C.V. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related parent company-only and consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements and are prepared in accordance with Mexican Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the reporting standards used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the parent company-only and consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEMEX, S.A.B. de C.V. and CEMEX, S.A.B. de C.V. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations, changes in their stockholders’ equity and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with Mexican Financial Reporting Standards.

KPMG Cárdenas Dosal, S.C.

/s/ C.P.C. Celin Zorrilla Rizo
C.P.C. Celin Zorrilla Rizo
Monterrey, N.L., México
January 26, 2012

KPMG Cárdenas Dosal, S.C. la firma Mexicana afiliada a KPMG International Cooperative (“KPMG Internacional”), una entidad Suiza.	Aguascalientes, Ags.	México, D.F.
	Cancún. O. Roo.	Monterrey, N.L.
	Ciudad Juárez, Chih.	Puebla, Pue.
	Culiacán, Sin.	Querétaro, Qro.
	Chihuahua, Chih.	Reynosa, Tamps.
	Guadalajara, Jal.	Saltillo, Coah.
	Hermosillo, Son.	San Luis Potosi, S.L.P.
	Mèrida, Yuc.	Tijuana, B.C.
Mexicali, B.C.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Notes	2011	2010
ASSETS
CURRENT ASSETS
Cash and investments	4	$16,128	8,354
Trade receivables less allowance for doubtful accounts	5	13,472	12,193
Other accounts receivable	6	8,454	16,124
Inventories, net	7	17,539	15,098
Other current assets	8	3,354	2,798

Total current assets		58,947	54,567

NON-CURRENT ASSETS
Investments in associates	9A	8,642	8,261
Other investments and non-current accounts receivable	9B	11,065	15,118
Property, machinery and equipment, net	10	245,763	231,254
Goodwill, intangible assets and deferred charges, net	11	223,882	205,897

Total non-current assets		489,352	460,530

TOTAL ASSETS		$548,299	515,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	12A	$4,674	5,618
Other financial obligations	12B	659	132
Trade payables		20,168	18,686
Other accounts payable and accrued expenses	13	31,169	30,683

Total current liabilities		56,670	55,119

NON-CURRENT LIABILITIES
Long-term debt	12A	204,603	189,439
Other financial obligations	12B	31,062	9,623
Employee benefits	14	8,020	7,583
Deferred income taxes	15B	15,038	17,147
Other non-current liabilities	13	25,169	22,486

Total non-current liabilities		283,892	246,278

TOTAL LIABILITIES		340,562	301,397

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	16A	113,444	108,722
Other equity reserves	16B	37,642	22,180
Retained earnings	16C	59,058	79,790
Net loss		(19,127)	(16,516)

Total controlling interest		191,017	194,176
Non-controlling interest and perpetual debentures	16D	16,720	19,524

TOTAL STOCKHOLDERS’ EQUITY		207,737	213,700

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$548,299	515,097

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Operations

(Millions of Mexican pesos, except for earnings (loss) per share)

		Years ended December 31,
	Notes	2011	2010	2009
Net sales	2P	$188,938	178,260	197,801
Cost of sales	2Q	(135,068)	(128,307)	(139,672)

Gross profit		53,870	49,953	58,129

Administrative and selling expenses		(25,718)	(25,871)	(28,611)
Distribution expenses		(16,169)	(13,239)	(13,678)

Total operating expenses	2Q	(41,887)	(39,110)	(42,289)

Operating income		11,983	10,843	15,840

Other expenses, net	2R	(4,241)	(6,672)	(5,529)

Operating income after other expenses, net		7,742	4,171	10,311

Comprehensive financing result:
Financial expense	12	(17,927)	(16,302)	(13,513)
Financial income		484	439	385
Results from financial instruments	12	(4,112)	(956)	(2,127)
Foreign exchange results		(1,804)	926	(266)
Monetary position result	2S	159	266	415

Comprehensive financing result		(23,200)	(15,627)	(15,106)

Equity in income of associates	9A	(409)	(524)	154

Loss before income tax		(15,867)	(11,980)	(4,641)

Income tax	15	(3,297)	(4,509)	10,566

Income (loss) before discontinued operations		(19,164)	(16,489)	5,925
Discontinued operations	3B	—	—	(4,276)

Consolidated net income (loss)		(19,164)	(16,489)	1,649
Non-controlling interest net income (loss)		(37)	27	240

CONTROLLING INTEREST NET INCOME (LOSS)		$(19,127)	(16,516)	1,409

BASIC EARNINGS (LOSS) PER SHARE OF CONTINUING OPERATIONS	18	$(0.61)	(0.53)	0.20
Basic loss per share of discontinued operations	18	$—	—	(0.15)

DILUTED EARNINGS (LOSS) PER SHARE OF CONTINUING OPERATIONS	18	$—	—	0.20
Diluted loss per share of discontinued operations	18	$—	—	(0.15)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

		Years ended December 31,
	Notes	2011	2010	2009
OPERATING ACTIVITIES
Consolidated net income (loss)		$(19,164)	(16,489)	1,649
Discontinued operations		—	—	(4,276)

Net income (loss) from continuing operations		(19,164)	(16,489)	5,925
Non-cash items:
Depreciation and amortization of assets	10, 11	17,119	18,474	20,313
Impairment losses	2R	1,751	1,904	889
Equity in income (loss) of associates	9A	409	524	(154)
Other expenses (income), net		(2,550)	1,499	9,015
Comprehensive financing result		23,200	15,627	15,106
Income taxes	15	3,297	4,509	(10,566)
Changes in working capital, excluding income taxes		2,327	100	(2,599)

Net cash flow provided by continuing operations before income taxes		26,389	26,148	37,929
Income taxes paid in cash		(3,778)	(4,310)	(4,201)

Net cash flow provided by continuing operations		22,611	21,838	33,728
Net cash flow provided by discontinued operations		—	—	1,023

Net cash flows provided by operating activities		22,611	21,838	34,751

INVESTING ACTIVITIES
Property, machinery and equipment, net	10	(3,198)	(4,726)	(6,655)
Disposal of subsidiaries and associates, net	9, 11	1,232	1,172	21,115
Intangible assets and other deferred charges	11	(932)	117	(8,440)
Long term assets and others, net		1,400	1,575	186

Net cash flows (used in) provided by investing activities of continuing operations		(1,498)	(1,862)	6,206
Net cash flows used in investing activities of discontinued operations		—	—	(491)

Net cash flows (used in) provided by investing activities		(1,498)	(1,862)	5,715

FINANCING ACTIVITIES
Issuance of common stock	16A	11	5	23,953
Financial expense paid in cash including coupons on perpetual debentures	16D	(13,352)	(14,968)	(14,607)
Derivative instruments		(5,464)	69	(8,513)
Issuance (repayment) of debt and other financial obligations, net	12A, 12B	5,702	(9,615)	(35,812)
Non-current liabilities, net		1,430	122	(2,795)

Net cash flows used in financing activities of continuing operations		(11,673)	(24,387)	(37,774)
Net cash flows provided by financing activities of discontinued operations		—	—	628

Net cash flows used in financing activities		(11,673)	(24,387)	(37,146)

Increase (decrease) in cash and investments of continuing operations		9,440	(4,411)	2,160
Increase in cash and investments of discontinued operations		—	—	1,160
Cash conversion effect, net		(1,666)	(1,339)	(2,116)
Cash and investments at beginning of year		8,354	14,104	12,900

CASH AND INVESTMENTS AT END OF YEAR	4	$16,128	8,354	14,104

Changes in working capital, excluding income taxes:
Trade receivables, net		$554	477	3,530
Other accounts receivable and other assets		1,064	(2,666)	510
Inventories		(82)	396	3,911
Trade payables		(454)	1,599	(2,422)
Other accounts payable and accrued expenses		1,245	294	(8,128)

Changes in working capital, excluding income taxes		$2,327	100	(2,599)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Note 25	2011	2010
ASSETS
CURRENT ASSETS
Cash and investments		$4,103	195
Other accounts receivable	C	498	575
Accounts receivable from related parties	I	670	4,378

Total current assets		5,271	5,148

NON-CURRENT ASSETS
Investment in subsidiaries and associates	D	299,842	264,551
Other investments and non-current accounts receivable		2,186	1,780
Long-term accounts receivable from related parties	I	13,943	39,139
Land and buildings, net	E	1,968	1,977
Goodwill and deferred charges, net	F	7,517	8,121

Total non-current assets		325,456	315,568

TOTAL ASSETS		$330,727	320,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	H	$4,154	4,681
Other financial obligations	H, N2	131	113
Other accounts payable and accrued expenses	G, J	3,519	2,792
Accounts payable to related parties	I	12,469	3,530

Total current liabilities		20,273	11,116

NON-CURRENT LIABILITIES
Long-term debt	H	60,847	40,231
Other financial obligations	H, N2	29,591	9,573
Long-term accounts payable to related parties	I	17,222	54,858
Other liabilities	J	11,777	10,762

Total non-current liabilities		119,437	115,424

TOTAL LIABILITIES		139,710	126,540

STOCKHOLDERS’ EQUITY	K
Common stock and additional paid-in capital		113,444	108,722
Other equity reserves		37,642	22,180
Retained earnings		59,058	79,790
Net loss		(19,127)	(16,516)

TOTAL STOCKHOLDERS’ EQUITY		191,017	194,176

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$330,727	320,716

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Operations

(Millions of Mexican pesos, except for earnings (loss) per share)

		Years ended December 31,
	Note 25	2011	2010	2009
Equity in income (loss) of subsidiaries and associates	D	$(6,689)	(7,362)	11,621
Rental income	I	336	370	272
License fees	I	978	814	1,002

Total revenues and interest in subsidiaries and associates		(5,375)	(6,178)	12,895

Administrative expenses		(130)	(74)	(37)

Operating income (loss)		(5,505)	(6,252)	12,858

Other expenses, net		(1,691)	(1,154)	(1,285)

Operating income (loss) after other expenses, net		(7,196)	(7,406)	11,573

Comprehensive financing result:
Financial expense		(8,437)	(7,934)	(7,163)
Financial income		1,565	2,755	1,197
Results from financial instruments		(4,399)	(306)	(4,650)
Foreign exchange result		(1,598)	2,296	993

Comprehensive financing result		(12,869)	(3,189)	(9,623)

Income (loss) before income tax		(20,065)	(10,595)	1,950

Income tax	J	938	(5,921)	(541)

NET INCOME (LOSS)		$(19,127)	(16,516)	1,409

BASIC EARNINGS (LOSS) PER SHARE	M	$(0.61)	(0.53)	0.05

DILUTED EARNINGS PER SHARE	M	$—	—	0.05

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Cash Flows

(Millions of Mexican pesos)

		Years ended December 31,
	Note 25	2011	2010	2009
OPERATING ACTIVITIES
Net income (loss)		$(19,127)	(16,516)	1,409
Non-cash items:
Depreciation and amortization of assets	E	6	6	6
Amortization of deferred charges	F	938	699	287
Equity in income of subsidiaries and associates	D	6,689	7,362	(11,621)
Comprehensive financing result		11,931	2,489	9,336
Income taxes	J	(938)	5,921	541
Changes in working capital, excluding income taxes		13,746	3,673	(7,076)

Net cash flows provided by (used in) operating activities before income taxes		13,245	3,634	(7,118)
Income taxes paid in cash	J	(506)	(325)	—

Net cash flows provided by (used in) operating activities		12,739	3,309	(7,118)

INVESTING ACTIVITIES
Investment in subsidiaries	D	—	—	4,359
Deferred charges		(545)	(235)	(2,678)
Long-term assets, net		3	33	490

Net cash flows (used in) provided by investing activities		(542)	(202)	2,171

FINANCING ACTIVITIES
Long-term related parties, net	I	(29,076)	5,633	14,293
Financial expenses paid in cash		(6,383)	(5,873)	(4,645)
Issuance of common stock	K	11	5	23,953
Derivative instruments		(5,118)	(141)	(7,585)
Issuance (repayment) of debt, net	H	32,277	(2,536)	(19,373)
Long-term liabilities, net		—	—	(1,696)

Net cash flows (used in) provided by financing activities		(8,289)	(2,912)	4,947

Decrease in cash and investments		3,908	195	—
Cash and investments at beginning of year		195	—	—

CASH AND INVESTMENTS AT END OF YEAR		$4,103	195	—

Changes in working capital:
Other accounts receivable		$(722)	(283)	2,867
Short-term related parties, net	I	12,647	4,037	(9,484)
Other accounts payable and accrued expenses	G	1,821	(81)	(459)

Changes in working capital, excluding income taxes		$13,746	3,673	(7,076)

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY) AND CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Statement of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Notes	Common stock	Additional paid- in capital	Other equity reserves	Retained earnings	Total controlling interest	Non- controlling interest	Total stockholders’ equity
Balance at December 31, 2008		$4,117	70,171	28,730	87,674	190,692	46,575	237,267
Currency translation of foreign subsidiaries	16B	—	—	(904)	—	(904)	—	(904)
Hedge derivative financial instruments	12	—	—	450	—	450	—	450
Deferred income tax recognized directly in equity	15	—	—	941	—	941	—	941
Net income		—	—	—	1,409	1,409	240	1,649

Comprehensive income for the period		—	—	487	1,409	1,896	240	2,136
Adoption of new Mexican Financial Reporting Standards	15A	—	—	—	(2,245)	(2,245)	—	(2,245)
Capitalization of retained earnings	16A	3	4,370	—	(4,373)	—	—	—
Issuance of common stock	16A	7	14,633	—	—	14,640	—	14,640
Treasury shares owned by subsidiaries	16	—	9,623	—	—	9,623	—	9,623
Issuance and effects of convertible securities	16B	—	—	1,971	—	1,971	—	1,971
Effects of perpetual debentures	16D	—	—	(2,704)	—	(2,704)	(1,636)	(4,340)
Changes in non-controlling interest	16D	—	—	—	—	—	(1,482)	(1,482)

Balance at December 31, 2009		4,127	98,797	28,484	82,465	213,873	43,697	257,570
Currency translation of foreign subsidiaries	16B	—	—	(12,050)	—	(12,050)	—	(12,050)
Deferred income tax recognized directly in equity	15	—	—	737	—	737	—	737
Net loss		—	—	—	(16,516)	(16,516)	27	(16,489)

Comprehensive loss for the period		—	—	(11,313)	(16,516)	(27,829)	27	(27,802)
Adoption of new Mexican Financial Reporting Standards	15A	—	—	—	2,806	2,806	—	2,806
Capitalization of retained earnings	16A	5	5,476	—	(5,481)	—	—	—
Issuance of common stock	16A	—	317	—	—	317	—	317
Issuance and effects of convertible securities	16B	—	—	1,232	—	1,232	—	1,232
Effects of perpetual debentures	16D	—	—	3,777	—	3,777	(23,549)	(19,772)
Changes in non-controlling interest	16D	—	—	—	—	—	(651)	(651)

Balance at December 31, 2010		4,132	104,590	22,180	63,274	194,176	19,524	213,700
Currency translation of foreign subsidiaries	16B	—	—	12,495	—	12,495	—	12,495
Effects from available-for-sale investments	9B	—	—	(58)	—	(58)	—	(58)
Deferred income tax recognized directly in equity	15	—	—	(1,374)	—	(1,374)	—	(1,374)
Net loss		—	—	—	(19,127)	(19,127)	(37)	(19,164)

Comprehensive loss for the period		—	—	11,063	(19,127)	(8,064)	(37)	(8,101)
Capitalization of retained earnings	16A	3	4,213	—	(4,216)	—	—	—
Issuance of common stock	16A	—	506	—	—	506	—	506
Issuance and effects of convertible securities	16B	—	—	3,959	—	3,959	—	3,959
Effects of perpetual debentures	16D	—	—	827	—	827	(3,221)	(2,394)
Changes in non-controlling interest	11A, 16D	—	—	(387)	—	(387)	454	67

Balance at December 31, 2011		$4,135	109,309	37,642	39,931	191,017	16,720	207,737

The accompanying notes are part of these consolidated and Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

1.	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”.) Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares ("ADSs") under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” or the “Parent Company” used in these accompanying notes to the financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of Parent Company only and consolidated financial statements was authorized by the Company’s management on January 26, 2012. These financial statements will be submitted for approval to the ordinary shareholders’ meeting, scheduled to take place on February 23, 2012.

2.	SIGNIFICANT ACCOUNTING POLICIES

A)	BASIS OF PRESENTATION AND DISCLOSURE

The Parent Company-only financial statements and their accompanying notes (note 25), complementary to CEMEX’s consolidated financial statements, are presented herein to comply with requirements to which CEMEX, S.A.B. de C.V. is subject as an independent legal entity.

The consolidated financial statements were prepared in accordance with Mexican Financial Reporting Standards (“MFRS”) issued by the Mexican Board of Financial Reporting Standards (“CINIF”.) For the reasons described below, these are the last consolidated financial statements of CEMEX prepared in accordance with MFRS.

Migration to International Financial Reporting Standards beginning January 1, 2012

In November 2008, the Mexican National Banking and Securities Commission (“CNBV”) published regulations requiring registrants whose shares are listed on the MSE, to stop preparing their financial statements using MFRS and to begin preparing their consolidated financial statements using International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) no later than January 1, 2012. Earlier adoption was allowed following certain requirements published by the CNBV.

On August 31, 2010, CINIF issued MFRS Interpretation 19 (“Interpretation 19”) requiring companies in the process of adopting IFRS to disclose any obligation and/or decision to adopt IFRS, the expected date of adoption of IFRS and the estimated impact of the adoption on the financial statements. The interpretation is effective for all financial statements issued on or after September 30, 2010.

In order to be in a position to adopt IFRS, as issued and interpreted by the IASB, CEMEX gathered the necessary material and human resources required for the identification and quantification of the differences between MFRS and IFRS for purposes of the initial balance sheet as of January 1, 2010, as well as for the conversion to IFRS of its financial information systems. As of December 31, 2011, the migration process to IFRS had been substantially completed. CEMEX is in the process of finalizing its financial statements under IFRS for the years ended December 31, 2011 and 2010, using for these purposes, the IFRS effective as of December 31, 2011, and expects to issue its financial statements under IFRS during the first quarter of 2012. See note 24 for a description of CEMEX’s migration to IFRS and the detail of the main effects in its consolidated financial statements, following disclosure requirements of Interpretation 19.

Definition of terms

When reference is made to pesos or “$,” it means Mexican pesos. Except when specific references are made to “earnings per share” and “prices per share,” the amounts in the financial statements and the accompanying notes are stated in millions of pesos. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”.) When reference is made to “£” or pounds, it means millions of British pounds sterling. When reference is made to “€” or euros, it means millions of the currency in circulation in a significant number of European Union countries.

When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a convenience translation into dollars, into pesos, or both, as applicable. These translations are provided as informative data and should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

The convenience translation procedures used for amounts in the balance sheet and the statement of operations are as follows:

•

In 2011, 2010 and 2009, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of $13.96, $12.36 and $13.09 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of $12.48, $12.67 and $13.60 pesos per dollar for 2011, 2010 and 2009, respectively.

•

When the amounts between parentheses are the peso and the dollar, the amounts were determined by translating the foreign currency amount into dollars using the closing exchange rates at year-end, and then translated into pesos using the closing exchange rates of $13.96 pesos per dollar in 2011, $12.36 pesos per dollar in 2010 and $13.09 pesos per dollar in 2009.

Inflationary accounting

Beginning in 2008, pursuant to MFRS B-10, “Inflation Effects” (“MFRS B-10”,) the financial statements subject to restatement are those related to an entity whose functional currency relates to a country in which the cumulative inflation rate over the past three years equals or exceeds 26% (i.e., a high-inflation environment.) Designation takes place at the end of each year and inflation restatement is applied prospectively. In 2011 and 2010, CEMEX restated the financial statements of its subsidiaries in Egypt, Nicaragua and Costa Rica; and in 2009, CEMEX restated the financial statements of its subsidiaries in Egypt, Nicaragua, Latvia and Costa Rica.

The amounts in the statements of operations, the statements of cash flows and the statement of changes in stockholders’ equity are presented in nominal pesos. The restatement adjustments as of December 31, 2007, the date the inflationary accounting was discontinued, are part of the carrying amounts of the related assets. When moving from a low-inflation to a high-inflation environment, the initial restatement factor must consider the cumulative inflation since the last time in which inflationary accounting was applied.

Statements of cash flows

The statements of cash flows present cash inflows and outflows in nominal currency, and exclude inflation effects and unrealized foreign exchange effects. The statement of cash flows for the year ended December 31, 2009, considers the classification of CEMEX’s operations in Australia as discontinued operations. The statements of cash flows exclude the following transactions that did not represent sources or uses of cash:

•

In 2011, the decrease in debt and in perpetual debentures within non-controlling interest for approximately $239 and $1,391, respectively, in connection with the gains resulting from the difference between the notional amount and the fair value of CEMEX’s debt and perpetual instruments held by subsidiaries (note 12A);

•	In 2011, the increases in property, plant and equipment for approximately $1,519 and in debt for approximately $1,558, associated with the negotiation of capital leases during the year (note 12);

•	In 2011, the increase in debt for $1,352 related mainly with the acquisition of Ready Mix USA, LLC (note 11A);

•

In 2011, the exchange of a portion of CEMEX’s perpetual debentures for new notes for US$125, and in 2010, the exchange of a portion of CEMEX’s perpetual debentures for notes for US$1,067 and €115 (note 12A), which represented a net increase in debt of $1,491 in 2011 and $15,437 in 2010, a reduction in equity’s non-controlling interest of $1,937 in 2011 and $20,838 in 2010, and an increase in equity’s controlling interest of $446 in 2011 and $5,401 in 2010. In 2009, the exchange of promissory notes for mandatorily convertible securities (note 12B,) which represented a reduction in debt of $4,007, an increase in other financial obligations of $2,036 and an increase in equity’s controlling interest of $1,971 (net of issuance expenses);

•

In 2011, 2010 and 2009, the increases in stockholders’ equity associated with: i) the capitalization of retained earnings for $4,216, $5,481 and $4,373, respectively (note 16A); and ii) CPOs issued as part of the executive stock-based compensation for $495, $312 and $163, respectively (note 16A); and

•

In 2010 and 2009, a decrease of $2,911 and an increase of $2,245, respectively, in taxes payable as a result of the Mexican tax reform of 2009, which were recognized against retained earnings (notes 15A and 16B.)

B)	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include those of CEMEX, S.A.B. de C.V. and the entities in which the Parent Company holds, directly or through subsidiaries, more than 50% of their common stock and/or has control. Control exists when CEMEX, S.A.B. de C.V. has the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity in order to obtain benefits from its activities. Balances and operations between related parties are eliminated in consolidation.

Investments in associates are accounted for by the equity method when CEMEX has significant influence, which is generally presumed with an equity interest between 10% and 50% in public companies, and between 25% and 50% in non-public companies, unless it is proven in each specific case that CEMEX has significant influence with a lower percentage. The equity method reflects in the financial statements the investment’s original cost and the proportional interest of the holding company in the associate’s equity and earnings after acquisition, considering, if applicable, the effects of inflation. The financial statements of joint ventures, which are those entities in which CEMEX and other third-party investors have agreed to exercise joint control, are recognized under the equity method.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

C)	USE OF ESTIMATES

The preparation of financial statements in accordance with MFRS requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main captions subject to estimates and assumptions include, among others, long-lived assets, allowances for doubtful accounts and inventories, deferred income tax assets, the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits.

D)	FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Transactions denominated in foreign currencies are recorded at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into pesos at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness directly related to the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency that are of a long-term investment nature. These fluctuations are recorded against stockholders’ equity, as part of the foreign currency translation adjustment of foreign subsidiaries (note 16B.)

The financial statements of foreign subsidiaries, which are determined using the functional currency applicable in each country, are translated to pesos at the closing exchange rate for balance sheet accounts and at the average exchange rates of each month for income statement accounts. The corresponding translation adjustment is included within “Other equity reserves” in the balance sheet. The closing exchange rates and the approximate average exchange rates for balance sheet accounts and income statement accounts, respectively, in 2011, 2010 and 2009, were as follows:

	2011		2010		2009
Currency	Closing	Average	Closing	Average	Closing	Average
United States Dollar	13.9600	12.4800	12.3600	12.6700	13.0900	13.6000
Euro	18.1017	17.4204	16.4822	16.7106	18.7402	18.9186
British Pound Sterling	21.6939	20.0321	19.2854	19.5404	21.1436	21.2442
Colombian Peso	0.0072	0.0067	0.0065	0.0067	0.0064	0.0062
Egyptian Pound	2.3151	2.0952	2.1285	2.2410	2.3823	2.4483
Philippine Peso	0.3184	0.2886	0.2819	0.2813	0.2833	0.2845

The financial statements of foreign subsidiaries are initially translated from their functional currencies into dollars and subsequently into pesos. Therefore, the foreign exchange rates presented in the table above between the functional currency and the peso represent the exchange rates resulting from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those exchange rates published by the Mexican Central Bank.

E)	CASH AND INVESTMENTS (note 4)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by short-term investments of high liquidity, which are easily convertible into cash, and which are not subject to significant risks for changes in their values, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. Those fixed-income investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at market value. Gains or losses resulting from changes in market values and accrued interest are included as part of the Comprehensive Financing Result.

The amount of cash and investments in the balance sheet includes restricted cash and investments, comprised by deposits in margin accounts that guarantee several CEMEX’s obligations, to the extent that the restriction will be lifted in less than three months from the balance sheet date. When the restriction period is greater than three months, such restricted cash and investments are not considered cash equivalents and are included within short-term or long-term “Other accounts receivable,” as appropriate. When contracts contain provisions for net settlement, these restricted amounts of cash and investments are offset against the liabilities that CEMEX has with its counterparties.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

F)	INVENTORIES (note 7)

Inventories are valued using the lower of their production cost and market value. Production cost may correspond to the latest purchase price, the average price of the last purchases or the last production cost. CEMEX analyzes its inventory balances to determine if, as a result of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value, whereas, if an obsolescence situation occurs, the inventory obsolescence reserve is increased. In both cases, these adjustments are recognized against the results of the period.

Beginning January 1, 2011 and with retrospective application, based on MFRS C-5, “Advance payments,” advances to suppliers of inventory are presented as part of other short-term accounts receivable. As a result, advances to suppliers of inventory for approximately $446 originally reported within the caption of inventories in 2010, were reclassified to other current assets in the comparative balance sheet.

G)	OTHER INVESTMENTS AND NON-CURRENT RECEIVABLES (note 9B)

Other investments and non-current accounts receivable include CEMEX’s collection rights with respect to investments with maturities of more than twelve months as of the balance sheet date. Non-current assets resulting from the valuation of derivative financial instruments, as well as investments in private funds and other investments which are recognized at their estimated fair value as of the balance sheet date, and their changes in valuation are included in the statements of operations as part of the Comprehensive Financing Result, except for those marketable investments designated as held for sale.In such case, the changes in valuation are recognized as part of comprehensive net income (loss) within other equity reserves until their disposition, moment in which all valuation effects accrued in equity are reclassified to the Comprehensive Financing Result.

Beginning on January 1, 2010, in accordance with MFRS C-3 “Accounts Receivable,” long-term accounts receivable are initially recognized at fair value. Subsequent changes in valuation are recognized in the Comprehensive Financing Result. The adoption of MFRS C-3 as of January 1, 2010, generated a reduction of approximately $146 in long-term accounts receivable, an increase in deferred tax assets of approximately $41 and a reduction in retained earnings of approximately $105.

H)	PROPERTY, MACHINERY AND EQUIPMENT (note 10)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable. When inflationary accounting is applied during high-inflation periods, such assets should be restated using the factors derived from the general price index of the countries where the assets are held.

Depreciation of fixed assets is recognized within “Cost of sales” and “Administrative and selling expenses,” depending on the utilization of the respective assets, and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. The maximum average useful lives by category of assets are as follows:

Years
Administrative buildings	35
Industrial buildings	34
Machinery and equipment in plant	21
Ready-mix trucks and motor vehicles	8
Office equipment and other assets	9

CEMEX capitalizes, as part of the historical cost of fixed assets, the Comprehensive Financing Result, which includes interest expense, and, when inflationary accounting is applied during periods of high inflation, the monetary position result, arising from existing debt during the construction or installation period of significant fixed assets, considering CEMEX’s corporate average interest rate and the average balance of investments in process for the period.

Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Other costs, including periodic maintenance on fixed assets, are expensed as incurred.

In addition, beginning January 1, 2011 and with retrospective application, also based on MFRS C-5, “Advance payments,” advances to suppliers of fixed assets are presented as part of other long-term accounts receivable. As a result, advances to suppliers of fixed assets for approximately $204 originally accounted for as property, plant and equipment in 2010, were reclassified to other long-term accounts receivable in the comparative balance sheet and related disclosures.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

I)	BUSINESS COMBINATIONS, GOODWILL, OTHER INTANGIBLE ASSETS AND DEFERRED CHARGES (note 11)

CEMEX applies the purchase method as the sole recognition alternative for a business combination by allocating the purchase price to all assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Intangible assets acquired are identified and recognized at fair value. Any unallocated portion of the purchase price represents goodwill, which is not amortized and is subject to periodic impairment tests (note 2J.) Goodwill can be adjusted for any correction to the preliminary assessment given to the assets acquired and/or liabilities assumed within the twelve-month period after purchase.

CEMEX capitalizes intangible assets acquired, as well as costs incurred in the development of intangible assets, when future economic benefits associated with the assets are identified and there is evidence of control over such benefits. Intangible assets are presented at their acquisition or development cost, and are restated during high inflation periods to comply with MFRS B-10. Such assets are classified as having a definite or indefinite life; the latter are not amortized since the period cannot be accurately established in which the benefits associated with such intangibles will terminate. Amortization of intangible assets of definite life is calculated under the straight-line method.

Direct costs incurred in debt issuances or borrowings are capitalized and amortized as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees. Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which on average is approximately 5 years.

Startup costs are recognized in the income statement as they are incurred. Costs associated with research and development activities (“R&D”.) performed by CEMEX to create new products and services, as well as to develop processes, equipment and methods to optimize operational efficiency and reduce costs, are recognized in the operating results as incurred. The Technology and Energy departments in CEMEX undertake all significant R&D activities as part of their daily activities. In 2011, 2010 and 2009, total combined expenses of these departments were approximately $487 (US$39), $519 (US$41) and $408 (US$30), respectively.

J)	IMPAIRMENT OF LONG LIVED ASSETS (notes 10 and 11)

Property, machinery and equipment, intangible assets of definite life and other investments

Property, machinery and equipment, intangible assets of definite life and other investments are tested for impairment upon the occurrence of factors such as the appearance of a significant adverse event, changes in CEMEX’s operating environment, changes in projected use or in technology, as well as expectations of lower operating results for each cash generating unit, in order to determine whether their carrying amounts may not be recovered, in which case an impairment loss is recorded in the income statements for the period when such determination is made within “Other expenses, net.” The impairment loss results from the excess of the carrying amount over the net present value of estimated cash flows related to such assets.

Goodwill and intangible assets of indefinite life

Goodwill and other intangible assets of indefinite life are tested for impairment when needed or at least once a year, during the last quarter of such year, by determining the value in use of the reporting units, which consists in the discounted amount of estimated future cash flows to be generated by such reporting units to which those assets relate. CEMEX determines the discounted amount of estimated future cash flows over a period of 5 years, unless a longer period is justified in a specific country considering its economic cycle and the situation of the industry. A reporting unit refers to a group of one or more cash generating units. An impairment loss is recognized if the value in use is lower than the net book value of the reporting unit.

The geographic segments reported by CEMEX (note 3A), each integrated by multiple cash generating units, also represent the reporting units for purposes of testing goodwill for impairment, considering: a) that the operating components that comprise the reported segment have similar economic characteristics; b) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; c) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; d) the vertical integration in the value chain of the products comprising each component; e) the type of clients, which are substantially similar in all components; f) the operative integration among components; and g) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components.

Impairment tests are significantly sensitive, among other factors, to the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. CEMEX uses specific after-tax discount rates for each reporting unit, which are applied to discount after-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. Likewise, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the growth rate in perpetuity applied, the higher the amount obtained of undiscounted future cash flows by reporting unit. Conversely, the higher the discount rate applied, the lower the amount obtained of discounted estimated future cash flows by reporting unit.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

K)	FINANCIAL LIABILITIES AND DERIVATIVE FINANCIAL INSTRUMENTS (note 12)

Financial liabilities

Financial liabilities such as bank loans and notes payable are recognized at their nominal amount. Interest accrued on financial instruments is recognized in the balance sheet within “Other accounts payable and accrued expenses” against financial expense. During 2011, 2010 and 2009, CEMEX did not have financial liabilities recognized voluntarily at fair value or associated to fair value hedge strategies with derivative financial instruments.

Capital leases

Capital leases, in which CEMEX has substantially all risks and rewards associated with the ownership of an asset, are recognized as financing liabilities against a corresponding fixed asset for the lesser between the market value of the leased asset and the net present value of future minimum payments, using the contract’s implicit interest rate to the extent available, or the incremental borrowing cost. Among others, the main factors that determine a capital lease are: a) the ownership title of the asset is transferred to CEMEX at the end of the contract; b) CEMEX has a bargain purchase option to acquire the asset at the end of the lease term; c) the lease term covers the majority of the useful life of the asset; and/or d) the net present value of minimum payments represents substantially all the fair value of the related asset at the beginning of the lease.

Financial instruments with components of both liability and equity

When a financial instrument contains components of both liability and equity, such as a note that at maturity is convertible into shares of CEMEX, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the case of instruments mandatorily convertible into shares of the issuer, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, and is recognized within “Other financial obligations,” whereas the equity component represents the difference between the principal amount and the liability component, and is recognized within “Other equity reserves” net of commissions. In the case of instruments that are optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the call option premium, which reflects the equity component (note 2O.)

Derivative financial instruments

In compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreements, CEMEX uses derivative financial instruments (“derivative instruments”,) mainly in order to change the risk profile associated with changes in interest rates, the exchange rates of debt, or both; as an alternative source of financing, and as hedges of: i) highly probable forecasted transactions and ii) CEMEX’s net investments in foreign subsidiaries.

CEMEX recognizes derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Results from financial instruments” for the period in which they occur, including derivative instruments on the price of CEMEX’s own shares, derivative instruments on interest rates and derivative instruments on foreign exchange rates, among others, except for hedges of cash flows, in which case, changes in the fair value of the derivative instrument are recognized in stockholders’ equity, and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of forward contracts on the price of raw materials and commodities. Likewise, in hedges of the net investment in foreign subsidiaries, changes in the fair value are recognized in stockholders’ equity as part of the foreign currency translation result (notes 2D and 16B), which reversal to earnings would take place upon disposal of the foreign investment. Some derivative instruments have been designated as cash flow hedges. For the years ended December 31, 2011, 2010 and 2009, CEMEX has not designated any fair value hedges.

Accrued interest generated by interest rate swaps and cross currency swaps, when applicable, is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract, and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used with other derivative instruments.

Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal. The estimated fair value represents the amount at which a financial asset could be bought or sold, or a financial liability could be extinguished, between willing parties in an arm’s length transaction. Occasionally, there is a reference market that provides the estimated fair value; in the absence of such market, such value is determined by the net present value of projected cash flows or through mathematical valuation models. The estimated fair values of derivative instruments determined by CEMEX and used for valuation, recognition and disclosure purposes in the financial statements and their notes, are supported as well by the confirmations of these values received from the financial counterparties, which act as valuation agents in these transactions.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Put options granted for the purchase of non-controlling interests and associates

Represent agreements by means of which CEMEX commits to acquire, in case the counterparty exercises its right to sale in a future date at a predefined price formula, the shares of a non-controlling interest in a subsidiary of CEMEX or an associate. CEMEX would recognize a liability against a loss in the statement of operations, to the extent the put option is exercisable at the measurement date, whenever the estimated purchase price exceeds the fair value of the net assets to be acquired by CEMEX, had the counterparty exercised its right to sell.

L)	PROVISIONS

CEMEX recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources owned by the Company.

Restructuring (note 13)

CEMEX recognizes a provision for restructuring costs only when the restructuring plans have been properly finalized and authorized by CEMEX’s management, and have been communicated to the third parties involved and/or affected by the restructuring prior to the balance sheet date. These provisions may include costs not associated with CEMEX’s ongoing activities.

Asset retirement obligations (note 13)

Unavoidable obligations, legal or constructive, to restore operating sites upon retirement of long-lived assets at the end of their useful lives are measured at the net present value of estimated future cash flows to be incurred in the restoration process, and are initially recognized against the related assets’ book value. The increase to the assets’ book value is depreciated during its remaining useful life. The increase in the liability related to the passage of time is charged to the statements of operations. Adjustments to the liability for changes in estimations are recognized against fixed assets, and depreciation is modified prospectively.

These obligations are related mainly to future costs of demolition, cleaning and reforestation, so that quarries, maritime terminals and other production sites are left in acceptable condition at the end of their operation.

Costs related to remediation of the environment (notes 13 and 20)

Provisions associated with environmental damage represent the estimated future cost of remediation. These provisions are recognized at their nominal value when the time schedule for the disbursement is not clear, or when the economic effect for the passage of time is not significant; otherwise, such provisions are recognized at their discounted values. Reimbursements from insurance companies are recognized as assets only when their recovery is practically certain. In that case, such reimbursement assets are not offset against the provision for remediation costs.

Contingencies and commitments (notes 19 and 20)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. The Company does not recognize contingent revenues, income or assets.

M)	PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS (note 14)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Defined benefit pension plans, other postretirement benefits and termination benefits

CEMEX recognizes the costs associated with employees’ benefits for: a) defined benefit pension plans; b) other postretirement benefits, basically comprised of health care benefits, life insurance and seniority premiums, granted pursuant to applicable law or by Company grant; and c) termination benefits, not associated with a restructuring event, which mainly represent severance payments by law. These costs are recognized in the operating results, as services are rendered, based on actuarial estimations of the benefits’ present value. The actuarial assumptions in a low-inflation environment consider the use of nominal rates. For certain pension plans, irrevocable trust funds have been created to cover future benefit payments. These assets are valued at their estimated fair value at the balance sheet date.

The actuarial gains and losses (“actuarial results”,) which exceed the greater of 10% of the fair value of the plan assets, and 10% of the present value of the plan obligations, the prior service cost and the transition liability, are amortized to the operating results over the employees’ estimated active service life. In accordance with the transition rules of MFRS D-3, beginning January 1, 2008, the actuarial results, prior service costs and the transition liability recognized as of December 31, 2007, should be amortized to the income statement in a maximum period of five years. The net periodic cost for the years ended December 31, 2011, 2010 and 2009 includes a portion of this transition amortization.

The net periodic cost includes: a) the service cost for additional benefits earned by employees during the period; b) the interest cost for the increase in the liability by the passage of time; c) the amortization of the actuarial gains and losses, prior service cost and transition liability; d) the expected return on plan assets for the period; and e) settlement and curtailment effects.

N)	INCOME TAXES (note 15)

The effects reflected in the statements of operations for income taxes include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary. Consolidated deferred income taxes represent the addition of the amounts determined in each subsidiary by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax loss carryforwards as well as other recoverable taxes and tax credits, subject to a recoverability analysis. Deferred income taxes for the period represent the difference between balances of deferred income at the beginning and the end of the period. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset. According to MFRS, all items charged or credited directly in stockholders’ equity are recognized net of their deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

For the recognition of deferred tax assets derived from net operating losses and their corresponding valuation reserve, CEMEX analyses the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is more-likely-than-not that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration, CEMEX would increase its valuation reserve. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is more-likely-than-not that deferred tax assets will ultimately be realized, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. Likewise, every reporting period, CEMEX analyzes its actual results versus the Company’s estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset and/or valuations may be affected and necessary adjustments will be made based on relevant information. Any adjustments recorded will affect CEMEX’s income statement in such period.

In November 2009, Mexico approved amendments to the income tax law, which became effective on January 1, 2010 (note 15D.) Such amendments modified the tax consolidation regime in Mexico by requiring entities to determine income taxes as if the tax consolidation provisions did not exist from 1999 onward. In connection with these amendments, on December 15, 2009, CINIF issued MFRS Interpretation 18, “Effects on income taxes arising from the tax reform 2009” (“Interpretation 18”,) effective on such date. Interpretation 18 establishes that the portion of the liability related to: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation, should be recognized against retained earnings. Interpretation 18 also clarifies that the tax liabilities associated with the tax loss carryforwards used in the tax consolidation of the Mexican subsidiaries should not be offset with deferred tax assets in the balance sheet. Beginning in 2009, CEMEX recognizes separately assets and liabilities associated with these concepts. The realization of these tax assets is subject to the generation of future tax earnings in the controlled subsidiaries that generated the tax loss carryforwards in the past. In December 2010, by means of miscellaneous rules, the tax authority in Mexico eliminated the taxable amount for the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes. Based on Interpretation 18, the effects from these amendments were recognized in 2010 against “Retained earnings” (notes 15D and 16C.)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

O)	STOCKHOLDERS’ EQUITY

Common stock and additional paid-in capital (note 16A)

These items represent the value of stockholders’ contributions, restated considering the Mexican inflation until December 31, 2007, including those increases related to the recapitalization of retained earnings and executive compensation (note 16A.)

Other equity reserves (note 16B)

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements of “Comprehensive income (loss) for the period,” which is presented in the statement of changes in stockholders’ equity. Comprehensive income includes, in addition to net income (loss), certain changes in stockholders’ equity during a period, not resulting from investments by owners and distributions to owners.

The most significant items within “Other equity reserves” during the reported periods are as follows:

Items of “Other equity reserves” included within comprehensive income for the period:

•

Currency translation effects from the translation of foreign subsidiaries’ financial statements, net of: a) exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries; b) exchange results from foreign currency related parties balances that are of a long-term investment nature (note 2D); and c) when positions exist, changes in the estimated fair value of foreign currency forward contracts related to net investment in foreign subsidiaries (note 2K);

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 2K);

•	Changes in fair value during the tenure of available-for-sale investments until their disposal; and

•	The deferred income tax arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” not included in comprehensive income for the period:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in CEMEX’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•

The equity component of outstanding mandatorily convertible securities into shares of the Parent Company (note 12A.) Upon conversion, this amount will be reclassified to common stock and additional paid-in capital;

•

The equity component of optional convertible subordinated notes into shares of the Parent Company (note 12A.) If the conversion option is exercised, this amount would be reclassified to additional paid-in capital; and

•	The cancellation of the Parent Company’s shares held by consolidated subsidiaries.

Retained earnings (note 16C)

Retained earnings represent the cumulative net results of prior accounting periods, net of dividends declared to stockholders, and net of any recapitalizations of retained earnings. Retained earnings also include the effects from the adoption of certain MFRS as detailed in note 16C.

Non-controlling interest and perpetual debentures (note 16D)

This caption includes the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. This caption also includes the amount as of the balance sheet date of financial instruments (perpetual notes) issued by consolidated entities that qualify as equity instruments because there is: a) no contractual obligation to deliver cash or another financial asset; b) no predefined maturity date; and c) an unilateral option to defer interest payments or preferred dividends for indeterminate periods.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

P)	REVENUE RECOGNITION

CEMEX’s consolidated net sales represent the value, before tax on sales, of revenues originated by products and services sold by consolidated subsidiaries as a result of their ordinary activities, after the elimination of transactions between related parties, and are quantified at the fair value of the consideration received or receivable, decreased by any trade discounts or volume rebates granted to customers.

Revenue from the sale of goods and services is recognized when goods are delivered or services are rendered to customers, there is no condition or uncertainty implying a reversal thereof, and they have assumed the risk of loss. Revenue from trading activities, in which CEMEX acquires finished goods from a third party and subsequently sells the goods to another thirdparty, are recognized on a gross basis, considering that CEMEX assumes the total risk of property on the goods purchased, not acting as agent or broker.

Revenue and costs associated with construction contracts are recognized in the period in which the work is performed by reference to the stage of completion of the contract activity at the end of the period, considering that the following have been defined: a) each party’s enforceable rights regarding the asset to be constructed; b) the consideration to be exchanged; c) the manner and terms of settlement; d) actual costs incurred and contract costs required to complete the asset are effectively controlled; and e) it is probable that the economic benefits associated with the contract will flow to the entity.

Q)	COST OF SALES, ADMINISTRATIVE AND SELLING EXPENSES AND DISTRIBUTION EXPENSES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production and expenses related to storage in producing plants. Cost of sales excludes expenses related to personnel, equipment and services involved in sale activities and storage of product at points of sales, as well as costs related to warehousing of products at the selling points, which are included as part of the administrative and selling expenses. Cost of sales includes freight expenses of raw material in plants and delivery expenses of CEMEX’s ready-mix concrete business, but excludes freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities, which are included as part of the distribution expenses line item.

For the years ended December 31, 2011, 2010 and 2009, selling expenses included as part of the selling and administrative expenses line item amounted to $8,122, $7,894 and $9,310, respectively.

R)	OTHER EXPENSES, NET

The caption consists primarily of revenues and expenses not directly related to CEMEX’s main activity, or which are of an unusual or non-recurring nature. Other expenses, net in 2011, 2010 and 2009, consisted of the following:

	2011	2010	2009
Restructuring costs	$(1,975)	(897)	(1,100)
Impairment losses (notes 8, 9B, 10 and 11)	(1,751)	(1,904)	(889)
Charitable contributions	(140)	(385)	(264)
Results from the sale of assets and others, net	(375)	(3,486)	(3,276)

Other expenses, net	$(4,241)	(6,672)	(5,529)

S)	MONETARY POSITION RESULT

Monetary position result represents the gain or loss for holding monetary assets and liabilities in high-inflation environments and is calculated applying the inflation rate of the country where the subsidiary operates to its net monetary position (monetary assets less monetary liabilities.)

T)	EXECUTIVE STOCK-BASED COMPENSATION (note 17)

Based on MFRS D-8, “Share-based payments” (“MFRS D-8”,) stock awards based on CEMEX shares granted to executives are defined as equity instruments, when services received from employees are settled delivering CEMEX’s shares; or as liability instruments, when CEMEX commits to make cash payments to the executives on the exercise date of the awards based on changes in the CEMEX’s own stock (intrinsic value.) The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the income statement during the period in which the exercise rights of the employees become vested. In respect of liability instruments, these instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. CEMEX determines the estimated fair value of options using the binomial financial option-pricing model.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

U)	EMISSION RIGHTS

In some of the countries where CEMEX operates, such as in countries of the European Union (“EU”,) governments have established mechanisms aimed at reducing carbon-dioxide emissions (“CO2”) by means of which, industries releasing CO2 must submit to the environmental authorities at the end of a compliance period, emission rights for a volume equivalent to the tons of CO2 released. Since the mechanism for emissions reduction in the EU has been in operation, a certain number of emission rights based on historical levels have been granted by the environmental authorities to the different industries free of cost. Therefore, companies should buy additional emission rights to meet deficits between actual CO2 emissions during the compliance period and emission rights held or can dispose of any surplus of emission rights in the market. In addition, the United Nations Framework Convention on Climate Change (“UNFCCC”) grants Certified Emission Reductions (“CERs”) to qualified CO2 emission reduction projects. CERs may be used in specified proportions to settle emission rights obligations in the EU. CEMEX actively participates in the development of projects aimed to reduce CO2 emissions. Some of these projects have been awarded with CERs.

In the absence of a MFRS or an IFRS that defines an accounting treatment for these schemes, CEMEX accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Emission rights granted by governments are not recognized in the balance sheet considering their cost is zero;

•

Revenues from the sale of any surplus of emission rights are recognized decreasing cost of sales; in the case of forward sale transactions, revenues are recognized upon physical delivery of the emission certificates;

•

Emission rights and/or CERs acquired to hedge current CO2 emissions are recognized as intangible assets at cost, and are further amortized to cost of sales during the compliance period. In the case of forward purchases, assets are recognized upon physical reception of the emission certificates;

•

CEMEX accrues a provision against cost of sales when the estimated annual emissions of CO2 are expected to exceed the number of emission rights, net of any benefit obtained through swap transactions of emission rights for CERs;

•

CERs received from the UNFCCC are recognized as intangible assets at their development cost, which are attributable mainly to legal expenses incurred with authorities in the process of obtaining such CERs;

•	CEMEX does not maintain emission rights, CERs and/or forward transactions with trading purposes.

The combined effect of the use of alternate fuels that help reduce the emission of CO2 and the downturn in produced cement volumes in the EU, has generated a surplus of emission rights held over the estimated CO2 emissions. From the consolidated surplus of emission rights, during 2011, 2010 and 2009, CEMEX sold an aggregate amount of approximately 16.7 million certificates, receiving revenues of approximately $1,518, $1,417 and $961, respectively.

V)	CONCENTRATION OF CREDIT

CEMEX sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which CEMEX operates. As of December 31, 2011, 2010 and 2009, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

3.	SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT AND DISCONTINUED OPERATIONS

3A)	GEOGRAPHIC OPERATING SEGMENTS

Operating segments are defined as the components of an entity oriented to the production and sale of goods and services, which are subject to risks and benefits different from those associated with other business segments. CEMEX operates principally in the construction industry segment through the production, distribution, marketing and sale of cement, ready-mix concrete and aggregates.

CEMEX operates geographically on a regional basis. Each regional president supervises and is responsible for all the business activities in the countries comprising the region. These activities refer to the production, distribution, marketing and sale of cement, ready-mix concrete and aggregates. The country manager, who is one level below the regional president in the organizational structure, reports the operating results of the country manager’s business unit to the regional president, including all the operating sectors. CEMEX’s top management internally evaluates the results and performance of each country and region for decision-making purposes, following a vertical integration approach. According to this approach, in CEMEX’s daily operations, management allocates economic resources on a country basis rather than on an operating component basis. During April 2011, CEMEX’s operations were reorganized into six geographical regions, each under the supervision of a regional president: 1) Mexico, 2) UnitedStates, 3) Northern Europe, 4) Mediterranean, 5) South America and the Caribbean, and 6) Asia. Selected financial information by geographic operating segment for 2010 and 2009 has been reclassified as applicable in order to be comparable to the new organization in 2011. The major changes as compared to the previous organization are the creation of the “Mediterranean” region with Spain and Croatia, formerly part of the extinguished “Europe” region, and Egypt and Israel, formerly part of the extinguished “Africa and Middle east” region, among others.

The main indicator used by CEMEX’s management to evaluate the performance of each country is operating EBITDA, which CEMEX defines as operating income plus depreciation and amortization. This indicator, which is presented in the selected financial information by geographic operating segment, is consistent with the information used by CEMEX’s management for decision-making purposes. The accounting policies applied to determine the financial information by geographic operating segment are consistent with those described in note 2. CEMEX recognizes sales and other transactions between related parties based on market values.

Selected information of the consolidated statements of operations by geographic operating segment for the years ended December 31, 2011, 2010 and 2009 was as follows:

2011	Net sales (including related parties)	Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating income (loss)	Other expenses, net	Financial expense	Other financing items, net
Mexico	$43,361	(924)	42,437	15,203	1,862	13,341	(989)	(528)	794
United States	31,643	(86)	31,557	(1,265)	7,175	(8,440)	(725)	(355)	22
Northern Europe
United Kingdom	15,753	—	15,753	1,716	1,044	672	(144)	(160)	30
Germany	15,975	(1,015)	14,960	1,086	605	481	(274)	(55)	3
France	14,170	—	14,170	1,603	872	731	(150)	(72)	7
Rest of Northern Europe 1	14,278	(650)	13,628	1,646	823	823	(1,113)	(65)	(217)
Mediterranean
Spain	7,142	(108)	7,034	1,568	762	806	(726)	(1,317)	301
Egypt	6,686	(13)	6,673	2,913	255	2,658	(72)	(5)	175
Rest of Mediterranean 2	7,762	(39)	7,723	962	302	660	(121)	(32)	(35)
South America and the Caribbean
Colombia	8,533	—	8,533	2,984	288	2,696	(263)	(135)	(104)
Rest of South America and the Caribbean 3	14,852	(1,689)	13,163	3,875	1,278	2,597	(194)	(36)	12
Asia
Philippines	3,701	(44)	3,657	614	341	273	(53)	(3)	7
Rest of Asia 4	2,597	—	2,597	155	82	73	(34)	(2)	(11)
Others 5	14,858	(7,805)	7,053	(3,958)	1,430	(5,388)	617	(15,162)	(6,257)

Total	$201,311	(12,373)	188,938	29,102	17,119	11,983	(4,241)	(17,927)	(5,273)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Selected information of the statements of operations by geographic operating segment – continued.

2010	Net sales (including related parties)	Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating income (loss)	Other expenses, net	Financial expense	Other financing items, net
Mexico	$42,907	(744)	42,163	14,320	1,940	12,380	(919)	(447)	(19)
United States	31,575	(70)	31,505	(1,012)	7,978	(8,990)	(2,101)	(460)	21
Northern Europe
United Kingdom	14,320	—	14,320	373	1,153	(780)	(71)	(139)	(32)
Germany	13,524	(864)	12,660	615	589	26	(146)	(50)	1
France	12,179	—	12,179	1,118	897	221	(75)	(72)	(4)
Rest of Northern Europe 1	11,677	(454)	11,223	850	642	208	(98)	(67)	210
Mediterranean
Spain	8,013	(110)	7,903	1,761	777	984	(885)	(1,395)	(24)
Egypt	8,608	(174)	8,434	4,420	274	4,146	(152)	(9)	310
Rest of Mediterranean 2	7,253	(178)	7,075	756	308	448	(30)	(28)	(87)
South America and the Caribbean
Colombia	6,964	(8)	6,956	2,488	262	2,226	(161)	(58)	(200)
Rest of South America and the Caribbean 3	12,380	(1,588)	10,792	3,301	1,079	2,222	(279)	(68)	83
Asia
Philippines	4,014	—	4,014	1,231	322	909	(7)	(2)	(86)
Rest of Asia 4	2,512	—	2,512	197	124	73	(69)	(2)	16
Others 5	8,215	(1,691)	6,524	(1,101)	2,129	(3,230)	(1,679)	(13,505)	486

Total	$184,141	(5,881)	178,260	29,317	18,474	10,843	(6,672)	(16,302)	675

2009	Net sales (including related parties)	Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating income (loss)	Other expenses, net	Financial expense	Other financing items, net
Mexico	$42,339	(730)	41,609	15,843	1,878	13,965	(660)	(644)	160
United States	38,472	(58)	38,414	1,340	8,630	(7,290)	(1,334)	(630)	18
Northern Europe
United Kingdom	16,126	—	16,126	579	1,438	(859)	26	(90)	(326)
Germany	16,492	(1,068)	15,424	1,403	745	658	(229)	(238)	(6)
France	13,866	—	13,866	1,556	770	786	632	(128)	(9)
Rest of Northern Europe 1	13,622	(313)	13,309	1,315	888	427	(51)	(38)	(69)
Mediterranean
Spain	11,308	(127)	11,181	2,579	912	1,667	(1,224)	(2,230)	(183)
Egypt	8,372	—	8,372	3,754	289	3,465	(18)	(9)	434
Rest of Mediterranean 2	8,977	(74)	8,903	1,680	301	1,379	129	(35)	(15)
South America and the Caribbean
Colombia	6,766	(2)	6,764	3,078	406	2,672	(284)	(110)	37
Rest of South America and the Caribbean 3	13,857	(1,776)	12,081	3,931	1,147	2,784	(9)	(87)	(27)
Asia
Philippines	3,867	(68)	3,799	1,323	327	996	5	(12)	(46)
Rest of Asia 4	2,566	—	2,566	239	137	102	(22)	(2)	1
Others 5	9,709	(4,322)	5,387	(2,467)	2,445	(4,912)	(2,490)	(9,260)	(1,562)

Total	$206,339	(8,538)	197,801	36,153	20,313	15,840	(5,529)	(13,513)	(1,593)

The information of equity in income of associates by geographic operating segment for the years ended December 31, 2011, 2010 and 2009 is included in note 9A.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

All significant balances and transactions between related parties have been eliminated in the preparation of the selected balance sheet information by operating geographic segments. As of December 31, 2011 and 2010, the information was as follows:

December 31, 2011	Investments in associates	Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures
Mexico	$841	63,375	64,216	14,535	49,681	2,612
United States	154	245,346	245,500	5,588	239,912	875
Northern Europe
United Kingdom	201	32,641	32,842	12,734	20,108	607
Germany	96	11,749	11,845	6,644	5,201	340
France	622	15,682	16,304	5,288	11,016	289
Rest of Northern Europe 1	108	18,946	19,054	5,333	13,721	501
Mediterranean
Spain	161	57,616	57,777	25,675	32,102	501
Egypt	—	8,447	8,447	3,833	4,614	175
Rest of Mediterranean 2	7	10,844	10,851	3,443	7,408	273
South America and the Caribbean
Colombia	—	11,869	11,869	3,968	7,901	179
Rest of South America and the Caribbean 3	25	22,408	22,433	4,579	17,854	484
Asia
Philippines	—	9,423	9,423	2,195	7,228	494
Rest of Asia 4	—	1,648	1,648	643	1,005	69
Corporate 5	4,568	15,661	20,229	236,377	(216,148)	27
Others 5	1,859	14,002	15,861	9,727	6,134	151

Total	$8,642	539,657	548,299	340,562	207,737	7,577

December 31, 2010	Investments in associates	Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures
Mexico	$803	62,079	62,882	11,222	51,660	1,265
United States	193	219,506	219,699	18,535	201,164	945
Northern Europe
United Kingdom	227	30,424	30,651	12,503	18,148	657
Germany	72	10,804	10,876	6,186	4,690	593
France	633	14,933	15,566	7,076	8,490	294
Rest of Northern Europe 1	97	18,821	18,918	4,353	14,565	584
Mediterranean
Spain	155	49,668	49,823	26,171	23,652	589
Egypt	—	7,780	7,780	3,116	4,664	315
Rest of Mediterranean 2	9	10,096	10,105	2,983	7,122	222
South America and the Caribbean
Colombia	—	10,422	10,422	4,533	5,889	241
Rest of South America and the Caribbean 3	22	20,003	20,025	3,951	16,074	775
Asia
Philippines	—	8,371	8,371	1,783	6,588	181
Rest of Asia 4	—	1,647	1,647	624	1,023	53
Corporate 5	4,374	13,190	17,564	196,609	(179,045)	135
Others 5	1,676	29,092	30,768	1,752	29,016	114

Total	$8,261	506,836	515,097	301,397	213,700	6,963

Total consolidated liabilities in 2011 and 2010 include debt of $209,277 and $195,057, respectively. Of such balances, 31% and 23% is in the Parent Company, 37% and 44% in Spain, 30% and 31% in finance subsidiaries in Holland, Luxembourg and the United States, and 2% and 2% in other countries, in 2011 and 2010, respectively. The Parent Company and the finance subsidiaries mentioned above are included within the segment “Corporate.”

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Net sales by product and geographic segment for the years ended December 31, 2011, 2010 and 2009 were as follows:

2011	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$28,215	12,618	2,387	10,477	(11,260)	42,437
United States	11,772	11,811	6,868	9,097	(7,991)	31,557
Northern Europe
United Kingdom	3,377	5,942	5,315	8,710	(7,591)	15,753
Germany	5,156	6,797	4,143	3,609	(4,745)	14,960
France	—	11,853	4,092	362	(2,137)	14,170
Rest of Northern Europe 1	6,155	6,917	2,184	1,207	(2,835)	13,628
Mediterranean
Spain	5,567	1,676	647	441	(1,297)	7,034
Egypt	5,917	490	26	367	(127)	6,673
Rest of Mediterranean 2	2,015	4,801	1,092	304	(489)	7,723
South America and the Caribbean
Colombia	6,600	2,779	486	774	(2,106)	8,533
Rest of South America and the Caribbean 3	11,164	3,037	449	813	(2,300)	13,163
Asia
Philippines	3,699	—	—	3	(45)	3,657
Rest of Asia 4	843	1,524	200	122	(92)	2,597
Others 5	—	—	—	14,689	(7,636)	7,053

Total	$90,480	70,245	27,889	50,975	(50,651)	188,938

2010	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$27,911	11,233	1,622	10,723	(9,326)	42,163
United States	12,232	10,708	7,091	9,274	(7,800)	31,505
Northern Europe
United Kingdom	3,055	5,107	4,870	6,092	(4,804)	14,320
Germany	4,313	5,770	3,494	3,126	(4,043)	12,660
France	—	10,051	3,371	368	(1,611)	12,179
Rest of Northern Europe 1	4,874	5,459	1,924	1,088	(2,122)	11,223
Mediterranean
Spain	6,107	2,057	757	1,089	(2,107)	7,903
Egypt	7,050	702	41	968	(327)	8,434
Rest of Mediterranean 2	2,312	4,125	1,020	687	(1,069)	7,075
South America and the Caribbean
Colombia	5,612	2,021	283	626	(1,586)	6,956
Rest of South America and the Caribbean 3	10,139	2,732	337	469	(2,885)	10,792
Asia
Philippines	3,976	—	—	38	—	4,014
Rest of Asia 4	779	1,497	190	146	(100)	2,512
Others 5	—	—	—	7,660	(1,136)	6,524

Total	$88,360	61,462	25,000	42,354	(38,916)	178,260

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Net sales by product and geographic segment – continued.

2009	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$27,992	11,344	1,471	8,929	(8,127)	41,609
United States	13,746	13,788	8,402	11,434	(8,956)	38,414
Northern Europe
United Kingdom	3,421	5,886	5,674	6,691	(5,546)	16,126
Germany	5,225	7,428	4,176	3,731	(5,136)	15,424
France	—	11,397	3,835	394	(1,760)	13,866
Rest of Northern Europe 1	4,809	6,776	2,611	1,445	(2,332)	13,309
Mediterranean
Spain	8,447	3,205	985	1,647	(3,103)	11,181
Egypt	7,129	706	46	607	(116)	8,372
Rest of Mediterranean 2	3,377	5,155	936	707	(1,272)	8,903
South America and the Caribbean
Colombia	5,314	2,032	303	551	(1,436)	6,764
Rest of South America and the Caribbean 3	11,460	3,198	317	509	(3,403)	12,081
Asia
Philippines	3,850	—	—	17	(68)	3,799
Rest of Asia 4	738	1,533	169	226	(100)	2,566
Others 5	—	—	—	9,189	(3,802)	5,387

Total	$95,508	72,448	28,925	46,077	(45,157)	197,801

Footnotes to the geographic segment tables presented above:

1	The segment “Rest of Northern Europe” refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.
2	The segment “Rest of Mediterranean” includes mainly the operations in Croatia, the United Arab Emirates and Israel.
3	The segment “Rest of South America and the Caribbean” includes CEMEX’s operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Jamaica and Argentina.
4	The segment “Rest of Asia” includes the operations in Thailand, Bangladesh, China and Malaysia.
5	This segment refers to: 1) cement trade maritime operations, 2) the subsidiary involved in the development of information technology solutions (Neoris, N.V.), 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

3B)	DISCONTINUED OPERATIONS

On October 1, 2009, CEMEX sold its Australian operations to Holcim Ltd. for 2,020 million Australian dollars (US$1,700.) The assets divested consisted of 249 ready-mix concrete plants, 83 aggregate quarries, 16 concrete pipe plants, as well as CEMEX’s 25% interest in Cement Australia Pty Limited, with an aggregate cement production capacity of 5.1 million tons. As a result of this significant divestiture, the Australian operations for 2009 were reclassified to the single line item of “Discontinued operations,” which includes a loss on sale of approximately $5,901 (US$446,) net of an income tax benefit of approximately $2,528 (US$191,) and an expense of approximately $1,310 (US$99) from the reclassification of foreign currency translation effects accrued in equity until the moment of sale. Condensed financial information of the discontinued operations of CEMEX Australia for the nine-month period ended September 30, 2009 (unaudited,) is as follows:

September 30, 2009
Sales	$13,015
Cost of sales and operating expenses	(11,817)

Operating income	1,198
Other expenses, net	(87)
Comprehensive financial result	(179)
Equity in income of associates	208

Income before income tax	1,140
Income tax	512

Net income	$1,652

Depreciation	$631
Amortization	$256
Capital expenditures	$128

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

4.	CASH AND INVESTMENTS

As of December 31, 2011 and 2010, consolidated cash and investments consisted of:

	2011	2010
Cash and bank accounts	$6,123	3,659
Fixed-income securities and other cash equivalents	10,005	4,695

	$16,128	8,354

Based on net settlement agreements, as of December 31, 2011 and 2010, the balance of cash and investments excludes deposits in margin accounts that guarantee several obligations of CEMEX for approximately $4,010 and $2,918, respectively. In 2011 and 2010, fixed-income securities include approximately $4,103 and $195 for the Mexican promissory notes (“Certificados Bursátiles” or “CBs”) reserve (note 12A,) as well as restricted deposits related to insurance contracts for approximately $425 in 2011 and $185 in 2010.

5.	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2011 and 2010, consolidated trade accounts receivable consisted of:

	2011	2010
Trade accounts receivable	$15,643	14,439
Allowances for doubtful accounts	(2,171)	(2,246)

	$13,472	12,193

As of December 31, 2011 and 2010, trade accounts receivable exclude receivables of $11,779 (US$844) and $9,968 (US$807), respectively, that were sold to financial institutions under securitization programs for the sale of trade accounts receivable, established in Mexico, the United States, Spain, France and the United Kingdom; the later forms part of the program in France and was initiated in 2011. Under these programs, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets; therefore, the accounts receivable sold are removed from the balance sheet at the moment of sale, except for the amounts owed by the counterparties, which are reclassified to other short-term accounts receivable. Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately $390 (US$31) in 2011, $368 (US$29) in 2010 and $645 (US$47) in 2009. CEMEX’s securitization programs are negotiated for specific periods and should be renewed at their maturity. The securitization programs outstanding as of December 31, 2011 in Mexico, the United States, Spain, France and the United Kingdom, were initiated or renewed during 2011 and mature in October 2015, May 2013, May 2016, March 2013 and March 2013, respectively.

Allowances for doubtful accounts are established according to the credit history and risk profile of each customer. Changes in the valuation allowance for doubtful accounts in 2011, 2010 and 2009, were as follows:

	2011	2010	2009
Allowances for doubtful accounts at beginning of period	$2,246	2,571	2,261
Charged to selling expenses	338	353	777
Deductions	(695)	(609)	(454)
Business combinations	82	2	—
Foreign currency translation effects	200	(71)	(13)

Allowances for doubtful accounts at end of period	$2,171	2,246	2,571

6.	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2011 and 2010, consolidated other accounts receivable consisted of:

	2011	2010
Non-trade accounts receivable 1	$3,895	4,041
Current portion of valuation of derivative instruments	7	7,448
Interest and notes receivable 2	3,564	3,633
Loans to employees and others	169	264
Refundable taxes	819	738

	$8,454	16,124

1	Non-trade accounts receivable are mainly attributable to the sale of assets.
2

Include $3,181 in 2011 and $3,306 in 2010, arising from uncollected trade accounts receivable sold under securitization programs (note 5,) and $185 in 2011 and $221 in 2010 representing the short-term portion of the investment arising from the settlement of derivative instruments related to perpetual debentures issued by CEMEX (notes 12C and 16D.)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

7.	INVENTORIES

As of December 31, 2011 and 2010, consolidated balances of inventories are summarized as follows:

	2011	2010
Finished goods	$6,359	5,434
Work-in-process	2,545	2,710
Raw materials	3,219	2,783
Materials and spare parts	5,343	4,383
Inventory in transit	517	301
Allowance for obsolescence	(444)	(513)

	$17,539	15,098

During December 2010, as a result of the analyses performed during the year, main components of plant and equipment that were held as part of materials and spare parts in inventory for approximately $724 (US$59) were reclassified to fixed assets (note 10.) CEMEX recognized in the statements of operations, inventory impairment losses of approximately $19 in 2011, $17 in 2010 and $91 in 2009.

8.	OTHER CURRENT ASSETS

As of December 31, 2011 and 2010, consolidated other current assets consisted of:

	2011	2010
Advance payments	$1,926	1,833
Assets held for sale	1,428	965

	$3,354	2,798

As of December 31, 2011 and 2010, advance payments include $549 and $446, respectively, associated with advances to suppliers of inventory (note 2F.) Assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables. During 2011 and 2010, CEMEX recognized within “Other expenses, net” impairment losses in connection with assets held for sale for approximately $190 and $420, respectively.

9.	INVESTMENTS IN ASSOCIATES AND OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

9A)	INVESTMENTS IN ASSOCIATES

As of December 31, 2011 and 2010, investments in shares of associates were as follows:

	Activity	Country	%	2011	2010
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	$4,566	4,366
Trinidad Cement Ltd	Cement	Trinidad	20.0	548	560
Cancem, S.A. de C.V.	Cement	Mexico	10.3	486	465
Société Méridionale de Carrières	Aggregates	France	33.3	253	264
Société d’Exploitation de Carrières	Aggregates	France	50.0	202	188
ABC Capital, S.A. Institución de Banca Múltiple 1	Financing	Mexico	49.0	371	333
Société des Ciments Antillais	Cement	French Antilles	26.0	136	124
Lehigh White Cement Company	Cement	United States	24.5	160	155
Ready Mix USA, LLC	Concrete	United States	49.9	—	66
Other companies	—	—	—	1,920	1,740

				$8,642	8,261

Out of which:
Book value at acquisition date				2,736	3,257
Changes in stockholders’ equity				5,906	5,004

1	Formerly ABC Capital, S.A. de C.V.S.F.O.M. until October 2, 2011.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Equity in income of associates by geographic operating segment in 2011, 2010 and 2009 is detailed as follows:

	2011	2010	2009
Mexico	$(53)	32	21
United States	(279)	(685)	(29)
Northern Europe	146	78	(23)
Mediterranean	(8)	(3)	—
Corporate and Others	(215)	54	185

	$(409)	(524)	154

Combined condensed balance sheet information of CEMEX’s associates as of December 31, 2011 and 2010 is set forth below:

	2011	2010
Current assets	$16,254	18,040
Non-current assets	44,830	51,627

Total assets	61,084	69,667

Current liabilities	8,616	9,132
Non-current liabilities	21,299	24,646

Total liabilities	29,915	33,778

Total net assets	$31,169	35,889

Combined selected information of the statements of operations of CEMEX’s associates in 2011, 2010 and 2009 is set forth below:

	2011	2010	2009
Sales	$16,083	19,085	24,616
Operating income	1,092	1,176	2,161
Income (loss) before income tax	(879)	429	615
Net income (loss)	(435)	265	(254)

In 2005, CEMEX and Ready Mix USA formed two joint ventures, which were comprised of the following assets: a) CEMEX Southeast, LLC, the joint venture owned at 50.01% and consolidated by CEMEX, owns the Demopolis cement plant in Alabama with an annual installed capacity of 0.9 million tons, the Clinchfield cement plant in Georgia with an annual installed capacity of 0.8 million tons, and 12 cement terminals; and b) Ready Mix USA LLC, the joint venture owned at 50.01% and consolidated by Ready Mix USA, owns 10 sand and gravel pits, 149 concrete plants and 20 block plants located throughout the states of Arkansas, Mississippi, Tennessee, Alabama, Georgia, and the Florida Panhandle. Starting on June 30,2008, Ready Mix USA had the right, but not the obligation, to sell its interest in both entities to CEMEX. On September 30, 2010, Ready Mix USA exercised its put option. Effective on August 1, 2011, CEMEX concluded the acquisition of Ready Mix USA interests in the two joint ventures (note 11A.)

In January 2008, as part of the joint venture agreements, CEMEX contributed and sold certain assets located also in Georgia, Tennessee and Virginia to Ready Mix USA, LLC for approximately US$380 of which US$120 represented the sale of assets and was received in cash. The difference between the US$380 and the fair value of the assets of approximately US$437 was included within investments in associates. On February 22, 2010, Ready Mix USA LLC sold 12 quarries located in Georgia, Tennessee and Virginia and certain other assets to SPO Partners & Co. for US$420. The assets were deemed non-strategic by CEMEX and Ready Mix USA. The proceeds from the sale were partly used to reduce debt held by Ready Mix USA ,LLC, and to effect a cash distribution of approximately US$100 to each joint venture partner.

In June 2009, CEMEX sold its 49% interest in an aggregates sector joint venture located in Wyoming to Martin Marietta Materials, Inc., as well as three quarries located in Nebraska, Wyoming and Utah in the United States, for approximately US$65 and recognized a loss related to the sale of these assets of approximately US$64.

In April 2010, as allowed by its debt agreements, CEMEX announced its plans to contribute, as an initial investment up to US$100 for a non-controlling interest in a vehicle that would invest in the cement and related industries originally named Blue Rock Cement Holdings S.A. which is now named TRG Blue Rock HBM Holdings S.à.r.l. (“Blue Rock ,TRG”) and managed by entities that are part of The Rohatyn Group. Initially, a project in Peru, which consisted of the construction of a new cement plant with an initial production capacity of approximately one million metric tons per year, had been identified. As of December 31, 2011, this and/or other projects in Peru are still being considered. Depending on funds raised from third-party investors and the availability of financing, Blue Rock - TRG may decide to invest in different assets in the cement industry and/or related industries and/or enter into operating contracts providing for our assistance in the development, building and operation of the invested assets, if any. As of December 31, 2011, CEMEX had not made any investment.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

9B)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2011 and 2010, other investments and non-current accounts receivable are summarized as follows:

	2011	2010
Non-current portion of valuation of derivative financial instruments	$2,085	1,615
Non-current accounts receivable and other assets 1, 2, 3	8,670	13,046
Investments in private funds 4	310	457

	$11,065	15,118

1	Includes, among other concepts: a) $2,513 in 2011 representing the fair value of available-for-sale investments, as described below; b) $6,203 in 2010, related to CEMEX’s net investment in its expropriated assets in Venezuela; c) $59 in 2011 and $94 in 2010 of an investment in CPOs of Axtel, S.A.B. de C.V. (“Axtel”); d) $632 in 2011 and $726 in 2010 of the investment resulting from the settlement of derivative instruments associated with the perpetual debentures, which is used to pay coupons under such instruments (notes 12C and 16D); and e) $1,144 in 2010 of a restricted investment maintained for purchases of cement, concrete and/or aggregates businesses. In 2011, considering the lack of investment projects, the restrictions were lifted and the funds were used for general corporate purposes.
2	In 2011 and 2010, this line item includes advances to suppliers of fixed assets for approximately $216 and $204, respectively.
3	CEMEX recognized impairment losses of non-current accounts receivable in the Caribbean and the United States for approximately $167 in 2011 and in the United States for approximately $129 in 2010 (note 2R.)
4	In 2011 and 2010, no contributions were made to private funds.

Nationalization of CEMEX Venezuela

On August 18, 2008, the Government of Venezuela expropriated all businesses, assets and shares of CEMEX in Venezuela and took control of its facilities. CEMEX controlled and operated CEMEX Venezuela until August 17, 2008. In October 2008, CEMEX submitted a request to the International Centre for Settlement of Investment Disputes (“ICSID”,) seeking international arbitration claiming that the nationalization and seizure of the facilities located in Venezuela and owned by CEMEX Venezuela did not comply with the terms of the treaty for the protection of investments signed by the Government of Venezuela and the Netherlands and with international law because CEMEX had not received any compensation and no public purpose was proven. On November 30, 2011, following negotiations with the Government of Venezuela and its public entity Corporación Socialista de Cemento, S.A., a settlement agreement was reached between CEMEX and the Government of Venezuela that closed on December 13, 2011. Under this settlement agreement, CEMEX received compensation for the expropriation of CEMEX Venezuela and administrative services provided after the expropriation in the form of: i) a cash payment of US$240; and ii) notes issued by Petróleos de Venezuela, S.A. (“PDVSA”,) with nominal value and interest income to maturity totaling approximately US$360. Additionally, as part of the settlement, claims among all parties and their affiliates were released and all intercompany payments due from or to CEMEX Venezuela to and from CEMEX were cancelled, resulting in the cancellation for CEMEX of accounts payable, net of approximately US$154. Pursuant to this settlement agreement, CEMEX and the Government of Venezuela agreed to withdraw the ICSID arbitration. As a result of this settlement, CEMEX cancelled the book value of its net assets in Venezuela of approximately US$503 and recognized a settlement gain in the statement of operations of approximately US$150, which includes the write-off of the currency translation effects accrued in equity.

As of December 31, 2011, CEMEX maintained PDVSA notes as available-for-sale investments with a notional amount of approximately US$203 ($2,834) and a fair value of approximately US$180 ($2,513). During 2011, changes in valuation of these investments generated a loss of approximately $58 recognized as part of other comprehensive loss within other equity reserves.

10.	PROPERTY, MACHINERY AND EQUIPMENT

As of December 31, 2011 and 2010, consolidated property, machinery and equipment consisted of:

	2011	2010
Land and mineral reserves 1	$83,440	76,146
Buildings 1	69,058	63,391
Machinery and equipment 2	258,297	240,283
Construction in progress	14,700	12,541
Accumulated depreciation and depletion	(179,732)	(161,107)

	$245,763	231,254

1	Include a corporate building and its land sold in 2011, which were leased back not incurring in any change on the carrying amount or gain or loss on the transaction. The aggregate carrying amount of these assets as of December 31, 2011 was approximately $554.
2	Includes assets, mainly mobile equipment, acquired in 2011 through capital leases, whose carrying amount as of December 31, 2011 was approximately $1,519. In 2010, there were no significant capital leases.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Changes in property, machinery and equipment in 2011, 2010 and 2009, excluding the discontinued operations in Australia (note 3B,) were as follows:

	2011	2010	2009
Cost of property, machinery and equipment at beginning of period	$392,361	420,408	425,805
Accumulated depreciation and depletion at beginning of period	(161,107)	(162,220)	(157,248)

Net book value at beginning of period	231,254	258,188	268,557
Capital expenditures	5,943	6,875	8,307
Additions through capital leases	1,519	—	—
Capitalization of comprehensive financing result	115	88	347

Total additions	7,577	6,963	8,654
Disposals 1	(2,316)	(2,978)	(4,040)
Reclassifications 2	—	1,169	4,608
Additions through business combinations	5,166	38	733
Depreciation and depletion for the period	(13,720)	(14,442)	(15,963)
Impairment losses	(1,249)	(1,161)	(503)
Foreign currency translation effects	19,051	(16,523)	(3,858)

Cost of property, machinery and equipment at end of period	425,495	392,361	420,408
Accumulated depreciation and depletion at end of period	(179,732)	(161,107)	(162,220)

Net book value at end of period	$245,763	231,254	258,188

1	In 2011, includes sales of non-strategic fixed assets in the United Kingdom, Mexico and the United States for $424, $567 and $968, respectively. In 2010, includes sales of non-strategic fixed assets in the Unites States and Mexico for $1,140 and $749, respectively. In 2009, includes sales in the United States, France and Mexico for $2,196, $747 and $293, respectively.
2	In 2010, the amount refers to the reclassification of main components of plant and equipment from the inventories of materials and spare parts (note 7) for $724, and the net capitalization of advances to suppliers of fixed assets during the period for $445. In 2009, refers to the reclassification of fixed assets from Austria and Hungary for $3,603 that were reinstated to this caption after being classified as assets held for sale in prior years, and the net capitalization of advances to suppliers to fixed assets during the period for $1,005.

As a result of impairment tests conducted on several cash generating units considering certain triggering events, mainly the closing and/or reduction of operations of cement and ready-mix plants resulting from adjusting the supply to current demand conditions, and the transferring of installed capacity to more efficient plants, CEMEX adjusted the related fixed assets to their estimated realizable value and recognized impairment losses (note 2R) in 2011, 2010 and 2009 in the following countries and for the following amounts:

	2011	2010	2009
Ireland	$790	91	—
Mexico	101	138	—
United Kingdom	84	—	—
Latvia	68	—	—
Colombia	46	—	—
Poland	29	76	—
Germany	21	103	—
Thailand	15	136	—
United States	11	500	154
Puerto Rico	—	—	282
Other countries	84	117	67

	$1,249	1,161	503

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

11.	GOODWILL, INTANGIBLE ASSETS AND DEFERRED CHARGES

As of December 31, 2011 and 2010, consolidated goodwill, intangible assets and deferred charges are summarized as follows:

	2011			2010
	Cost	Accumulated amortization	Carrying amount	Cost	Accumulated amortization	Carrying amount
Intangible assets of indefinite useful life:
Goodwill	$158,951	—	158,951	$142,094	—	142,094
Intangible assets of definite useful life:
Extraction rights	30,480	(3,842)	26,638	27,051	(2,738)	24,313
Cost of internally developed software	7,666	(6,957)	709	7,664	(6,537)	1,127
Industrial property and trademarks	3,999	(3,000)	999	3,476	(2,209)	1,267
Customer relationships	5,172	(2,324)	2,848	4,587	(1,596)	2,991
Mining projects	2,083	(402)	1,681	1,969	(600)	1,369
Others intangible assets	8,209	(5,820)	2,389	7,239	(4,564)	2,675
Deferred charges and others:
Deferred income taxes (notes 15A and 15B)	25,577	—	25,577	24,504	—	24,504
Deferred financing costs	7,691	(3,601)	4,090	7,743	(2,186)	5,557

	$249,828	(25,946)	223,882	$226,327	(20,430)	205,897

The amortization of intangible assets of definite useful life was approximately $3,399 in 2011, $4,032 in 2010 and $4,350 in 2009, and was recognized within operation costs and expenses.

During 2009, CEMEX capitalized financing costs associated with its debt Financing Agreement (note 12A) for approximately $8,378 (US$616). Under MFRS, CEMEX’s debt Financing Agreement in 2009 qualified as the issuance of new debt and the extinguishment of the old facilities. Consequently, in 2009, approximately $608 (US$45) of deferred financing costs associated with the extinguished debt were recognized immediately in the statement of operations.

Goodwill

Goodwill balances by reporting unit as of December 31, 2011 and 2010, were as follows:

	2011	2010
United States	$124,144	109,765
Mexico	6,369	6,354
Northern Europe
United Kingdom	4,647	4,254
France	3,690	3,302
Rest of Northern Europe 1	420	545
Mediterranean
Spain	9,549	8,750
United Arab Emirates	1,383	1,275
Egypt	231	229
South America and the Caribbean
Colombia	5,628	5,031
Dominican Republic	214	195
Rest of South America and the Caribbean 2	775	714
Asia
Philippines	1,513	1,339
Others
Other reporting units 3	388	341

	$158,951	142,094

1	This caption refers to the reporting units in Czech Republic and Latvia.
2	This caption refers to the reporting units in Costa Rica and Panama.
3	This caption is primarily associated with CEMEX’s subsidiary in the information technology and software development business.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Changes in goodwill in 2011, 2010 and 2009, excluding effects from the discontinued Australian operations (note 3B,) were as follows:

	2011	2010	2009
Balance at beginning of period	$142,094	150,827	157,541
Increase for business acquisitions	14	81	504
Disposals	—	(448)	(414)
Impairment losses (note 11B)	(145)	(189)	—
Foreign currency translation effects	16,988	(8,177)	(6,804)

Balance at end of period	$158,951	142,094	150,827

As mentioned in note 11B, during 2011 and 2010, based on impairment tests made during the last quarter of such years, CEMEX recognized within “Other expenses, net” goodwill impairment losses in connection with the reporting units in Latvia and Puerto Rico, respectively, for approximately $145 (US$12) in 2011 and $189 (US$15) in 2010. Based on CEMEX’s impairment tests made during the last quarter of the year, no goodwill impairment losses were determined in 2009.

Intangible assets of definite life

Changes in intangible assets of definite life in 2011, 2010 and 2009, excluding effects from the discontinued Australian operations (note 3B,) were as follows:

	2011	2010	2009
Balance at beginning of period	$33,742	39,253	45,303
Increase for business acquisitions	6	48	5
Additions (disposals), net 1	621	(287)	47
Amortization	(3,399)	(4,032)	(4,350)
Impairment losses	—	(5)	(42)
Foreign currency translation effects	4,294	(1,235)	(1,710)

Balance at end of period	$35,264	33,742	39,253

1	CEMEX capitalized the direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses, for $501 in 2011, $30 in 2010 and $161 in 2009.

11A) MAIN ACQUISITIONS AND DIVESTITURES DURING THE REPORTED PERIODS

Acquisition of Ready Mix USA, LLC

As a result of Ready Mix USA’s exercise of its put option (note 9A) and after performance of the obligations by both parties under the put option agreement, effective August 1, 2011, CEMEX acquired for approximately US$352 ($4,914) its former joint venture partner's interests in CEMEX Southeast, LLC and Ready Mix USA, LLC, including a non-compete and a transition services agreement. In accordance with the joint venture agreements, from the date in which Ready Mix USA exercised its put option until CEMEX’s acquisition date, Ready Mix USA continued to control and manage Ready Mix USA, LLC. Upon acquisition, the purchase price was assigned to each joint venture proportionately to CEMEX’s relative contribution interest in CEMEX Southeast, LLC and Ready Mix USA, LLC considering the original fair values as of the dates of the agreements in 2005. The acquisition of the minority interest in CEMEX Southeast, LLC, fully consolidated by CEMEX as of the acquisition date, and Ready Mix USA, LLC, generated an aggregate loss of approximately US$31 ($387), which, as a transaction between stockholders under MFRS, was recognized within “Other equity reserves.” As of December 31, 2011, CEMEX was in the process of completing the allocation of the purchase price of Ready Mix USA, LLC to the fair values of the assets acquired and liabilities assumed. The consolidated financial statements of CEMEX include the balance sheet of Ready Mix USA, LLC as of December 31, 2011, based on the best estimate of its net asset’s fair value as of the acquisition date, and its results of operations for the five-month period ended December 31, 2011.

According to CEMEX’s best estimate of the fair value of Ready Mix USA, LLC’s net assets as of December 31, 2011, CEMEX consolidated net assets for approximately $4,487, which includes cash and cash equivalents for approximately $912 and debt for approximately $1,347.

Sale of assets in Australia

During 2009, CEMEX sold its Australian operations (note 3B.)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

11B)	ANALYSIS OF GOODWILL IMPAIRMENT

Goodwill amounts are allocated to the multiple cash generating units, which together constitute a geographic operating segment commonly comprising all of the operations in each country. CEMEX’s geographic segments represent its reporting units for purposes of impairment testing. An impairment loss would be recognized for the amount that the carrying amount of the reporting unit exceeds the respective fair value, represented by the value in use (discounted cash flows) attributable to such reporting unit. Cash flow projection models include long-term economic variables. CEMEX believes that its discounted cash flow projections and the discount rates used reasonably reflect current economic conditions at the time of the calculations, considering that: a) the starting point of the future cash flow models is the operating cash flow for the previous period; b) the cost of capital reflects current risks and volatility in the markets; and c) the cost of debt represents CEMEX’s specific interest rates observed in recent transactions.

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, long-term growth expectations in the different markets, as well as the discount rates and the rates of growth in perpetuity used. CEMEX uses after-tax discount rates, which are applied to after-tax cash flows for each reporting unit. Undiscounted cash flows are significantly sensitive to the growth rates in perpetuity used. Likewise, discounted cash flows are significantly sensitive to the discount rate used. The higher the growth rate in perpetuity applied, the higher the amount obtained of undiscounted future cash flows by reporting unit. Conversely, the higher the discount rate applied, the lower the amount obtained of discounted estimated future cash flows by reporting unit.

During the last quarter of 2011, 2010 and 2009, CEMEX performed its annual goodwill impairment test. Based on these analyses, in 2011 and 2010, CEMEX determined impairment losses of goodwill for approximately $145 (US$12) and $189 (US$15), respectively, associated with the reporting units in Latvia in 2011 and Puerto Rico in 2010, in both cases representing 100% of the goodwill balance associated with such reporting units. The estimated impairment losses are mainly attributable to market dynamics in these countries and their position in their business economic cycle. For the year 2009, based on its goodwill impairment tests, CEMEX did not determine impairment losses of goodwill.

In 2011 and 2010, CEMEX’s discount rates and growth rates in perpetuity used to determine the discounted cash flows in the reporting units with the main goodwill balances, were as follows:

	Discount rates		Growth rates
Reporting units	2011	2010	2011	2010
United States	8.3%	8.7%	2.5%	2.5%
Spain	10.0%	10.2%	2.5%	2.5%
Mexico	9.3%	10.0%	2.5%	2.5%
Colombia	9.4%	10.0%	2.5%	2.5%
France	9.2%	9.6%	2.5%	2.5%
United Arab Emirates	13.2%	11.5%	2.5%	2.5%
United Kingdom	9.2%	9.7%	2.5%	2.5%
Egypt	11.1%	11.1%	2.5%	2.5%
Range of discount rates in other countries	9.7% – 12.1%	10.3% – 13.9%	2.5%	2.5%

CEMEX considers that beginning in 2009, certain macroeconomic variables had stabilized after the global economic crisis at the end of 2008; however, high volatility persists in debt and capital markets associated, which affected the construction industry in certain countries in which CEMEX operates, mainly as a result of the high level of inventories existing at the beginning of the financial crisis, and the lack of investment projects considering the reaction of investors to the liquidity problems in countries like Greece, Spain, Ireland and Portugal, among others. CEMEX periodically analyzes the evolution of cash flows in those reporting units that present a relative goodwill impairment risk.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

12.	FINANCIAL LIABILITIES AND DERIVATIVE FINANCIAL INSTRUMENTS

12A)	SHORT-TERM AND LONG-TERM DEBT

As of December 31, 2011 and 2010, consolidated debt by interest rates, currencies and type of instrument is summarized as follows:

	2011			2010
	Short-term	Long-term	Total	Short-term	Long-term	Total
Floating rate debt	$2,998	107,158	110,156	$4,785	120,551	125,336
Fixed rate debt	1,676	97,445	99,121	833	68,888	69,721

	$4,674	204,603	209,277	$5,618	189,439	195,057

Effective rate 1
Floating rate	5.0%	5.3%		5.2%	5.0%
Fixed rate	10.5%	8.4%		7.7%	8.3%

	2011				2010
Currency	Short-term	Long-term	Total	Effective rate 1	Short-term	Long-term	Total	Effective rate 1
Dollars	$310	156,722	157,032	6.9%	$172	129,556	129,728	6.3%
Euros	93	44,496	44,589	5.9%	593	47,130	47,723	5.5%
Pesos	4,269	3,267	7,536	9.5%	4,705	12,636	17,341	6.8%
Other currencies	2	118	120	5.8%	148	117	265	5.5%

	$4,674	204,603	209,277		$5,618	189,439	195,057

1	Represents the weighted average effective interest rate.

2011	Short-term	Long-term	2010	Short-term	Long-term
Bank loans			Bank loans
Loans in Mexico, 2012 to 2014	$—	1,820	Loans in Mexico, 2011 to 2014	$—	2,217
Loans in foreign countries, 2012 to 2018	17	23,798	Loans in foreign countries, 2011 to 2018	499	27,985
Syndicated loans, 2012 to 2014	—	71,347	Syndicated loans, 2011 to 2014	—	83,741

	17	96,965		499	113,943

Notes payable			Notes payable
Notes payable in Mexico, 2012 to 2017	—	4,647	Notes payable in Mexico, 2011 to 2017	—	13,224
Medium-term notes, 2012 to 2020	—	105,092	Medium-term notes, 2011 to 2020	—	64,778
Other notes payable, 2012 to 2025	124	2,432	Other notes payable, 2011 to 2025	563	2,050

	124	112,171		563	80,052

Total bank loans and notes payable	141	209,136	Total bank loans and notes payable	1,062	193,995
Current maturities	4,533	(4,533)	Current maturities	4,556	(4,556)

	$4,674	204,603		$5,618	189,439

Changes in consolidated debt as of December 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Debt at beginning of year	$195,057	210,942	257,697
Proceeds from new debt instruments	33,736	12,436	40,223
Debt repayments	(44,368)	(29,641)	(76,035)
Issuance of debt in exchange for perpetual notes	1,491	15,437	—
Exchange of debt into convertible securities	—	—	(4,126)
Increase (decrease) from business combinations	1,352	—	—
Foreign currency translation and inflation effects	22,009	(14,117)	(6,817)

Debt at end of year	$209,277	195,057	210,942

The most representative exchange rates for the financial debt were as follows:

	January 26, 2012	2011	2010
Mexican pesos per dollar	13.00	13.96	12.36
Euros per dollar	0.7630	0.7712	0.7499

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

The maturities of consolidated long-term debt as of December 31, 2011, were as follows:

2011
2013	$7,573
2014	111,258
2015	10,669
2016	24,551
2017 and thereafter	50,552

$204,603

As of December 31, 2011, CEMEX had the following lines of credit, the majority of which are subject to the banks’ availability, at annual interest rates ranging between 1.1% and 16.3%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries	$7,960	5,299
Other lines of credit from banks	209	120

	$8,169	5,419

Relevant debt transactions during 2011 and 2010

During December 2011, CEMEX exchanged through market transactions a portion of the PDVSA notes received in payment from the Government of Venezuela (note 9B), for perpetual and debt instruments issued by CEMEX subsidiaries. In addition, during the same month, CEMEX received from a third party, as a settlement of an account receivable, the equity interest of an entity whose assets where mainly comprised by perpetual and debt instruments issued by CEMEX subsidiaries. As a result, as of December 31, 2011, CEMEX cancelled in its balance sheet a portion of several series of its subsidiaries’ debt instruments, held by the newly acquired entity and its other subsidiaries, for an aggregate notional amount of approximately $977, including portions of notes denominated in Dollars issued in May 2010, described below, and notes denominated in Dollars issued in April 2011, described below, as well as portions of several series of perpetual debentures (note 16D) for an aggregate notional amount of approximately $3,029, among others. Considering the difference between the fair value of the instruments and their notional amount, as part of this cancellation, CEMEX recognized gains, net of certain commissions, for approximately $1,630, of which, approximately $239 associated with CEMEX’s debt instruments, were recognized within other expenses, net, and approximately $1,391 associated with the perpetual debentures, were recognized in stockholders’ equity as part of other equity reserves.

As of December 31, 2010 and 2011, in connection with its obligations under the Financing Agreement, which is described within this note 12A, CEMEX had already paid 35.4%, or approximately US$5,263, and 51.0%, or approximately US$7,571, respectively. These accumulated repayments exceeded the scheduled amortizations of 19.1%, or approximately US$2,837 by December 15, 2010, and 33.1%, or approximately US$4,918 by December 15, 2011. Through these repayments, CEMEX avoided a 0.5% increase in the interest rate beginning in January 2012 and addressed all maturities under the Financing Agreement until December 2013.

On July 11, 2011, CEMEX, S.A.B. de C.V. closed the reopening of notes issued in January 2011, described below, and issued US$650 aggregate principal amount of additional notes at 97.616% of face value plus any accrued interest. CEMEX used the net proceeds from the reopening for general corporate purposes and the repayment of debt, including debt under the Financing Agreement, in order to continue improving its debt maturities profile and avoid incremental interest costs.

On April 5, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$800 aggregate principal amount of Floating Rate Senior Secured Notes due in 2015 (the “April 2011 Notes”), which were issued at 99.001% of face value. The April 2011 Notes are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. The net proceeds from the offering, approximately US$788, were used to repay indebtedness under the Financing Agreement.

On March 4, 2011, a CEMEX subsidiary closed a private exchange transaction of approximately €119 aggregate principal amount of its 6.277% Perpetual Debentures for approximately US$125 ($1,491) aggregate principal amount of new 9.25% U.S. Dollar-Denominated Senior Secured Notes due 2020, issued by a Luxembourg Branch of CEMEX España, and guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., and New Sunward Holding B.V. As a result of the private exchange, approximately €119 in aggregate principal amount of the 6.277% Perpetual Debentures were cancelled, generating in 2011 a gain of approximately $446, representing the difference between the notional amount of the reacquired perpetual debentures and the new senior secured notes, which was recognized within “Other equity reserves.”

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

On January 11, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$1 billion aggregate principal amount of its 9.0% senior secured notes due in 2018 (the “January 2011 Notes”), which were issued at 99.364% of face value, and are callable beginning on their fourth anniversary. The January 2011 Notes share the collateral pledged to the lenders under the Financing Agreement and other senior secured indebtedness having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. This transaction improved CEMEX’s debt maturity profile and reduced short-term refinancing risk.

In June 2010, CEMEX prepaid $4,077 (US$330) of long-term CBs following a public tender offer and the exercise of a call option. As of December 31, 2010, the balance of CBs outstanding under this program amounted to $198 (US$16). These CBs matured and were repaid in March 2011.

In May 2010, CEMEX exchanged at a discount, part of each series of its perpetual debentures (note 16D) into new senior secured notes as follows: (1) US$1,067 senior secured notes denominated in Dollars maturing in May 2020, with an annual coupon of 9.25% and callable commencing on the fifth anniversary of their issuance; and 2) €115 (US$153) senior secured notes denominated in Euros maturing in May 2017, with an annual coupon of 8.875% and callable commencing on the fourth anniversary of their issuance. The senior secured notes, issued by the Luxembourg branch of CEMEX España, S.A., are fully guaranteed by CEMEX, S.A.B. de C.V., CEMEX México S.A. de C.V. and New Sunward Holding B.V. As a result of the exchange, CEMEX generated a gain of approximately $5,401 (US$437), representing the differences between the amount of perpetual debentures reacquired and the amount of new secured notes issued, which was recorded in “Other equity reserves” in 2010.

On January 13, 2010, through a reopening of the offering of its 9.5% notes due in 2016 issued on December 14, 2009, a CEMEX financial subsidiary issued notes for an additional amount of US$500. The additional notes were issued at a price of US$105.25 per US$100 principal amount plus accrued interest from December 14, 2009 with a yield to maturity of 8.477%. CEMEX used approximately US$411 of the net proceeds to prepay principal due in 2011 under CEMEX’s Financing Agreement and the difference was used for general corporate purposes. The original and additional notes are guaranteed by CEMEX, S.A.B. de C.V. and certain subsidiaries.

Financing Agreement

On August 14, 2009, CEMEX, S.A.B. de C.V. and certain subsidiaries entered into the Financing Agreement with its major creditors, by means of which the maturities of approximately US$14,961 ($195,839) in syndicated and bilateral loans, private placements and other obligations were extended, providing for a semi-annual amortization schedule. The Financing Agreement is guaranteed by several CEMEX’s operating subsidiaries, including CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. As of December 31, 2011 and 2010, after the application of the proceeds from all the refinancing transactions disclosed above and in note 12B, the application of the net proceeds obtained from the sale of assets in Australia, and the equity offering in 2010 (note 16A), the remaining debt balance under the Financing Agreement was of approximately US$7,195 ($100,442) and US$9,566 ($118,235), respectively, with payments due for approximately US$6,707 in February 2014. As mentioned above, considering that CEMEX was able to prepay by December 31, 2011 approximately US$2,301 of debt under the Financing Agreement, CEMEX avoided an increase in the interest rate of debt under such Financing Agreement of 0.5%. Until its maturity, the Financing Agreement does not provide for any further increases in the interest rate associated to a certain amount of prepayments.

On October 25, 2010, as described in the “Covenants” section within this note 12A, CEMEX, S.A.B. de C.V. and its lenders under the Financing Agreement agreed to amendments which prospectively modified certain financial ratios and other financial tests. In addition, CEMEX’s creditors under the Financing Agreement consented to the following amendments: a) allowing CEMEX to use the proceeds from a permitted fundraising to be applied to repay short-term CBs; b) allowing CEMEX to replenish its CBs reserve with cash on hand or disposal proceeds following a voluntary prepayment of debt under the Financing Agreement made using amounts from the CBs reserve; c) assuming that specified debt reductions are met, allowing CEMEX to apply the proceeds from equity or equity-linked securities to the CBs reserve in the same way as it was permitted for proceeds from debt and convertible securities; d) the modification of solvency tests applying to certain intermediate holding companies to permit the elimination of subordinated intercompany liabilities; e) assuming that specified debt repayments are met, allowing the Parent Company and other subsidiaries to provide guarantees and other security described in note 19B in connection with the refinancing of certain debt held by subsidiaries in the Netherlands; f) permitting CEMEX to enter into a greater variety of derivative transactions for hedging exposures under voluntary convertible/exchangeable obligations, and permitting CEMEX to enter into such transactions with respect to mandatorily convertible securities; and g) if by September 30, 2011, CEMEX had not issued equity or equity-linked securities for at least US$1 billion the interest rate on its debt under the Financing Agreement would had increased until such amount of equity or equity-linked securities had been issued, among other obligations. To obtain the amendments package, CEMEX paid a fee to its creditors under the Financing Agreement. The commitment to issue at least US$1 billion by September 30, 2011 was met with the issuance in 2011 of CEMEX’s convertible notes described in note 12B. In addition, CEMEX avoided the payment of an additional fee in January 2012 as a result of the repayment of at least US$1.5 billion by December 31, 2011, of the debt outstanding under the Financing Agreement as of September 30, 2010. CEMEX believes that the aforementioned amendments will increase its flexibility to refinance and/or repay existing debt.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Under the Financing Agreement, in addition to complying with certain financial ratios and restrictions, and subject in each case to the permitted negotiated amounts and other exceptions, CEMEX is limited in its ability to incur new debt, grant guarantees, engage in acquisitions and/or joint ventures, declare and pay cash dividends and make other cash distributions to stockholders. Furthermore, the Financing Agreement requires, in addition to the scheduled debt amortization, the application of cash on hand for any period for which it is being calculated in excess of US$650 to prepay debt (other than as may be held in the CBs reserve pursuant to the terms of the Financing Agreement), and that aggregate capital expenditures should not exceed US$800 for 2011 and each year thereafter until debt under the Financing Agreement has been repaid in full.

On March 18, 2011, CEMEX, S.A.B. de C.V. requested consent from the required lenders and its major creditors under the Financing Agreement to make certain amendments to the Financing Agreement to allow to retain funds in the CBs reserve from disposal proceeds, permitted fundraisings and cash in hand, to meet CBs maturing in April and September of 2012. The required Participating Creditors provided their consent to such proposed amendments and on April 13, 2011 the Financing Agreement was amended.

Covenants

Most debt contracts of CEMEX require the compliance with financial ratios calculated on a consolidated basis, which mainly include: a) the ratio of net debt to operating EBITDA (“leverage ratio”); and b) the ratio of operating EBITDA to financial expense (“coverage ratio”). Financial ratios are calculated according to formulas established in the debt contracts and require in most cases pro forma adjustments, using definitions that differ from terms defined under MFRS.

On October 25, 2010, amendments were made to the Financing Agreement financial ratios and tests, including a coverage ratio of less than i) 1.75 times for each semi-annual period beginning on June 30, 2010 through December 31, 2012; and ii) 2.0 times for the remaining semi-annual periods to December 31, 2013. In addition, the maximum leverage ratio must not exceed 7.75 times for each semi-annual period beginning on June 30, 2010 through the period ending June 30, 2011, decreasing to 7.0 times for the period ending December 31, 2011, decreasing to 6.5 times for the period ending June 30, 2012, decreasing to 5.75 times for the period ending December 31, 2012, and decreasing gradually for subsequent semi-annual periods to 4.25 times for the period ending December 31, 2013.

As of December 31, 2011 and 2010, taking into account the Financing Agreement and its amendment thereto, the modifications to the credit contracts and the waivers obtained, CEMEX, S.A.B. de C.V. and its subsidiaries were in compliance with the restrictive covenants imposed by its debt contracts. The main consolidated financial ratios were as follows:

Consolidated financial ratios		2011	2010
Leverage ratio 1, 2	Limit	=< 7.00	=< 7.75
	Calculation	6.64	7.43

Coverage ratio 3	Limit	> 1.75	> 1.75
	Calculation	1.88	1.95

1	The leverage ratio is calculated in pesos by dividing “funded debt” by pro forma operating income plus depreciation and amortization (“operating EBITDA”) for the last twelve months as of the calculation date. Funded debt equals debt, as reported in the balance sheet excluding finance leases, plus perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments.
2	Pro forma operating EBITDA represents, all calculated in pesos, operating EBITDA for the last twelve months as of the calculation date, plus the portion of operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus operating EBITDA referring to such twelve-month period of any significant disposal that had already been liquidated.
3	The coverage ratio is calculated in pesos using the amounts from the financial statements, by dividing the pro forma operating EBITDA by the financial expense for the last twelve months as of the calculation date. Financial expense includes interest accrued on the perpetual debentures.

For 2012, CEMEX believes that it will continue to comply with its covenants under its agreements, as it is expecting to benefit from cost savings programs implemented during 2011, favorable market conditions in some of its key markets and softening costs for key inputs such as energy. Furthermore, CEMEX has an asset disposal plan in place which, as in prior years, is expected to support CEMEX's efforts to reduce its overall debt during 2012. In addition, as of December 31, 2011, CEMEX holds a portion of PDVSA bonds, which could be used to reduce debt (note 9B).

CEMEX will classify all of its outstanding debt as current debt in its balance sheet if: 1) as of any relevant measurement date on which CEMEX fails to comply with the financial ratios agreed upon pursuant to the Financing Agreement; or 2) as of any date prior to a subsequent measurement date on which CEMEX expects not to be in compliance with its financial ratios agreed upon under the Financing Agreement, in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) a signed refinancing agreement to refinance the relevant debt on a long-term basis. The aforementioned classification of debt in the short-term could have a material adverse effect on CEMEX’s liquidity and financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

12B)	OTHER FINANCIAL OBLIGATIONS

Other financial obligations in the consolidated balance sheet as of December 31, 2011 and 2010 are detailed as follows:

		2011		2010
		Short-term	Long-term	Short-term	Long-term
I.	Convertible subordinated notes due 2018	$—	7,542	—	—
I.	Convertible subordinated notes due 2016	—	11,364	—	—
II.	Convertible subordinated notes due 2015	—	8,936	—	7,690
III.	Convertible securities due 2019	131	1,749	113	1,881
IV.	Capital leases	528	1,471	19	52

		$659	31,062	132	9,623

As mentioned in note 2K, financial instruments convertible into CEMEX’s CPOs contain components of both liability and equity, which are recognized differently depending if the instrument is mandatorily convertible, or is optionally convertible by election of the note holders. Beginning in 2011, CEMEX presents all convertible instruments and capital leases within “Other financial obligations.” The information of these items as of December 31, 2010 was reclassified accordingly.

I.	Optional convertible subordinated notes due in 2016 and 2018

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$978 ($11,632) aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Notes”) and US$690 ($8,211) aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Notes”). The aggregate principal amounts reflect the full exercise of the US$177.5 and US$90 over-allotment option granted to the relevant initial purchasers of the 2016 Notes and the 2018 Notes, respectively. The notes are subordinated to all of CEMEX’s liabilities and commitments. The initial conversion price was equivalent to an approximate 30% premium to the closing price of CEMEX’s ADSs on March 9, 2011, and the notes are convertible into CEMEX’s ADSs, at any time after June 30, 2011. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions (note 12D), which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2016 Notes and the 2018 Notes. This transaction improved CEMEX’s debt maturity profile and reduced short-term refinancing risk. As a result of the issuance, substantially all the new shares approved at CEMEX, S.A.B. de C.V.’s extraordinary shareholders’ meeting on February 24, 2011 (note 16) were reserved by CEMEX, S.A.B. de C.V. to satisfy conversion of these notes. The equity component of the transaction amounted to approximately $3,959 and was recognized upon issuance within “Other equity reserves.” After antidilution adjustments, the conversion rate as of December 31, 2011 was 92.1659 ADS per each 1 thousand dollars principal amount of such notes.

II.	Optional convertible subordinated notes due in 2015

On March 30, 2010, CEMEX, S.A.B. de C.V. issued US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Notes”), including the full exercise of the US$65 over-allotment option granted to the initial purchasers of the notes. The notes are subordinated to all of CEMEX’s liabilities and commitments. The holders of the notes have the option to convert their notes for CEMEX’s ADSs at a conversion price per ADS 30% higher than the ADS price at the pricing of the transaction. In connection with the offering, CEMEX, S.A.B. de C.V. entered into a capped call transaction expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the notes (note 12D). The equity component amounted to $1,232 and was recognized upon issuance within “Other equity reserves.” After antidilution adjustments, the conversion rate as of December 31, 2011 was 79.5411 ADS per each 1 thousand dollars principal amount of such notes.

III.	Mandatorily convertible securities due in 2019

In December 2009, CEMEX, S.A.B. de C.V. completed its offer to exchange CBs issued in Mexico with maturities between 2010 and 2012, into mandatorily convertible securities for approximately $4,126 (US$315). Reflecting antidilution adjustments, at their scheduled conversion in ten years or earlier if the price of the CPO reaches approximately $34.50, the securities will be mandatorily convertible into approximately 179.4 million CPOs at a conversion price of approximately $23.00 per CPO. During their tenure, the securities yield a 10% interest payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. The equity component for $1,971 was recognized within “Other equity reserves.”

IV.	Capital leases

As of December 31, 2011 and 2010, CEMEX held several operating assets, mainly mobile equipment, under capital lease contracts for a total of approximately US$143 ($1,999) and US$6 ($71), respectively. Future payments associated with these contracts are presented in note 19E.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

12C)	FAIR VALUE OF ASSETS AND DEBT

Financial assets and liabilities

CEMEX’s carrying amounts of cash, trade accounts receivable, other accounts receivable, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Temporary investments (cash equivalents), long-term accounts receivable and long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of long-term debt is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX to negotiate debt with the same maturities, or determined by discounting future cash flows using interest rates currently available to CEMEX. As of December 31, 2011 and 2010, the carrying amounts of long-term debt (including current maturities) and their respective fair values were as follows:

	2011		2010
	Carrying amount	Fair value	Carrying amount	Fair value
Bank loans	$96,982	89,412	114,442	114,442
Notes payable	112,295	92,933	80,615	79,959

12D)	DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, CEMEX held interest rate swaps, cross currency swaps (“CCS”), forward contracts and other foreign exchange derivatives, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own shares and third parties’ shares, with the objective of, as the case may be: a) changing the profile of the interest rates and/or the interest rates and currencies originally negotiated in a portion of the debt; b) changing the mix of currencies of the debt; c) changing the risk profile associated with the price of raw materials and other energy projects; and d) other corporate purposes.

As of December 31, 2011 and 2010, the notional amounts and fair values of CEMEX’s derivative instruments were as follows:

	2011			2010
(U.S. dollars millions)	Notional amount		Fair value	Notional amount	Fair value
I. Interest rate swaps	US$	189	52	196	35
II. Equity forwards on third party shares		46	1	53	15
III. Forward instruments over indexes		5	—	16	1
IV. Options on CEMEX’s own shares		2,742	93	1,575	(71)

	US$	2,982	146	1,840	(20)

The caption “Results from financial instruments” included gains and losses related to the recognition of changes in fair values of the derivative instruments during the applicable period and that represented net losses of approximately $3,994 (US$320) in 2011, $849 (US$67) in 2010 and $2,160 (US$141) in 2009. As of December 31, 2011 and 2010, pursuant to net balance settlement agreements, cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of the derivative instruments for approximately US$234 ($3,267) and US$160 ($1,978), respectively.

As of December 31, 2011 and 2010, the main exposure of CEMEX was related to changes in the prices of its CPOs and third party shares. A significant decrease in the market price of CEMEX’s CPOs and third party shares would negatively affect CEMEX’s liquidity and financial position.

During April 2009, following negotiations with its creditors, CEMEX completed the settlement of a significant portion of its derivative financial instruments held at the beginning of that year in order to reduce the risk of further margin calls, including all outstanding foreign exchange forward contracts, as well as interest rate swaps related to debt, held at the beginning of 2009. By means of this settlement, in 2009, CEMEX recognized an aggregate loss of approximately US$1,093, which, after netting US$624 of cash margin deposits already posted in favor of CEMEX’s counterparties and cash payments of approximately US$48, was documented through promissory notes for approximately US$421, increasing CEMEX’s outstanding debt. Previously, in February 2009, CEMEX and its counterparties agreed to settle a portion of the obligations incurred through derivative instruments. The counterparties permanently withdrew part of the amounts deposited in such margin accounts at the beginning of the year for an amount of approximately US$392.

As mentioned above, all CCS outstanding at the beginning of 2009 were settled in April 2009. In 2009, changes in the fair value of CCS generated losses of approximately US$61 ($830).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

On July 15, 2009, in connection with the derivative financial instruments associated with CEMEX’s perpetual debentures (note 16D), by means of which the Company changed the risk profile of the interest rates and the currencies of the debentures from the U.S. Dollar and the Euro to the Yen; and in order to eliminate CEMEX’s exposure to the Yen and the Yen interest rate, CEMEX concluded the settlement of its Yen cross currency swap derivatives, as well as the forward contracts for US$196 as of December 2008, negotiated to eliminate the variability of cash flows in Yen to be incurred through the CCS until 2010, in which CEMEX received cash flows in Yen and paid U.S. Dollars. As a result, a total amount of approximately US$94 was deposited with trustees for the benefit of the debenture holders. This amount is being used to pay CEMEX’s coupons on the perpetual debentures. As a result of this settlement, during 2009, CEMEX recognized a loss from changes in the fair value of the instruments of approximately US$162 ($2,203).

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the basis of the notional amounts and other terms included in the derivative instruments.

I.	Interest rate swap contracts

As of December 31, 2011 and 2010, CEMEX had an interest rate swap maturing in September 2022 with notional amounts of US$189 and US$196, respectively, negotiated to exchange floating for fixed rates in connection with agreements entered into by CEMEX for the acquisition of electric energy in Mexico (note 19C). As of December 31, 2011 and 2010, the fair value of the swap represented assets of approximately US$52 and US$35, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX will receive a fixed rate of 5.4% and will pay a LIBO rate, which is the international reference for debt denominated in U.S. Dollars. As of December 31, 2011 and 2010, LIBOR was 0.81% and 0.46%, respectively. Changes in the fair value of interest rate swaps, including in 2009 those settled in April 2009, generated gains of approximately US$17 ($212) in 2011 and US$9 ($114) in 2010, and a loss of approximately US$2 ($27) in 2009, recognized in the statement of operations for each year.

II.	Equity forwards in third party shares

As of December 31, 2011 and 2010, CEMEX had forward contracts to be settled in cash over the price of 119 million CPOs of Axtel, 59.5 million CPOs with each counterparty, with an aggregate notional amount of US$46 and US$53, respectively, with both tranches due in April 2012. These transactions were intended to maintain the exposure to changes in the price of such entity after the sale by CEMEX of 119 million CPOs of Axtel in March 2008. The sale represented approximately 9.5% of the equity capital of Axtel in that date and nearly 90% of CEMEX's position in Axtel, which had been part of CEMEX's investments in associates. Changes in the fair value of this instrument generated losses of approximately US$34 ($424) in 2011 and US$43 ($545) in 2010, and a gain of approximately US$32 ($435) in 2009, recognized in the statement of operations for each year.

III.	Forward instruments over indexes

As of December 31, 2011 and 2010, CEMEX held forward derivative instruments over the TRI (Total Return Index) of the Mexican Stock Exchange, which matured in October 2011 and were extended until October 2012, through a payment of approximately US$1 ($12). By means of these instruments, CEMEX maintained exposure to increases or decreases of such index. TRI expresses the market return on stocks based on market capitalization of the issuers comprising the index. Changes in the fair value of these instruments generated a loss of approximately US$1 ($12) in 2011, and gains of approximately US$5 ($63) in 2010 and US$18 ($245) in 2009, recognized in the statement of operations for each year.

IV.	Options on CEMEX’s own shares

In August 2011, upon their maturity, CEMEX settled through a payment of approximately US$188 ($2,346), options based on the price of CEMEX’s ADS for a notional amount of US$500, structured within a debt transaction of US$500 ($6,870) issued in June 2008. By means of these options, considering that the price per ADS remained below approximately US$20.5, as adjusted as of December 31, 2010, CEMEX paid the maximum net interest rate of 12% on the related debt transaction. CEMEX could have gradually obtained a net interest rate of zero on this debt, had the ADS price exceeded approximately US$30.4, as adjusted as of December 31, 2010. As of December 31, 2010, the fair value represented a liability of approximately US$71 ($878), which included deposits in margin accounts of approximately US$105 ($1,298). Changes in the fair value were recognized in the statements of operations within “Results from financial instruments,” representing losses of approximately US$1 ($12) in 2011 and US$21 ($266) in 2010, and a gain of approximately US$2 ($25) in 2009, recognized in the statement of operations for each year.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

On March 15, 2011, in connection with the offering of the 2016 Notes and the 2018 Notes and to effectively increase the conversion price for CEMEX’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 148 million ADSs (87 million ADSs maturing in March 2016 and 61 million ADSs maturing in March 2018,) by means of which, for the 2016 Notes, at maturity of the notes in March 2016, if the price per ADS is above US$11.284, CEMEX will receive in cash the difference between the market price of the ADS and US$11.284, with a maximum appreciation per ADS of US$5.21. Likewise, for the 2018 Notes, at maturity of the notes in March 2018, if the price per ADS is above US$11.284, CEMEX will receive in cash the difference between the market price of the ADS and US$11.284, with a maximum appreciation per ADS of US$6.94. CEMEX paid a total premium of approximately US$222. As of December 31, 2011, the fair value of such options represented an asset of approximately US$85 ($1,187.) During 2011, changes in the fair value of these instruments generated a loss of approximately US$137 ($1,710,) which was recognized within “Results from financial instruments” in the statements of operations.

On March 30, 2010, in connection with the offering of the 2015 Notes and to effectively increase the conversion price for CEMEX’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 52.6 million ADSs maturing in March 2015, by means of which, at maturity of the notes, if the price per ADS is above US$13.60, CEMEX will receive in cash the difference between the market price of the ADS and US$13.60, with a maximum appreciation per ADS of US$5.23. CEMEX paid a premium of approximately US$105. As of December 31, 2011 and 2010, the fair value of such options represented an asset of approximately US$12 ($168) and US$95 ($1,174,) respectively. During 2011 and 2010, changes in the fair value of this contract generated losses of approximately US$83 ($1,036) and US$11 ($139,) respectively, which were recognized within “Results from financial instruments” in the statements of operations.

As of December 31, 2011 and 2010, CEMEX had granted a guarantee for a notional amount of approximately US$360, in both years, in connection with put option transactions on CEMEX’s CPOs entered into by Citibank with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees in April 2008, as described in note 19C. The fair value of such guarantee, net of deposits in margin accounts, represented liabilities of approximately US$4 ($56) in 2011 and US$95 ($1,174) in 2010. Changes in the fair value were recognized in the statements of operations within “Results from financial instruments,” representing losses of approximately US$80 ($998) in 2011 and US$6 ($76) in 2010, and a gain of approximately US$51 ($694) in 2009. As of December 31, 2011 and 2010, cash deposits in margin accounts were approximately US$225 ($3,141) and US$55 ($680,) respectively.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

13.	OTHER CURRENT AND NON-CURRENT LIABILITIES

As of December 31, 2011 and 2010, consolidated other current accounts payable and accrued expenses were as follows:

	2011	2010
Provisions	$11,712	9,372
Other accounts payable and accrued expenses	3,158	2,967
Taxes payable	11,301	6,911
Advances from customers	1,830	1,564
Interest payable	3,134	1,697
Current liabilities for valuation of derivative instruments	1	8,142
Dividends payable	33	30

	$31,169	30,683

Current provisions primarily consist of employee benefits accrued at the balance sheet date, insurance payments, and accruals related to legal and environmental assessments expected to be settled in the short-term. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

Other non-current liabilities include the best estimate of cash flows with respect to diverse issues where CEMEX is determined to be responsible and which are expected to be settled over a period greater than 12 months. As of December 31, 2011 and 2010, consolidated other non-current liabilities were as follows:

	2011	2010
Asset retirement obligations 1	$5,351	5,658
Environmental liabilities 2	1,214	849
Accruals for legal assessments and other responsibilities 3	988	2,665
Non-current liabilities for valuation of derivative instruments	71	1,207
Other non-current liabilities and provisions 4	17,545	12,107

	$25,169	22,486

1	Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.
2	Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.
3	Provisions for legal claims and other responsibilities include items related to tax contingencies.
4	As of December 31, 2011 and 2010, includes approximately $11,717 and $9,578, respectively, of the non-current portion of taxes payable recognized beginning in 2009 as a result of changes to the tax consolidation regime in Mexico (note 15D.) Approximately $693 in 2011 and $501 in 2010 are included within current taxes payable in its corresponding table.

As of December 31, 2011 and 2010, some significant proceedings that gave rise to a portion of the carrying amount of CEMEX’s other current and non-current liabilities and provisions are detailed in note 20A.

Changes in consolidated other non-current liabilities for the years ended December 31, 2011, 2010 and 2009, excluding changes in liabilities related to the 2009 sale of assets in Australia, are the following:

	2011	2010	2009
Balance at beginning of period	$22,486	29,937	22,710
Current period additions due to new obligations or increase in estimates	4,830	3,438	16,003
Current period releases due to payments or decrease in estimates	(3,856)	(916)	(9,153)
Additions due to business combinations	21	5	48
Reclassification from current to non-current liabilities, net	(23)	(8,654)	1,186
Foreign currency translation	1,711	(1,324)	(857)

Balance at end of period	$25,169	22,486	29,937

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

14.	PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS

Defined contribution pension plans

The costs of defined contribution plans for the years ended December 31, 2011, 2010 and 2009 were approximately $357, $550 and $479, respectively. CEMEX contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the balance sheet date.

Defined benefit pension plans

As of December 31, 2011, except for the transitional amortization described in note 2M, the approximate average years of service, in which prior services and actuarial results related to pension plans and other postretirement benefits are amortized to the operating results is 11 years for pension plans and 15.4 years for other postretirement benefits. Actuarial results related to termination benefits are recognized in the results of the period in which they are generated. For the years ended December 31, 2011, 2010 and 2009, the net periodic cost for pension plans and other postretirement benefits, which includes termination benefits, are summarized as follows:

	Pensions			Other benefits			Total
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Net period cost:
Service cost	$330	273	295	123	107	115	453	380	410
Interest cost	1,792	1,825	1,834	126	125	134	1,918	1,950	1,968
Actuarial return on plan assets	(1,328)	(1,310)	(1,382)	(2)	(2)	(1)	(1,330)	(1,312)	(1,383)
Amortization of prior service cost, transition liability and actuarial results	(64)	443	327	(130)	74	156	(194)	517	483
Loss (gain) for settlements and curtailments	(139)	(7)	68	(97)	(52)	(38)	(236)	(59)	30

	$591	1,224	1,142	20	252	366	611	1,476	1,508

The reconciliations of the actuarial benefits obligations, pension plan assets, and liabilities recognized in the balance sheet as of December 31, 2011 and 2010 are presented as follows:

	Pensions		Other benefits		Total
	2011	2010	2011	2010	2011	2010
Change in benefits obligation:
Projected benefit obligation at beginning of year	$32,552	33,334	2,028	1,946	34,580	35,280
Service cost	330	273	123	107	453	380
Interest cost	1,792	1,825	126	125	1,918	1,950
Actuarial results	278	1,602	(244)	120	34	1,722
Employee contributions	55	58	—	—	55	58
Changes for acquisitions (disposals)	—	7	—	1	—	8
Foreign currency translation	3,470	(2,652)	111	(78)	3,581	(2,730)
Settlements and curtailments	(939)	(10)	(94)	(27)	(1,033)	(37)
Benefits paid	(1,825)	(1,885)	(71)	(166)	(1,896)	(2,051)

Projected benefit obligation at end of year	35,713	32,552	1,979	2,028	37,692	34,580

Change in plan assets:
Fair value of plan assets at beginning of year	20,388	21,659	23	22	20,411	21,681
Return on plan assets	1,001	1,716	(2)	1	999	1,717
Foreign currency translation	2,409	(1,723)	—	—	2,409	(1,723)
Additions through business combinations	—	(19)	—	—	—	(19)
Employer contributions	677	583	71	166	748	749
Employee contributions	55	58	—	—	55	58
Settlements and curtailments	(674)	(1)	—	—	(674)	(1)
Benefits paid	(1,825)	(1,885)	(71)	(166)	(1,896)	(2,051)

Fair value of plan assets at end of year	22,031	20,388	21	23	22,052	20,411

Amounts recognized in the balance sheets:
Funded status	13,682	12,164	1,958	2,005	15,640	14,169
Transition liability	(20)	(40)	(30)	(77)	(50)	(117)
Prior service cost and actuarial results	(7,635)	(6,471)	65	2	(7,570)	(6,469)

Net projected liability recognized in the balance sheet	$6,027	5,653	1,993	1,930	8,020	7,583

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

As of December 31, 2011 and 2010, plan assets were measured at their estimated fair value at year end and consisted of:

	2011	2010
Cash	$560	708
Investments in corporate bonds	4,156	8,481
Investments in government bonds	9,206	2,916

Total fixed-income securities	13,922	12,105

Investment in marketable securities	4,974	5,026
Other investments and private funds	3,156	3,280

Total variable-income securities	8,130	8,306

Total plan assets	$22,052	20,411

As of December 31, 2011, estimated payments for pensions and other postretirement benefits over the next ten years were as follows:

2011
2012	$2,179
2013	2,155
2014	2,178
2015	2,178
2016	2,228
2017 – 2021	15,460

The most significant assumptions used in the determination of the net periodic cost were as follows:

	2011				2010
	Mexico	United States	United Kingdom	Range of rates in other countries	Mexico	United States	United Kingdom	Range of rates in other countries
Discount rates	8.0%	5.5%	5.3%	4.2% - 9.5%	8.5%	5.5%	5.7%	4.0% - 8.9%
Rate of return on plan assets	9.0%	7.5%	6.5%	3.0% - 9.0%	9.0%	7.5%	6.5%	3.8% - 9.0%
Rate of salary increases	4.5%	3.0%	3.4%	2.3% - 4.9%	4.5%	3.0%	3.6%	2.0% - 6.0%

As of December 31, 2011 and 2010, the aggregate projected benefit obligation (“PBO”) for pension plans and other postretirement benefits and the plan assets by country were as follows:

	2011			2010
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$3,670	269	3,401	3,725	710	3,015
United States	5,177	3,426	1,751	4,665	3,475	1,190
United Kingdom	23,039	17,053	5,986	19,928	14,404	5,524
Germany	3,267	304	2,963	2,942	276	2,666
Other countries	2,539	1,000	1,539	3,320	1,546	1,774

	$37,692	22,052	15,640	34,580	20,411	14,169

Significant events related to employees’ pension benefits

During 2011, following the required notices to the plans’ trustees, CEMEX settled its defined benefit pension plans in the Republic of Ireland. As a result, the available assets were used to provide beneficiaries’ entitlements in accordance with the agreement reached between CEMEX and the trustees of the relevant pension schemes. As of the wind up date, the total deficit in these schemes was approximately €15 (US$19 or $266). As part of the wind up agreement to settle this liability, CEMEX agreed to make contributions of approximately €11, of which approximately €10 will be paid over the next 20 years subject to a compound annual interest rate of 3% from the date of wind up to the date of payment. CEMEX granted security over certain non-operating assets for this payment. The wind up gave rise to a settlement gain in 2011 of approximately €4 (US$6 or $70,) and the remaining liability as of December 31, 2011 of approximately €10 (US$13 or $181) was reclassified to other current and non-current liabilities, as appropriate.

During 2010 and 2009, CEMEX reduced its workforce, subject to defined pension and medical benefits in the United States, among other countries. These actions generated events of settlement and curtailment of obligations in the respective pension plans pursuant to MFRS D-3. As a result, changes in the plan liabilities and proportional parts of prior services and actuarial results pending to be amortized were recognized in the statements of operations for the periods, which represented a gain of approximately $46 in 2010 and a loss of approximately $68 in 2009.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

During 2011, based on the applicable regulation, CEMEX communicated to the pension plans’ trustees, its decision to adopt the consumer price index for purposes of the restatement by inflation of the related obligations, in replacement of the retail price index, used until 2010, resulting in a decrease in the projected benefit obligation related to past services of approximately $509, which is reflected in both, the table of the net periodic cost and the table of the reconciliation of the benefits’ obligations, within the line item of actuarial results. In addition, applicable regulation in the United Kingdom requires entities to maintain plan assets at a level similar to that of the obligations. As a result, it is expected that significant contributions to the United Kingdom’s pension plans will be required in the following years. As of December 31, 2011, the deficit in these plans, excluding other postretirement benefits, was approximately $5,540 (US$397.) These plans in the United Kingdom have been closed to new participants since 2004.

During 2011, CEMEX reduced significantly its workforce subject to defined pension and other postretirement benefits due to the ongoing streamlining of its operations in Mexico. The net periodic cost for 2011, reflects a curtailment gain of approximately $107 related to the significant decrease in the number of active participants, of which, approximately $10 refer to pensions and approximately $97 to other postretirement benefits.

Information related to termination benefits

In some countries, CEMEX pays benefits to personnel pursuant to legal requirements upon termination of their working relationships based on the years of service and the last salary received. The projected benefits obligation of these benefits as of December 31, 2011 and 2010 was approximately $481 and $509, respectively.

Information related to other postretirement benefits

In some countries, CEMEX has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2011 and 2010, the projected benefits obligation related to these benefits was approximately $1,230 and $1,268, respectively. The medical inflation rates used to determine the projected benefits obligation of these benefits for Mexico were 7.0% in 2011 and 2010, for Puerto Rico and the United States were 4.7% in 2011 and 2010, and for the United Kingdom were 7.4% in 2011 and 2010.

15.	INCOME TAXES

A)	INCOME TAXES FOR THE PERIOD

The amounts for income taxes included in the statements of operations in 2011, 2010 and 2009 are summarized as follows:

	2011	2010	2009
Current income taxes
From Mexican operations	$(6,544)	(3,119)	(3,804)
From foreign operations	(1,307)	(4,914)	(4,885)

	(7,851)	(8,033)	(8,689)

Deferred income taxes
From Mexican operations	1,411	786	2,181
From foreign operations	3,143	2,738	17,074

	4,554	3,524	19,255

	$(3,297)	(4,509)	10,566

As of December 31, 2011, consolidated tax loss and tax credits carryforwards expire as follows:

Amount of carryforwards
2012	$1,152
2013	7,030
2014	7,121
2015	1,529
2016 and thereafter	331,128

$347,960

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

B)	DEFERRED INCOME TAXES

As of December 31, 2011 and 2010, the income tax effects of the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

	2011	2010
Deferred tax assets:
Tax loss carryforwards and other tax credits	$89,215	74,173
Accounts payable and accrued expenses	8,772	10,420
Intangible assets and deferred charges, net	12,844	13,096
Others	956	1,032

Total deferred tax assets	111,787	98,721
Less – Valuation allowance	(52,815)	(42,681)

Net deferred tax assets	58,972	56,040

Deferred tax liabilities:
Property, machinery and equipment	(41,551)	(42,284)
Investments and other assets	(2,994)	(3,205)
Others	(3,890)	(3,194)

Total deferred tax liabilities	(48,435)	(48,683)

Net deferred tax asset	$10,537	7,357

Changes to the consolidated valuation allowance of deferred tax assets in 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Balance at the beginning of the period	$(42,681)	(32,079)	(27,194)
Increases	(8,828)	(17,324)	(18,638)
Decreases 1	1,622	3,436	13,547
Translation effects	(2,928)	3,286	206

Balance at the end of the period	$(52,815)	(42,681)	(32,079)

The breakdown of changes in consolidated deferred income taxes during 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Deferred income tax charged to the statements of operations	$4,554	3,524	19,255
Deferred income tax in stockholders’ equity 2	(1,374)	778	941
Reclassification to other captions in the balance sheet	—	(1,054)	1,060

Change in deferred income tax for the period	$3,180	3,248	21,256

1	Includes in 2009 the reclassification of the liability related to the income tax law reforms in Mexico.
2	The change in stockholders’ equity in 2011, 2010 and 2009, includes an expense of $1,190, an expense of $338 and an income of $585, respectively, generated by the debt components of both the voluntary and mandatorily convertible securities (note 12B.)

CEMEX believes that sufficient taxable income will be generated so that it may realize the tax benefits associated with the deferred income tax assets and tax loss carryforwards, prior to their expiration. Nevertheless, a valuation allowance is recorded for the deferred tax assets on tax loss carryforwards that are estimated and may not be recoverable in the future. In the event that present conditions change, and it is determined that future operations would not generate sufficient taxable income, the valuation allowance on deferred tax assets would be increased against the results of the period.

CEMEX, S.A.B de C.V. has not provided for any deferred tax liability for the undistributed earnings generated by its subsidiaries recognized under the equity method, considering that such undistributed earnings are expected to be reinvested, and to not generate income tax in the foreseeable future. Likewise, CEMEX does not recognize a deferred income tax liability related to its investments in subsidiaries and interests in joint ventures, considering that CEMEX controls the reversal of the temporary differences arising from these investments.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

C)	EFFECTIVE TAX RATE

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to CEMEX, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of operations, which in 2011, 2010 and 2009 were as follows:

	2011	2010	2009
	%	%	%
Consolidated statutory tax rate	(30.0)	(30.0)	(28.0)
Non-taxable dividend income	(1.5)	—	(7.4)
Other non-taxable income 1	(0.2)	(14.7)	(179.9)
Expenses and other non-deductible items	44.7	(3.1)	30.8
Non-taxable sale of marketable securities and fixed assets	(14.7)	21.0	(86.9)
Difference between book and tax inflation	7.8	11.7	27.1
Other tax non-accounting benefits	36.6	46.3	(0.5)
Foreign exchange fluctuations 2	(21.5)	3.2	12.8
Others	(0.4)	3.2	4.3

Effective consolidated tax rate	20.8	37.6	(227.7)

1	Includes the effects of the different income tax rates in the countries where CEMEX operates.
2	Includes the effects of foreign exchange fluctuations recognized as translation effects (note 16B.)

D)	UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

As of December 31, 2011 and 2010, as part of short-term and long-term provisions and other liabilities (note 13,) CEMEX has recognized provisions for approximately $12,451 (US$892) and $10,940 (US$885,) respectively, excluding interest and penalties, related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authority would differ from the position adopted by CEMEX. As of December 31, 2011, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements.

As of December 31, 2011, certain significant proceedings associated with these tax positions are as follows:

•

On November 16, 2011, the Mexican tax authorities notified Centro Distribuidor de Cemento, S.A. de C.V. and Mexcement Holdings, S.A. de C.V., subsidiaries of CEMEX in Mexico, of tax assessments related to direct and indirect investments in entities considered to be preferential tax regimes, in the amount of approximately $1,251 (US$90) and approximately $759 (US$54,) respectively. CEMEX has challenged these assessments before the corresponding courts. At this stage, CEMEX is not able to assess the likelihood of an adverse result in these proceedings.

•

In May, 2011, the U.S. Internal Revenue Service (“IRS”) issued various Notices of Proposed Adjustment (“NOPAs”) for the years 2005 through 2007 proposing certain adjustments to CEMEX’s tax returns. CEMEX requested the opportunity to discuss and negotiate these with the IRS field team before they are finalized as formal Revenue Agent Reports. As of December 31, 2011, CEMEX and the IRS have reached a tentative resolution for the years 2005 through 2007 and for certain adjustments in post-2007 years. It is uncertain at this time whether the tentative resolution will be finalized in its current form. The IRS continues to audit the years 2008 and 2009, and it is possible there will be additional adjustments for these years. CEMEX believes that it is possible that the audits for 2005–2007 and 2008-2009 will be settled in the next twelve months. Moreover, CEMEX believes it has adequately reserved for its uncertain tax position. The amount of which is not specified, as doing so may harm the current negotiations of CEMEX with the IRS. Nonetheless, there can be no assurance that the outcome of the IRS negotiations will not require further provisions for taxes.

•

On April 1, 2011, the Colombian tax authority notified CEMEX Colombia of a proceeding in which the Colombian tax authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. In addition, the tax authority seeks to increase the taxes to be paid by CEMEX Colombia in the amount of approximately 90 billion Colombian pesos (US$46 or $642) and to impose a penalty in the amount of approximately 144 billion Colombian pesos (US$74 or $1,033.) The Colombian tax authority argues that certain expenses are not deductible for tax purposes because they are not linked to direct revenues recorded in the same fiscal year, without taking into consideration that future revenue will be subject to income tax in Colombia. CEMEX Colombia responded to the special proceeding notice on June 25, 2011. The Colombian tax authority issued its final determination on December 15, 2011, which confirmed its position in the special proceeding. CEMEX Colombia will appeal the final determination no later than by February 15, 2012. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

•

On January 21, 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately $996 (US$71) pertaining to the tax year 2005. The tax assessment is related to the corporate income tax in connection with the tax consolidation regime. As a result of a tax reform in 2005, the law allows the cost of goods sold to be deducted, instead of deducting purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX had to increase its consolidated income or decrease its consolidated losses. CEMEX believes that there is no legal support for the conclusion of the Mexican tax authority and will proceed to challenge the assessment before the tax court.

•

On November 10, 2010, the Colombian tax authority notified CEMEX Colombia of a proceeding in which the Colombian tax authority rejected certain tax losses taken by CEMEX Colombia in its 2008 year-end tax return. In addition, the Colombian tax authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 43 billion Colombian pesos (US$22 or $307) and imposed a penalty in the amount of approximately 69 billion Colombian pesos (US$36 or $503), both amounts as of December 31, 2011. The Colombian tax authority argues that CEMEX Colombia is limited in its use of prior year tax losses to 25% of such losses per subsequent year. CEMEX believes that the tax provision that limits the use of prior year tax losses does not apply in the case of CEMEX Colombia because the applicable tax law was repealed in 2006. Furthermore, CEMEX believes that the Colombian tax authority is no longer able to review the 2008 tax return because the time to review such return has already expired pursuant to Colombian law. The Colombian tax authority issued an official settlement on July 27, 2011, which confirmed its position in the special request. The official settlement was appealed by CEMEX on September 27, 2011. The tax authorities have one year to resolve the appeal. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

•

Pursuant to amendments to the Mexican income tax law effective on January 1, 2005, Mexican companies with investments in entities incorporated outside of Mexico whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such controlled subsidiaries, provided, however, that such revenues are not derived from entrepreneurial activities in such countries. CEMEX challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. Since the Supreme Court's decision only determined that this tax regime is constitutional and does not dictate the details of how to calculate the amount of taxes due, CEMEX has self-assessed taxes due pursuant to these provisions through the submission of amended tax returns. The amounts determined are currently being reviewed by the Mexican tax authorities. Nonetheless, if the Mexican tax authorities do not agree with CEMEX’s self-assessment of the taxes due for past periods, they may assess additional amounts of taxes past due. As of December 31, 2011 and 2010, CEMEX has recognized certain provisions in connection with these amendments to the income tax law in Mexico. The amounts of which are not specified, as doing so may harm the current negotiations of CEMEX with the tax authorities in connection with this tax uncertainty. Changes in the provision are recognized through income tax expense for the period as the review by the tax authorities’ progresses.

•

In 2009, in connection with changes to the tax consolidation regime in Mexico (note 2N) and based on Interpretation 18, CEMEX recognized an aggregate liability of $10,461; $8,216 where recognized against “Other non-current assets” in connection with the net liability recognized before the new tax law and that CEMEX will recover through the payment of this tax liability, and $2,245 where recognized against “Retained earnings” for the portion, according to the new law, related to: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to the Parent Company; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico granted the option to defer the calculation and payment of the income tax over the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes, until the subsidiary is disposed of or CEMEX eliminates the tax consolidation. As a result, CEMEX reduced its estimated tax payable by approximately $2,911 against a credit to “Retained earnings.” Changes in the Parent Company’s tax payable associated with the tax consolidation in Mexico in 2011 and 2010 were as follows:

	2011	2010
Balance at the beginning of the year	$10,079	10,461
Income tax received from subsidiaries	2,352	2,496
Restatement for the period	485	358
Payments during the period	(506)	(325)
Effects associated with miscellaneous rules	—	(2,911)

Balance at the end of the year	$12,410	10,079

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

16.	STOCKHOLDERS’ EQUITY

The balances of consolidated stockholders’ equity exclude investments in shares of CEMEX, S.A.B. de C.V. held by subsidiaries of approximately $129 (17,334,881 CPOs) in 2011, $220 (16,668,156 CPOs) in 2010 and $187 (16,107,081 CPOs) in 2009. These amounts are canceled within “Other equity reserves.” The increase in CPOs held by subsidiaries during 2011 and 2010 relates to CPOs received by subsidiaries as a result of the recapitalization of retained earnings as described below.

A)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2011 and 2010, the breakdown of common stock and additional paid-in capital was as follows:

	2011	2010
Common stock	$4,135	4,132
Additional paid-in capital	109,309	104,590

	$113,444	108,722

As of December 31, 2011 and 2010, the common stock of CEMEX, S.A.B. de C.V. was represented as follows:

	2011		2010
Shares 1	Series A 2	Series B 3	Series A 2	Series B 3
Subscribed and paid shares	20,939,727,526	10,469,863,763	20,043,602,184	10,021,801,092
Unissued shares authorized for stock compensation programs	250,782,926	125,391,463	345,164,180	172,582,090
Shares that guarantee the issuance of convertible securities 4	5,932,438,520	2,966,219,260	1,896,584,924	948,292,462
Shares authorized for the issuance of stock or convertible securities 5	7,561,480	3,780,740	3,415,076	1,707,538

	27,130,510,452	13,565,255,226	22,288,766,364	11,144,383,182

1	As of December 31, 2011 and 2010, 13,068,000,000 shares correspond to the fixed portion, and 27,627,765,678 shares as of December 31, 2011 and 20,365,149,546 shares as of December 31, 2010 correspond to the variable portion.
2	Series “A” or Mexican shares must represent at least 64% of CEMEX’s capital stock.
3	Series “B” or free subscription shares must represent at most 36% of CEMEX’s capital stock.
4	Shares that guarantee the conversion of both the voluntary and mandatorily convertible securities (note 12).
5	Shares authorized for the issuance of stock through a public offer or through the issuance of convertible securities.

On February 24, 2011, stockholders at the extraordinary shareholders’ meeting approved an increase in the variable portion of our capital stock of up to 6 billion shares (2 billion CPOs). Pursuant to the resolution approved by CEMEX, S.A.B. de C.V.’s stockholders, the subscription and payment of the new shares may occur through a public offer of CPOs and/or the issuance of convertible securities. These shares are kept in CEMEX’s treasury as a guarantee for the potential issuance of shares through CEMEX’s convertible securities (note 12B).

On February 24, 2011, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,202.6 million shares (400.9 million CPOs) based on a price of $10.52 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 401 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,213; and ii) increase the variable common stock by up to 60 million shares (20 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities. These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

On April 29, 2010, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,153.8 million shares (384.6 million CPOs) based on a price of $14.24 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 384.6 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $5,476, and ii) increase the variable common stock by up to 750 million shares (250 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities. These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

On September 28, 2009, through a global offering, CEMEX, S.A.B. de C.V. completed the sale of a total of 1,495 million CPOs (directly and in the form of ADSs), including CPOs sold through the exercise in full of the over-allotment option granted to the underwriters, of which approximately 373.8 million CPOs were sold in Mexico, and approximately 1,121.2 million CPOs were sold in the United States and elsewhere outside Mexico. The CPOs were offered to the public at a price of $16.65 per CPO and US$12.50 per ADS. The net aggregate proceeds from the global offering were approximately $23,948, increasing stockholders’ equity by $7 considering a nominal value of $0.00833 per CPO, and additional paid-in capital of $23,941. Of the 1,495 million CPOs sold, approximately 595 million CPOs were sold by subsidiaries. CEMEX used the net proceeds from the global offering to pay down debt.

On September 4, 2009, stockholders at the extraordinary shareholders’ meeting approved resolutions to: i) increase the variable common stock by up to 4,800 million shares (1,600 million CPOs) through additional subscription, which subscription and payment could be done indistinctively through the issuance of stock in a public offer or through the issuance of convertible securities; and ii) finalize any public offer or issuance of convertible securities within the following 24 months.

On April 23, 2009, stockholders at the annual ordinary shareholders’ meeting approved resolutions to increase the variable common stock through the capitalization of retained earnings, issuing up to 1,004 million shares (335 million CPOs) based on a price of $13.07 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 334 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,370. In addition, stockholders approved resolutions to cancel a corresponding number of shares held in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

The CPOs issued pursuant to the exercise of options under the “Fixed program” (note 17A) generated additional paid-in capital of approximately $11 in 2011, $5 in 2010 and $5 in 2009, and increased the number of shares outstanding. Likewise, in connection with the long-term compensation program (note 17) in 2011, 2010 and 2009, CEMEX issued approximately 43.4 million, 25.7 million and 13.7 million CPOs, respectively, generating an additional paid-in capital of approximately $495, $312 and $163, respectively, associated with the fair value of the compensation received by executives.

B)	OTHER EQUITY RESERVES

As of December 31, 2011 and 2010, the balance of other equity reserves is summarized as follows:

	2011	2010
Cumulative translation effect, net of effects from perpetual debentures and deferred income taxes recognized directly in equity (notes 15B and 16D) 1	$33,812	19,197
Issuance of convertible securities 2	3,959	3,203
Treasury shares held by subsidiaries	(129)	(220)

	$37,642	22,180

1	In 2011 and 2010, includes gains of approximately $1,837 and $5,401, respectively, resulting from the exchange of perpetual debentures (note 12A).
2	Represents the equity components associated with the issuances of securities convertible into shares of CEMEX, S.A.B. de C.V. described in note 12B. Upon mandatory or voluntary conversion of these securities, these balances will be correspondingly reclassified to common stock and/or additional paid-in capital.

For the years ended December 31, 2011, 2010 and 2009, the translation effects of foreign subsidiaries included in the statement of changes in stockholders’ equity were as follows:

	2011	2010	2009
Foreign currency translation adjustment 1	$31,868	6,123	(17,716)
Foreign exchange fluctuations from debt 2	(11,305)	1,886	2,158
Foreign exchange fluctuations from intercompany balances 3	(8,068)	(20,059)	14,654

	$12,495	(12,050)	(904)

1	These effects refer to the result from the translation of the financial statements of foreign subsidiaries.
2	Generated by foreign exchange fluctuations over a notional amount of debt in CEMEX, S.A.B. de C.V. associated with the acquisition of foreign subsidiaries and designated as a hedge of the net investment in foreign subsidiaries.
3	Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of CEMEX España identified and designated as a hedge of the net investment in foreign subsidiaries.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

C)	RETAINED EARNINGS

In 2010 and 2009, in accordance with Interpretation 18, this caption includes a credit of approximately $2,911 and a charge of approximately $2,245, respectively, in connection with changes in the Mexican tax consolidation rules in 2009 and the subsequent miscellaneous rules in 2010 (note 15D). In addition, in 2010, in connection with the initial adoption of MFRS C-3, CEMEX reduced its retained earnings by approximately $105 (note 2G.)

Net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the common stock. As of December 31, 2011, the legal reserve amounted to $1,804.

D)	NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of December 31, 2011 and 2010, non-controlling interest in equity amounted to approximately $3,631 and $3,214, respectively.

Perpetual debentures

As of December 31, 2011 and 2010, the balances of the non-controlling interest included approximately US$938 ($13,089) and US$1,320 ($16,310), respectively, representing the notional amount of perpetual debentures. The balance in 2011 excludes the notional amount of perpetual debentures held by subsidiaries, acquired in December 2011 through a series of asset swaps (note 12A). In May 2010, as mentioned in note 12A, following an exchange offer with the debenture holders, a Luxembourg branch of a CEMEX, S.A.B. de C.V. subsidiary exchanged amounts in excess of a majority of the then outstanding principal amount of each series of perpetual debentures for new secured notes. Likewise, in March 2011, a Luxembourg branch of a CEMEX, S.A.B. de C.V. subsidiary concluded a private exchange for a portion of the then outstanding principal amount of Euro denominated perpetual debentures for new secured notes (note 12A.)

Interest expense on the perpetual debentures, which is accrued based on the principal amount, was included within “Other equity reserves” and represented expenses of approximately $1,010 in 2011, $1,624 in 2010 and $2,704 in 2009, excluding in 2011 the amount of interest accrued by perpetual debentures held by subsidiaries.

These debentures have no fixed maturity date and do not represent a contractual payment obligation for CEMEX. As a result, these debentures, issued entirely by Special Purpose Vehicles (“SPVs”,) qualify as equity instruments and are classified within non-controlling interest, as they were issued by consolidated entities. In addition, subject to certain conditions, CEMEX has the unilateral right to defer indefinitely the payment of interest due on the debentures. The classification of the debentures as equity instruments was made under applicable IFRS, which were applied to these transactions in compliance with the supplementary application of IFRS in Mexico. The different SPVs were established solely for purposes of issuing the perpetual debentures and were included in CEMEX’s consolidated financial statements.

As of December 31, 2011 and 2010, the detail of CEMEX’s perpetual debentures, giving effect to the exchange transactions that occurred during these periods, as mentioned above, and to the exclusion of perpetual debentures held by subsidiaries, was as follows:

Issuer	Issuance date	2011 Nominal amount		2010 Nominal amount		Repurchase option	Interest rate
C10-EUR Capital (SPV) Ltd.	May 2007		€147		€266	Tenth anniversary	6.3%
C8 Capital (SPV) Ltd.	February 2007	US$	288	US$	369	Eighth anniversary	6.6%
C5 Capital (SPV) Ltd 1.	December 2006	US$	111	US$	147	Fifth anniversary	6.2%
C10 Capital (SPV) Ltd.	December 2006	US$	349	US$	449	Tenth anniversary	6.7%

1	CEMEX did not exercise its repurchase option by December 31, 2011. Therefore, beginning January 1, 2012, the annual interest rate of this series will change to 3-month LIBOR plus 4.277%, which will be reset quarterly. Interest payments on this series will be made quarterly instead of semi-annually. CEMEX is not permitted to call these debentures under the Financing Agreement. As of December 31, 2011, 3-month LIBOR was approximately 0.5810%.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

17.	EXECUTIVE STOCK-BASED COMPENSATION

CEMEX has a long-term compensation program providing for the grant of CEMEX’s CPOs to a group of executives, pursuant to which, new CPOs are issued under each annual program over a 4 year period. By agreement with the executives, the CPOs of the annual grant, which is equivalent to 25% of the CPOs related to each plan, are placed in a trust established for the benefit of the executives (the “executives’ trust”) to comply with a 1 year restriction on sale. Under this program, CEMEX granted approximately 43.4 million CPOs in 2011, 25.7 million CPOs in 2010 and 13.7 million CPOs in 2009 that were subscribed and pending for payment in CEMEX’s treasury. Of the total CPOs granted in 2011, approximately 10.3 million CPOs relate to termination payments associated with restructuring events (note 2R.) As of December 31, 2011, there are approximately 58.2 million CPOs associated to these annual programs that are expected to be issued during the following years as the executives render services to CEMEX. The compensation expense related to these programs in 2011, 2010 and 2009 recognized in the operating results amounted to approximately $415, $536 and $606, respectively. The weighted average price per CPO granted during the period was approximately $11.42 in 2011, $12.12 in 2010 and $11.90 in 2009.

Until 2005, CEMEX granted stock options to executives based on CEMEX’s CPO. Options outstanding under CEMEX’s programs represent liability instruments, except for those of its “Fixed program,” which was designated as equity instruments (note 2T). The information related to options granted in respect of CEMEX, S.A.B. de C.V. shares is as follows:

	15,022,272 US$2.0U		15,022,272 US$2.0U		15,022,272 US$2.0U		15,022,272 US$2.0U
Options	Fixed program (A)	Variable program (B)		Restricted program (C)		Special program (D)
Options outstanding at the beginning of 2009	747,245		1,358,920		15,022,272		745,999
Changes in 2009:
Options exercised	(133,606)		—		—		(23,381)

Options at the end of 2009	613,639		1,358,920		15,022,272		722,618
Changes in 2010:
Options cancelled and adjustments	(57,933)		—		—		—
Options exercised	(106,963)		—		—		(8,000)

Options at the end of 2010	448,743		1,358,920		15,022,272		714,618
Changes in 2011:
Options cancelled and adjustments	(115,617)		(815,424)		—		(81,826)
Options exercised	(333,126)		—		—		—

Options at the end of 2011	—		543,496		15,022,272		632,792

Underlying CPOs 1	—		2,950,479		76,233,524		12,655,840

Weighted average exercise prices per CPO:
Options outstanding at the beginning of 2011 1	$5.85	US$	1.52	US$	2.00	US$	1.36
Options exercised in the year 1	$4.99		—		—		—
Options outstanding at the end of 2011 1	—	US$	1.55	US$	2.00	US$	1.39

Average life of options:	—		1.1 years		0.5 years		2.1 years

Number of options per exercise price:	—		70,746 – US$1.7		15,022,272 – US$2.0		125,345 – US$1.4
	—		141,679 – US$1.8		—		135,751 – US$1.0
	—		67,295 – US$1.5		—		257,291 – US$1.4
	—		205,034 – US$1.3		—		114,405 – US$1.9
	—		58,742 – US$1.6		—		—

Percent of options fully vested:	—		100%		100%		100%

1	Exercise prices and the number of underlying CPOs are technically adjusted for the dilutive effect of stock dividends and recapitalization of retained earnings.

A)	Fixed program

From June 1995 through June 2001, CEMEX granted stock options with a fixed exercise price in pesos, equivalent to the market price of the CPO at the grant date and with tenure of 10 years. The employees’ option rights vested up to 25% annually during the first 4 years after having been granted.

B)	Variable program

This program started in November 2001, through an exchange of fixed program options, with exercise prices denominated in dollars increasing annually at a 7% rate.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

C)	Restricted program

This program started in February 2004 through a voluntary exchange of options mainly from the variable program. These options have an exercise price denominated in dollars which, depending on the program, increase annually at a 5.5% rate or at a 7% rate. Executives’ gains under these options are settled in the form of CPOs, which are restricted for sale for an approximate period of 4 years from the exercise date.

D)	Special program

From June 2001 through June 2005, a CEMEX subsidiary in the United States granted to a group of its employees a stock option program to purchase CEMEX ADSs. The options granted have a fixed exercise price denominated in dollars and tenure of 10 years. The employees’ option rights vested up to 25% annually after having been granted. The option exercises are hedged using ADSs currently owned by subsidiaries, which increases stockholders’ equity and the number of shares outstanding. The amounts of these ADS programs are presented in terms of equivalent CPOs (ten CPOs represent one ADS.)

Other programs

CEMEX’s subsidiary in Ireland has an outstanding stock option program in its own shares. As of December 31, 2011 and 2010, this subsidiary had outstanding options over 19,814 and 251,918 of its shares, respectively, with an average exercise price per share of approximately €0 in 2011 and €1.18 in 2010. As of December 31, 2011 and 2010, the market price per share of CEMEX’s subsidiary in Ireland was €0.04 and €0.21, respectively.

Valuation of options at fair value and accounting recognition

All options of programs that qualify as liability instruments are valued at their estimated fair value as of the date of the financial statements, recognizing changes in valuations in the statements of operations. Changes in the provision for executive stock option programs for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Restricted program	Variable program	Special program	Total
Provision as of December 31, 2008	$111	23	32	166
Net expense in current period results	8	2	18	28
Estimated decrease from exercises of options	—	—	5	5
Foreign currency translation effect	(5)	(1)	(1)	(7)

Provision as of December 31, 2009	114	24	54	192
Net revenue in current period results	(92)	(15)	(40)	(147)
Estimated decrease from exercises of options	—	—	2	2
Foreign currency translation effect	(7)	(1)	(3)	(11)

Provision as of December 31, 2010	15	8	13	36
Net revenue in current period results	(17)	(9)	(15)	(41)
Estimated decrease from exercises of options	—	—	—	—
Foreign currency translation effect	2	1	2	5

Provision as of December 31, 2011	$—	—	—	—

The options’ fair values were determined through the binomial option-pricing model. As of December 31, 2011, 2010 and 2009, the most significant assumptions used in the valuations were as follows:

Assumptions	2011	2010	2009
Expected dividend yield	4.0%	4.0%	4.0%
Volatility	35%	35%	35%
Interest rate	0.1%	1.2%	1.8%
Weighted average remaining tenure	1.2 years	2.1 years	3.1 years

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

18.	EARNINGS (LOSS) PER SHARE

The amounts considered for calculations of earnings (loss) per share (“EPS”) in 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Denominator (thousands of shares)
Weighted average number of shares outstanding – basic	31,267,218	31,177,140	27,998,821
Effect of dilutive instruments – stock-based compensation (note 17)	—	—	39,963
Effect of dilutive instruments – convertible securities (note 12B)	—	—	517,440

Potentially dilutive shares	—	—	557,403

Weighted average number of shares outstanding – diluted	—	—	28,556,224

Numerators
Controlling interest income (loss) before discontinued operations	$(19,164)	(16,489)	5,925
Less: non-controlling interest net income	(37)	27	240

Controlling interest income (loss) before discontinued operations – basic	(19,127)	(16,516)	5,685
Plus: interest expense on convertible securities	—	—	16

Controlling interest income before discontinued operations – diluted	$—	—	5,701

Loss from discontinued operations	$—	—	(4,276)

Basic earnings (loss) per share
Controlling interest basic EPS from continuing operations	$(0.61)	(0.53)	0.20
Basic EPS from discontinued operations	—	—	(0.15)

Diluted earnings (loss) per share
Controlling interest diluted EPS from continuing operations	$—	—	0.20
Diluted EPS from discontinued operations	—	—	(0.15)

Diluted earnings per share reflect the effects of any transactions which have a potentially dilutive effect on the weighted average number of common shares outstanding. The dilutive effect of the number of shares resulting from the executives’ stock option programs is determined under the inverse treasury method. In connection with the restricted CPO grants under the long-term compensation program initiated in 2009, as well as the convertible securities, the total amount of CPOs committed for issuance in the future is computed from the beginning of the reporting period. Based on MFRS B-14 “Earnings per Share” (“MFRS B14”), the weighted average number of shares outstanding in 2010 and 2009 includes the shares issued as a result of the capitalization of retained earnings declared in February 2011 and April 2010, respectively (note 16A).

According to MFRS B-14, diluted earnings per share shall not be disclosed when the result from continuing operations is a loss.

19.	COMMITMENTS

A)	GUARANTEES

As of December 31, 2011 and 2010, CEMEX, S.A.B. de C.V. had guaranteed loans of certain subsidiaries for approximately US$8,993 and US$13,028, respectively.

B)	PLEDGED ASSETS

As of December 31, 2011 and 2010, CEMEX had liabilities amounting to US$129 and US$186, respectively, secured by property, machinery and equipment. These amounts exclude the financial liabilities associated with capital leases (note 12B,) since there are no legal liens on the related assets.

In addition, in connection with the Financing Agreement (note 12A), CEMEX transferred to a trust for the benefit of the Financing Agreement lenders, note holders and other creditors having the benefit of negative pledge clauses, the shares of several of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, S.A., in order to guarantee payment obligations under the Financing Agreement and other financial transactions. These shares secure several other financings entered into subsequent to the date of the Financing Agreement.

C)	OTHER COMMITMENTS

As of December 31, 2011 and 2010, CEMEX had commitments for the purchase of raw materials for an approximate amount of US$184 and US$288, respectively.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

In 2006, in order to take advantage of the high wind potential in the “Tehuantepec Isthmus,” CEMEX and the Spanish company ACCIONA formed an alliance to develop a wind farm project for the generation of 250 Megawatts (MW) in the Mexican state of Oaxaca. CEMEX acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, constructed the facility and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished on November 15, 2009. The agreements between CEMEX and ACCIONA established that CEMEX’s plants in Mexico will acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity. For the years ended December 31, 2011 and 2010, EURUS supplied (unaudited) approximately 23.4% and 20.1%, respectively, of CEMEX’s overall electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy by CEMEX.

In 1999, CEMEX entered into agreements with an international partnership, which built and operated an electrical energy generating plant in Mexico called Termoeléctrica del Golfo (“TEG”). In 2007, another international company replaced the original operator. The agreements established that CEMEX would purchase the energy generated for a term of not less than 20 years, which started in April 2004. Likewise, CEMEX committed to supply TEG all fuel necessary for its operations, a commitment that has been hedged through a 20-year agreement entered with Petróleos Mexicanos, which terminates in 2024. With the change of the operator, in 2007, CEMEX extended the term of its agreement with TEG until 2027. Consequently, for the last 3 years of the TEG fuel supply contract, CEMEX intends to purchase the required fuel in the market. CEMEX is not required to make any capital expenditure in the project. For the years ended December 31, 2011, 2010 and 2009, TEG supplied (unaudited) approximately 69.3%, 72.8% and 73.7%, respectively, of CEMEX’s 15 cement plants’ electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy by CEMEX.

In 2007, CEMEX Ostzement GmbH (“COZ”), CEMEX’s subsidiary in Germany, entered into a long-term energy supply contract with Vattenfall Europe New Energy Ecopower (“VENEE”), pursuant to which VENEE committed to supply energy to CEMEX’s Rüdersdorf plant for a period of 15 years starting on January 1, 2008. Based on the contract, each year COZ has the option to fix in advance the volume of energy that it will acquire from VENEE, with the option to adjust the purchase amount one time on a monthly and quarterly basis. According to the contract, COZ acquired (unaudited) 28 MW in 2008 and 2009, and 27 MW in 2010 and 2011. COZ expects to acquire 27 MW per year from 2012 to 2014, and expects to acquire between 26 and 28 MW per year starting in 2015 and thereafter. The contract, which establishes a price mechanism for the energy acquired, based on the price of energy future contracts quoted on the European Energy Exchange, did not require initial investments and was expected to be performed at a future date. Based on its terms, this contract qualified as a financial instrument under MFRS. However, as the contract is for CEMEX’s own use and CEMEX sells any energy surplus as soon as actual energy requirements are known, regardless of changes in prices and thereby avoiding any intention of trading in energy, such contract is not recognized at its fair value.

In April 2008, Citibank entered into put option transactions on CEMEX’s CPOs with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees (the “participating individuals”). The transaction was structured with two main components. Under the first component, the trust sold, for the benefit of CEMEX’s Mexican pension fund, put options to Citibank in exchange for a premium of approximately US$38. The premium was deposited into the trust and was used to purchase, on a prepaid forward basis, securities that track the performance of the Mexican Stock Exchange. Under the second component, the trust sold, on behalf of the participating individuals, additional put options to Citibank in exchange for a premium of approximately US$38, which was used to purchase prepaid forward CPOs. These prepaid forward CPOs, together with additional CPOs representing an equal amount in U.S. Dollars, were deposited into the trust by the participating individuals as security for their obligations, and represent the maximum exposure of the participating individuals under this transaction. The put options gave Citibank the right to require the trust to purchase, in April 2013, approximately 130 million CPOs at a price of US$2.7558 per CPO (120% of initial CPO price in dollars), as adjusted as of December 31, 2011. If the value of the assets held in the trust (33.4 million CPOs and the securities that track the performance of the Mexican Stock Exchange) were insufficient to cover the obligations of the trust, a guarantee would be triggered and CEMEX, S.A.B. de C.V. would be required to purchase, in April 2013, the total CPOs at a price per CPO equal to the difference between US$2.7558 and the market value of the assets of the trust. The purchase price per CPO in dollars and the corresponding number of CPOs under this transaction are subject to dividend adjustments. CEMEX recognizes a liability for the fair value of the guarantee, and changes in valuation were recorded in the statements of operations (note 12D.)

D)	COMMITMENTS FROM EMPLOYEE BENEFITS

In some countries, CEMEX has self-insured health care benefits plans for its active employees, which are managed on cost plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2011, in certain plans, CEMEX has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging from 23 thousand dollars to 400 thousand dollars. In other plans, CEMEX has established stop-loss limits per employee regardless of the number of events ranging from 350 thousand dollars to 2 million dollars. The contingency for CEMEX if all employees qualifying for health care benefits required medical services simultaneously is significantly larger. However, this scenario is remote. The amount expensed through self-insured health care benefits was approximately US$78 ($1,089) in 2011, US$81 ($1,026) in 2010 and US$106 ($1,442) in 2009.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

E)	CONTRACTUAL OBLIGATIONS

As of December 31, 2011 and 2010, CEMEX had the following contractual obligations:

(U.S. dollars millions)	2011						2010
Obligations	Less than 1 year		1-3 Years	3-5 Years	More than 5 Years	Total	Total
Long-term debt	US$	325	8,512	2,523	3,621	14,981	15,694
Capital lease obligations 1		47	85	12	38	182	6
Convertible notes 2		9	24	1,486	610	2,129	784

Total debt and other financial obligations 3		381	8,621	4,021	4,269	17,292	16,484
Operating leases 4		166	219	97	83	565	731
Interest payments on debt 5		984	1,764	931	432	4,111	4,183
Pension plans and other benefits 6		156	310	316	1,107	1,889	1,579

Total contractual obligations	US$	1,687	10,914	5,365	5,891	23,857	22,977

		$23,551	152,359	74,895	82,238	333,044	283,998

1	The amounts of payments under capital leases have been determined on the basis of nominal cash flows. As of December 31, 2011, the net present value of future payments under such leases is approximately US$143 ($1,999,) of which, approximately US$44 ($613) refers to cash flows from 1 to 3 years, and approximately US$73 ($1,023) refer to cash flows from 3 to 5 years.
2	Refers to the convertible notes described in note 12B and assumes repayment at maturity and no conversion of the notes.
3	The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature.
4	The amounts for operating leases have been determined on the basis of nominal cash flows. CEMEX has operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which annual rental payments are required plus the payment of certain operating expenses. Rental expense was US$256 ($3,195), US$199 ($2,521) and US$243 ($3,305) in 2011, 2010 and 2009, respectively.
5	For the determination of the future estimated interest payments on floating rate denominated debt, CEMEX used the floating interest rates in effect as of December 31, 2011 and 2010.
6	Represents estimated annual payments under these benefits for the next 10 years (note 14.) Future payments include the estimate of new retirees during such future years.

20.	CONTINGENCIES

A) PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

CEMEX is involved in various significant legal proceedings, the resolutions of which are deemed probable and imply cash outflows or the delivery of other resources owned by CEMEX. As a result, certain provisions have been recognized in the financial statements, representing the best estimate of the amounts payable. Therefore, CEMEX believes that it will not incur significant expenditure in excess of the amounts recorded. As of December 31, 2011, the details of the most significant events are as follows:

•

In January 2007, the Polish Competition and Consumers Protection Office (the “Protection Office”) notified CEMEX Polska, a subsidiary in Poland, about the initiation of an antitrust proceeding against all cement producers in the country, including CEMEX Polska and another of CEMEX's indirect subsidiaries in Poland. The Protection Office alleged that there was an agreement between all cement producers in Poland regarding prices, market quotas and other sales conditions of cement, and that the producers exchanged confidential information, all of which limited competition in the Polish cement market. In January 2007, CEMEX Polska filed its response to the notification, denying that it had committed the practices listed by the Protection Office, and submitted formal comments and objections gathered during the proceeding, as well as facts supporting its position that its activities were in line with Polish competition law. In December 2009, the Protection Office issued a resolution imposing fines on a number of Polish cement producers, including CEMEX Polska. The fine imposed on CEMEX Polska amounted to approximately 116 million Polish Zloty (US$34 or $475), which represents 10% of CEMEX Polska’s total revenue for the calendar year preceding the imposition of the fine. CEMEX Polska filed an appeal before the Polish Court of Competition and Consumer Protection (the “Court of Consumer Protection”). On February 7, 2011, the Protection Office made an application to the Court of Consumer Protection to reject CEMEX Polska’s appeal, arguing that such appeal is not justified, and the Protection Office maintained all the statements and arguments from its prior decision. On February 21, 2011, CEMEX Polska sent a letter to the Court of Consumer Protection in which it kept its position and argumentation from the appeal and opposed the arguments and statements of the Protection Office. The decision on the fines will not be enforced until two appeals are exhausted, which CEMEX estimates could take at least four years. As of December 31, 2011, CEMEX recognized a provision of approximately 72 million Polish Zloty (US$21 or $293,) representing the best estimate on such date of the expected cash outflow in connection with this resolution.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

•

In 2005, through the acquisition of RMC Group plc, CEMEX assumed environmental remediation liabilities in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste. As of December 31, 2011, CEMEX had generated a provision for the net present value of such obligations of approximately £131 (US$204 or $2,848.) Expenditure was assessed and quantified over the period in which the sites have the potential to cause environmental harm, which was accepted by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.

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In August 2005, Cartel Damages Claims, S.A. (“CDC”), filed a lawsuit in the District Court in Düsseldorf, Germany, against CEMEX Deutschland AG, CEMEX’s subsidiary in Germany, and other German cement companies originally seeking approximately €102 (US$132 or $1,843) in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002. Since that time, CDC has acquired new claims by assignment, and the claim has increased to €131 (US$170 or $2,373.) CDC is a Belgian company established in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the purpose of purchasing potential damage claims from cement consumers and pursuing those claims against the cartel participants. In February 2007, the District Court in Düsseldorf allowed this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed the resolution but the appeal was dismissed in May 2008 and the lawsuit will proceed at the level of the court of first instance. The District Court in Düsseldorf had called for a hearing on the merits of this case on May 26, 2011, which was canceled and is now rescheduled for March 1, 2012. As of December 31, 2011, CEMEX Deutschland AG had accrued liabilities regarding this matter of approximately €28 (US$36 or $503,) including accrued interests over the principal amount of the claim.

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As of December 31, 2011, CEMEX’s subsidiaries in the United States have accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately US$26 ($363.) The environmental matters relate to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes, and b) the cleanup of sites used or operated by CEMEX, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. For purposes of recording the provision, CEMEX’s subsidiaries believe that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on the information developed to date, CEMEX’s subsidiaries do not believe that they will be required to spend significant sums on these matters in excess of the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

B)	OTHER CONTINGENCIES FROM LEGAL PROCEEDINGS

CEMEX is involved in various legal proceedings which have not required the recognition of accruals, as CEMEX believes that the probability of loss is less than probable or remote after considering all the elements of such proceedings, as well as proceedings in which a negative resolution for CEMEX may represent, among other things, the revocation of operating licenses or the assessment of fines, whereby CEMEX may experience a decrease in future revenues, an increase in operating costs or a loss. As of December 31, 2011, the details of the most significant events with a quantification of the potential loss, when it is determinable, were as follows:

•

On December 8, 2010, the European Commission (“EC”) informed CEMEX that it has decided to initiate formal proceedings in respect of possible anticompetitive practices in Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom, which include CEMEX and other seven companies. These proceedings may lead to an infringement decision or, if the objections raised by the EC are not substantiated, the case might be closed. In April 2011, the EC requested CEMEX to deliver a material amount of information and documentation. CEMEX filed an appeal before the General Court of the European Union for the annulment of such request for information and documentation on the grounds that it is contrary to several principles of European Union Law. Nonetheless, the request was fulfilled by CEMEX on August 2, 2011. On September 16, 2011, without discussing the main arguments of the claim, the EC rejected the claim from CEMEX asking for the annulment of the request. On December 15, 2011, CEMEX complied with the terms of this decision and submitted a new reply with the amendments and clarifications identified in the revision and audit process. On December 21, 2011, CEMEX filed its reply to the EC’s rejection. As of December 31, 2011, the EC has not yet submitted its rejoinder. If the alleged infringements investigated by the EC are substantiated, the EC may impose a maximum fine of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved. CEMEX intends to defend its position vigorously in this proceeding and is fully cooperating and will continue to cooperate with the EC in connection with this matter. As of December 31, 2011, the EC has not yet formulated a Statement of Objections against CEMEX and, as a result, the extent of the charges and the alleged infringements are unknown. Moreover, it is not clear which cement related products’ total turnover would be used as the basis for the determination of the possible penalties. As a consequence, CEMEX cannot assess the likelihood of an adverse result or the amount of the potential fine, but, if adversely resolved, it may have a material adverse impact on CEMEX’s financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

In September 2009, officers from the European Commission (“EC”), in conjunction with local officials of the Spanish national competition enforcement authority (Comisión Nacional de la Competencia or “CNC”), conducted an unannounced inspection at CEMEX‘s offices in Spain. The EC alleges that CEMEX may have participated in anti-competitive agreements and/or concerted practices. This investigation is related to unannounced previous inspections carried out by the EC in the United Kingdom and Germany in November 2008. Since the inspections, CEMEX has received requests for information from the EC in September 2009, October 2010 and December 2010, and CEMEX has fully cooperated by providing the relevant information on time. As of December 31, 2011, at this stage of the proceeding, CEMEX cannot assess the likelihood of an adverse result, or quantify the potential damages that could be borne by CEMEX. Nonetheless, CEMEX would not expect a material adverse effect on its financial position.

•

On June 5, 2010, the Secretaría Distrital de Ambiente de Bogotá, the District of Bogota’s environmental secretary (or the “environmental secretary”), ordered the suspension of CEMEX Colombia’s mining activities at El Tunjuelo quarry, located in Bogotá, as well as the extraction activities of other aggregates producers in the same area. The environmental secretary alleges that during the past 60 years CEMEX Colombia and the other companies included in the temporary injunction have illegally changed the course of the Tunjuelo River, have used the percolating waters without permission and have improperly used the edge of the river for mining activities. In connection with the temporary injunction, on June 5, 2010, CEMEX Colombia received a formal notification from the environmental secretary informing the initiation of proceedings to impose fines against CEMEX Colombia based on the above mentioned alleged environmental violations. CEMEX Colombia responded to the temporary injunction by requesting that it be revoked based on the fact that the mining activities at El Tunjuelo quarry are supported by the authorizations required by the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and permanently authorized by the Ministerio del Medio Ambiente, Vivienda y Desarrollo Territorial. On June 11, 2010, the local authorities in Bogotá, in compliance with the environmental secretary’s decision, sealed off the mine to machinery and prohibited the removal of our aggregates inventory. Although there is not an official quantification of the possible fine, the environmental secretary has publicly declared that the fine could be as much as 300 billion Colombian pesos (US$154 or $2,150.) The temporary injunction does not currently compromise the production and supply of ready-mix concrete to our clients in Colombia. CEMEX Colombia is analyzing its legal strategy to defend itself against these proceedings. At this stage, we are not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

•

In October 2009, CEMEX Corp., one of CEMEX’s subsidiaries in the United States, and other cement and concrete suppliers were named as defendants in several purported class action lawsuits alleging price fixing in Florida. The purported class action lawsuits are of two distinct types: a) the first type were filed by entities purporting to have purchased cement or ready-mix concrete directly from one or more of the defendants; and b) the second group of plaintiffs are entities purporting to have purchased cement or ready-mix concrete indirectly from one or more of the defendants. Underlying all proposed suits is the allegation that the defendants conspired to raise prices of cement and concrete and hinder competition in Florida. On October 12, 2010, the court granted in part the defendants’ motion, dismissing from the case all claims relating to cement and reducing the applicable time period of the plaintiffs’ claims. On October 29, 2010, the plaintiffs filed further amended complaints pursuant to the court’s decision. On December 2, 2010, CEMEX moved to dismiss the amended complaint filed by the indirect purchaser plaintiffs based on lack of standing. CEMEX also answered the complaint filed by the direct purchaser plaintiffs. On January 4, 2011, both the direct and indirect purchaser plaintiffs filed further amended complaints, which CEMEX answered on January 18, 2011. In March 2011, both the direct and indirect purchaser plaintiffs filed motions seeking the entry of final judgment pursuant to the court’s October 12, 2010 order so they may appeal the dismissals to the Court of Appeals for the 11th Circuit. The court denied those motions on April 15, 2011. On September 21, 2011, both groups of plaintiffs filed motions for class certification. CEMEX believes that the lawsuits are without merit and intends to defend them vigorously. As of December 31, 2011, at this stage of the proceeding, CEMEX cannot assess the likelihood of an adverse result, or quantify the potential damages that could be borne by CEMEX. Nonetheless, CEMEX would not expect this matter to have a material adverse effect on its financial position.

•

In September 2009, the CNC, applying exclusively national antitrust law, separately conducted its own inspection in the context of possible anticompetitive practices in the production and distribution of mortar, ready-mix and aggregates within the Chartered Community of Navarre (“Navarre”). In December 2009, the CNC started a procedure against CEMEX España for alleged practices prohibited under the Spanish competition law. In November 2010, the CNC provided CEMEX España with a Statement of Facts that included some allegations that could be construed as a possible infringement by CEMEX España of Spanish competition law in Navarre. The Statement of Facts was addressed to CEMEX España, but also indicated that its parent company, New Sunward Holding B.V., could be jointly and severally liable for the investigated behavior. On December 10, 2010, the CNC Investigative Department notified CEMEX of its proposed decision, which declared an existence of infringement, and that it would submit the proposed decision to the CNC Council. The notification of the proposed decision marked the end of the investigation phase. On December 29, 2010, CEMEX submitted its opposition to the proposed decision denying all charges formulated by the CNC. On May 17, 2011, the CNC Council decided to accept CEMEX’s request to review the evidence presented by the other parties. As a result, the estimated deadline for the CNC Council to issue a decision is during January 2012. The maximum fine that the CNC could impose would be 10% of the total revenues of CEMEX España’s ready-mix production activities within Navarre for the calendar year preceding the imposition of the fine. As of December 31, 2011, CEMEX would not expect this matter to have a material adverse effect on its financial position (note 22.)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

•

In June 2009, the Texas General Land Office (“GLO”) alleged that CEMEX failed to pay approximately US$550 in royalties related to mining activities by CEMEX and its predecessors since the 1940s on lands that, when transferred originally by the State of Texas, contained a reservation of mineral rights. The petition filed by the GLO also states that the State is seeking injunctive relief. On December 17, 2009, the Texas court handling this matter granted CEMEX’s motion for summary judgment finding that the GLO’s claims had no merit. The GLO filed an appeal on March 25, 2010 and its appellate brief on May 28, 2010. The GLO requested that the Texas Court of Appeals hear oral arguments in this matter. On May 3, 2011, the GLO and CEMEX submitted briefs and the Court of Appeals heard oral arguments on this matter. On August 31, 2011, the El Paso Court of Appeals reversed the trial court’s judgment and rendered judgment in favor of the State of Texas with respect to the ownership of the mineral rights on the lands mined by CEMEX and its predecessors in interest. CEMEX will appeal the El Paso Court of Appeal’s decision to the Texas Supreme Court and will continue to vigorously defend the claim. As of December 31, 2011, at this stage of the proceeding, CEMEX cannot quantify the potential damages that could be borne by CEMEX, or assess the likelihood of an adverse result, which could significantly affect its financial position.

•

In January and March 2009, one of CEMEX’s subsidiaries in Mexico was notified of two findings issued by the Mexican Competition Authority (Comisión Federal de Competencia or “CFC”,) for presumptive violations of Mexican antitrust laws. During the CFC investigation, CEMEX filed constitutional challenges for both cases considering that these findings contain substantial violations of rights granted by the Mexican Constitution. In both challenges, the Circuit Courts resolved that CEMEX lacked standing since the notice of presumptive responsibility did not affect any of CEMEX’s rights. CEMEX appealed such resolutions. On October 14, 2011, the CFC determined to close one of the cases due to a lack of evidence to impose any sanctions.

•

In January 2009, in response to litigation brought by environmental groups concerning the manner in which certain federal quarry permits were granted, a judge from the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits of CEMEX’s SCL, FEC and Kendall Krome quarries, in the Lake Belt area in South Florida, which were granted in 2002 to CEMEX Construction Materials Florida, LLC (“CEMEX Florida”,) one of CEMEX’s subsidiaries in the United States. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies involved with the issuance of the permits. On January 29, 2010, in connection with the withdrawal of federal quarry permits in Lake Belt, Florida, the Army Corps of Engineers concluded a revision and determined procedures for granting new federal quarry permits in the area. During February 2010, new quarry permits were granted to the SCL and FEC quarries. However, at December 31, 2011, a number of potential environmental impacts must be addressed at the wetlands located at the Kendall Krome site before a new federal quarry permit may be issued for mining at that quarry. If CEMEX Florida were unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. The cessation or significant restriction of quarrying operations in the Lake Belt area could have a significant adverse effect on CEMEX’s Florida operating results.

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In November 2008, AMEC/Zachry, the general contractor for CEMEX’s expansion program in Brooksville, Florida, filed a lawsuit against CEMEX Florida in the United States, alleging delay damages and seeking an equitable adjustment to the contract and payment of change orders. In its claim, AMEC/Zachry sought indemnity for US$60 ($838.) During 2009, FLSmidth (“FLS”,) a supplier for the mining and cement industry, became a co-defendant in the lawsuit. During 2009 and 2010, CEMEX filed counterclaims against both suppliers. On November 18, 2010, the court denied AMEC/Zachry’s motion to dismiss against CEMEX Florida, and denied FLS’s motion on the pleading against CEMEX Florida. On January 6, 2011, CEMEX Florida amended its pleadings in accordance with the court’s rulings. On March 17, 2011, FLS filed another motion seeking dismissal of one of CEMEX Florida’s new claims asserted in the amended pleading. The parties have exchanged documents, and depositions are scheduled for the next several months. On July 1, 2011, AMEC/Zachry filed a motion for substitution of counsel and a motion for a limited stay of discovery proceedings. Until discovery is significantly underway, CEMEX cannot assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX.

•

In July 2008, Strabag SE (“Strabag”,) one of the leading suppliers of building materials in Europe, entered into a Share Purchase Agreement (“SPA”) to purchase CEMEX’s operations in Austria and Hungary for €310 (US$402 or $5,612), subject to authorization of the competition authorities in such countries. On July 1, 2009, Strabag notified CEMEX of its purported rescission of the SPA, arguing that the regulatory approvals were not obtained before June 30, 2009. In October 2009, CEMEX filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce (“ICC”,) requesting a declaration that Strabag’s rescission of the SPA was invalid and claiming the payment of damages caused to CEMEX for the alleged breach of the SPA for €150 (US$195 or $2,722.) In December 2009, Strabag requested the tribunal to dismiss the claim and also filed a counterclaim for the payment of damages and applied for security for costs related to the arbitration proceedings for an aggregate amount of approximately €2 (US$3 or $36). The security for costs application was withdrawn by Strabag in March 2010. The arbitration tribunal was constituted on February 16, 2010, and a first procedural hearing was held on March 23, 2010 at which parties agreed on the terms of reference and procedural rules in accordance to ICC Rules of Arbitration. On June 30, 2010, CEMEX submitted its statement of claim and its list of witnesses. On October 29, 2010, Strabag submitted its statement of defense and counterclaim. On January 14, 2011, CEMEX submitted its reply and answer to Strabag’s counterclaim. On March 7, 2011, Strabag submitted its response. The hearing on quantum (attended by the quantum experts) took place on September 20, 2011. A second hearing on quantum was held on November 23 and 24, 2011. Post-hearing briefs were submitted on December 22, 2011 concluding this stage of the proceedings. CEMEX is now awaiting the arbitral tribunal’s final award which is expected to be issued within the first six months of 2012.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

•

In April 2006, the cities of Kaštela and Solin in Croatia published their respective development master plans, adversely impacting the mining concession granted to a CEMEX’s subsidiary in Croatia by the Croatian government in September 2005. In May 2006, CEMEX filed an appeal before a constitutional court seeking a declaration by the court of its rights and seeking prohibition of the implementation of the master plans. The municipal courts in Kaštela and Solin had previously rejected the appeals presented by CEMEX. These resolutions were appealed. These cases are currently under review by the Constitutional Court in Croatia, and it is expected that these proceedings will continue for several years before resolution. During the proceedings, the Administrative Court in Croatia ruled in favor of CEMEX, validating the legality of the mining concession granted by the government of Croatia. This decision was final. However, CEMEX expects a resolution from the Constitutional Court to determine if the cities of Kaštela and Solin, within the scope of their master plans, can unilaterally change the borders of exploited fields. CEMEX believes that a declaration of the Constitutional Court will enable it to seek compensation for the losses caused by the proposed changes to the borders of the land available for extraction.

•

In August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia and other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia. The lawsuit claimed that CEMEX Colombia and other ASOCRETO members were liable for the premature distress of the roads built for the mass public transportation system in Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs sought the repair of the roads and estimated that the cost of such repair would be approximately 100 billion Colombian pesos (US$51 or $712.) In January 2008, CEMEX Colombia was subject to a court order, sequestering a quarry called El Tunjuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia would be required to deposit with the court 337.8 billion Colombian pesos (US$174 or $2,429) in cash. CEMEX appealed this decision and also requested that the guarantee be covered by all defendants in the case. In March 2009, the Superior Court of Bogotá allowed CEMEX to offer security in the amount of 20 billion Colombian pesos (US$10 or $140.) CEMEX deposited the security and, in July 2009, the attachment was lifted. At this stage, we are not able to assess the likelihood of an adverse result or the potential damages that could be borne by CEMEX Colombia.

•

The government of Venezuela claimed that three cement transportation vessels, transferred before the expropriation of CEMEX Venezuelan operations, continued to be the property of the former CEMEX Venezuela, and obtained interim measures before a Venezuelan court barring further transfer or disposition of the vessels. The government of Venezuela attempted to enforce this interim measure in the courts of Panama. On November 2010, the Panamanian Supreme Civil Court confirmed its prior rejection of such attempt to give the Venezuelan interim measures legal effect in Panama. As a result of the settlement agreements between the government of Venezuela and CEMEX (note 9B,) this claim was released and the vessels continue to be CEMEX’s property.

As of December 31, 2011, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, CEMEX is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, CEMEX may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice CEMEX’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, CEMEX has disclosed qualitative information with respect to the nature and characteristics of the contingency, but has not disclosed the estimate of the range of potential loss.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

21.	RELATED PARTIES

All significant balances and transactions between the entities that constitute the CEMEX group have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: i) the sale and purchase of goods between group entities; ii) the sale and/or acquisition of subsidiaries’ shares within the CEMEX group; iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and iv) loans between related parties. Transactions between group entities were conducted on arm’s length terms based on market prices and conditions.

The definition of related parties includes entities or individuals outside the CEMEX group, which, pursuant to their relationship with CEMEX, may take advantage of being in a privileged situation. Likewise, this applies to cases in which CEMEX may take advantage of such relationships and obtain benefits in its financial position or operating results. CEMEX’s transactions with related parties are executed under market conditions. CEMEX has identified the following transactions between related parties:

•

Mr. Bernardo Quintana Isaac, a member of the board of directors of CEMEX, S.A.B. de C.V., is the current chairman of the board of directors of Empresas ICA, S.A.B. de C.V. (“Empresas ICA”,) and was its chief executive officer until December 31, 2006. Empresas ICA is one of the most important engineering and construction companies in Mexico. In the ordinary course of business, CEMEX extends financing to Empresas ICA in connection with the purchase of CEMEX’s products, on the same credit conditions that CEMEX awards to other customers.

•

Mr. José Antonio Fernández Carbajal, a member of the board of directors of CEMEX, S.A.B. de C.V., is president and chief executive officer of Fomento Empresarial Mexicano, S.A.B. de C.V. (“FEMSA”), a large multinational beverage company. In the ordinary course of business, CEMEX pays and receives various amounts to and from FEMSA for products and services for varying amounts on market terms. Mr. Fernández Carbajal is also vice-chairman of the board of Consejo de Enseñanza e Investigación Superior, A.C. (the managing entity of Instituto Tecnológico y de Estudios Superiores de Monterrey or ITESM,) of which Mr. Lorenzo Zambrano, chief executive officer and chairman of CEMEX’s board of directors, is chairman of the board. ITESM has received contributions from CEMEX for amounts that were not material in the periods presented.

•	Mr. Rafael Rangel Sostmann, a member of the board of directors of CEMEX, S.A.B. de C.V., was the dean of ITESM until September 12, 2011.

•	During 2011, 2010 and 2009, there were no loans between CEMEX and its board members or top management executives.

•

For the years ended December 31, 2011, 2010 and 2009, the aggregate amount of compensation paid by CEMEX, S.A.B. de C.V. and subsidiaries to its board of directors, including alternate directors, and top management executives, was approximately US$24 ($300,) US$11 ($139) and US$11 ($144,) respectively. Of these amounts, approximately US$18 ($225) in 2011, US$8 ($101) in 2010 and US$10 ($131) in 2009, was paid as compensation plus performance bonuses, while approximately US$6 ($75) in 2011, US$3 ($38) in 2010 and US$1 ($13) in 2009, corresponded to share payments under the long-term incentive program in restricted CPOs.

22.	SUBSEQUENT EVENTS

On January 3, 2012, in connection with the purported class action lawsuits alleging price-fixing in Florida (note 20B,) the court denied both motions, ruling that the cases cannot proceed as class actions. On January 5, 2012, the court stayed both cases pending the resolution of any potential appeal of the court’s ruling denying the motions for class certification. On January 17, 2012, the plaintiffs in the action involving entities that purchased ready-mix concrete directly from one or more of the defendants filed a petition with the Eleventh Circuit Court of Appeals, requesting that the Eleventh Circuit exercise its discretion to immediately review the trial court's decision denying their class certification motion.

On January 12, 2012, in connection with the investigation of the CNC in Navarre, Spain, the CNC notified CEMEX of its final decision on this matter, imposing a fine of 500 thousand euro (648 thousand dollars or $9) against CEMEX España for price-fixing and market sharing in the concrete market of Navarre from June 2008 through September 2009. CEMEX España denies any wrongdoing and is considering lodging an appeal before the competent court. This appeal must be lodged within two months from the date when the decision was notified.

On January 19, 2012, CEMEX informed that both the London Stock Exchange plc and the Irish Stock Exchange Limited published an announcement made by Readymix plc, an indirect subsidiary of CEMEX in the Republic of Ireland, in which the directors of Readymix plc announced that they have been approached by Readymix Investments, another indirect subsidiary of CEMEX, regarding the preliminary terms of a possible offer that Readymix Investments may be prepared to make for all the shares in Readymix plc that are not already indirectly owned by CEMEX. The directors of Readymix plc indicated that Readymix Investments was prepared to offer €0.22 per share in cash and that discussions with Readymix Investments had commenced.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

23.	MAIN OPERATING SUBSIDIARIES

The main operating subsidiaries as of December 31, 2011 and 2010 were as follows:

		% interest
Subsidiary	Country	2011	2010
CEMEX México, S. A. de C.V. 1	Mexico	100.0	100.0
CEMEX España, S.A. 2	Spain	99.9	99.9
CEMEX, Inc.	United States	100.0	100.0
CEMEX (Costa Rica), S.A.	Costa Rica	99.1	99.1
CEMEX Nicaragua, S.A.	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
CEMEX Colombia, S.A.	Colombia	99.7	99.7
Cemento Bayano, S.A.	Panama	99.5	99.5
CEMEX Dominicana, S.A.	Dominican Republic	100.0	100.0
CEMEX de Puerto Rico Inc.	Puerto Rico	100.0	100.0
CEMEX France Gestion (S.A.S.)	France	100.0	100.0
Solid Cement Corporation 3	Philippines	100.0	100.0
APO Cement Corporation 3	Philippines	100.0	100.0
CEMEX (Thailand) Co., Ltd. 3	Thailand	100.0	100.0
CEMEX Holdings (Malaysia) Sdn Bhd 3	Malaysia	100.0	100.0
CEMEX U.K.	United Kingdom	100.0	100.0
CEMEX Deutschland, AG.	Germany	100.0	100.0
CEMEX Austria, AG.	Austria	100.0	100.0
CEMEX Hrvatska d.d.	Croatia	100.0	100.0
CEMEX Czech Operations, s.r.o.	Czech Republic	100.0	100.0
CEMEX Polska sp. Z.o.o.	Poland	100.0	100.0
CEMEX Hungária Kft.	Hungary	100.0	100.0
Readymix PLC. 4	Ireland	61.2	61.2
CEMEX Holdings (Israel) Ltd.	Israel	100.0	100.0
CEMEX SIA	Latvia	100.0	100.0
CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC 5	United Arab Emirates	100.0	100.0
CEMEX AS	Norway	100.0	100.0
Cimentos Vencemos do Amazonas, Ltda.	Brasil	100.0	100.0
Readymix Argentina, S.A.	Argentina	100.0	100.0
CEMEX Jamaica	Jamaica	100.0	100.0
Neoris N.V.	The Netherlands	99.6	99.6

1.	CEMEX México, S.A. de C.V. is the indirect holding company of CEMEX España, S.A. and subsidiaries.
2.	CEMEX España, S.A. is the indirect holding company of all CEMEX’s international operations.
3.	Represents CEMEX’s indirect interest in the economic benefits of these entities.
4.	Readymix plc is listed in the Irish stock exchange.
5.	CEMEX owns 49% of the common stock of these entities and obtains 100% of the economic benefits, through arrangements with other stockholders.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

24.	MIGRATION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS BEGINNING JANUARY 1, 2012

As mentioned in note 2A, due to requirements of the CNBV for public entities to prepare their consolidated financial statements in accordance with IFRS, as issued and interpreted by the IASB, no later than January 1, 2012, these are CEMEX’s last consolidated financial statements prepared under MFRS. For this transition, CEMEX gathered the necessary material and human resources required for the identification and quantification of the differences between MFRS and IFRS for purposes of the opening IFRS balance sheet dated January 1, 2010, as well as for the conversion to IFRS of its financial information systems beginning in 2012. As of December 31, 2011, the migration process to IFRS had been substantially completed. CEMEX is currently in the process of finalizing its financial statements under IFRS for the years ended December 31, 2011 and 2010, using for these purposes IFRS effective as of December 31, 2011, and which are expected to be issued during the first quarter of 2012.

In preparing its opening IFRS balance sheet, based on IFRS 1, “First time adoption of IFRS” (“IFRS 1”,) CEMEX has adjusted the amounts previously reported in financial statements prepared under MFRS. A description of how the transition from MFRS to IFRS has affected CEMEX’s financial position is described below:

A)	IFRS 1 EXEMPTION OPTIONS

Set out below are the applicable IFRS 1 exemptions applied in the conversion from MFRS to IFRS:

Exemption for cumulative translation differences

IFRS 1 permits cumulative translation gains and losses on the conversion and consolidation of foreign subsidiaries’ financial statements and equity method investments that were generated under MFRS to be reset to zero at the transition date. This provides relief from determining cumulative currency translation differences in accordance with IAS 21, “The effects of changes in foreign exchange rates” (“IAS 21”), from the date a subsidiary or equity method investee was formed or acquired. CEMEX elected to reset to zero all cumulative translation gains and losses against the opening balance of retained earnings under IFRS at its transition date.

Exemption for fair value as deemed cost

IFRS 1 provides the option to measure at its fair value an item of property, plant and equipment, and certain intangibles at the date of transition to IFRS and use such fair value as its deemed cost at that date or to use a previous GAAP (Generally Accepted Accounting Principles) revaluation, if the revaluation is broadly comparable to:a) fair value; or b) cost or depreciated cost in accordance with IFRS, adjusted to recognize the inflation index changes.

CEMEX elected, at its transition date, to measure its mineral reserves, buildings and major machinery and equipment at fair value in those instances when the carrying amounts under MFRS did not comply with IFRS 1. CEMEX also elected to use the revaluation of its property, plant and equipment related to its acquisition of Rinker Group Limited, which was determined in 2007 before the date of transition to IFRS. For the minor equipment, CEMEX elected to use its MFRS revaluation as deemed cost under IFRS. The net effect from revaluation was recognized against the opening balance of retained earnings under IFRS at its transition date. Going forward, CEMEX will adopt the policy of cost method for its property, plant and equipment in accordance with IFRS.

Exemption for employee benefits

In connection with defined benefit plans, IFRS 1 provides retrospective relief from applying IAS 19, “Employee Benefits” (“IAS 19”,) for the recognition of actuarial gains and losses. In line with this exemption, CEMEX elected to recognize all cumulative actuarial gains and losses that existed at its transition date against the opening balance of retained earnings under IFRS for all its defined benefit plans. Going forward, CEMEX will adopt a policy of recognizing all actuarial gains and losses immediately in the period in which they occur against other comprehensive income (equity reserves) as permitted under IAS 19.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Exemption for investments in subsidiaries, jointly controlled entities and associates

When an a entity has elected the cost model and not fair value, to account for investments in subsidiaries, jointly controlled entities and associates in its separate financial statements, IFRS 1 permits to measure that investment at one of the following amounts on date of transition: a) cost, in accordance with IAS 27, “Consolidated and separate financial statements” (“IAS 27”); or b) deemed cost. The deemed cost of such an investment shall be either: i) fair value at the entity’s date of transition to IFRS in its separate financial statements; or ii) the previous GAAP carrying amount at that date.

CEMEX, S.A.B de C.V. elected to measure its investments in subsidiaries, jointly controlled entities and associates in its separate financial statements at its MFRS carrying amount at its date of transition. Prospectively, CEMEX, S.A.B de C.V. will adopt the policy to recognize its investments in subsidiaries, jointly controlled entities and associates in its separate financial statements at cost.

Exemption for assets and liabilities of subsidiaries, associates and joint ventures

IFRS 1 permits that if a parent entity becomes a first-time adopter later than its subsidiary, in its consolidated financial statements, it shall measure its assets and liabilities of the subsidiary (or associate or joint venture) on the date of transition at the same carrying amounts as in the IFRS financial statements of the subsidiary (or associate or joint venture), after adjusting for consolidation and equity accounting adjustments and for the effects of the business combination in which the entity acquired the subsidiary.

Based on this exemption, CEMEX elected to measure the assets and liabilities of its subsidiaries in Ireland, United Arab Emirates, Croatia, Guatemala, Panama, Dominican Republic, Costa Rica and Nicaragua that have already adopted IFRS prior to CEMEX, S.A.B. de C.V. at the same carrying amounts as in the IFRS financial statements of those subsidiaries after adjustments to homologate the group’s accounting policies.

Exemption for asset retirement obligations included in the cost of property, plant and equipment

IFRS 1 provides retrospective relief from applying IFRIC 1, “Changes in existing decommissioning, restoration and similar liabilities” (“IFRIC 1”), to changes in these liabilities that occurred before the transition date and provides a shortcut method to determine the cost of decommissioning at the date of transition, by means of which, initially, the decommissioning, restoration or similar liability is estimated at the date of transition in accordance with IAS 37 “Provisions, contingent liabilities and contingent assets” (“IAS 37”); secondly, the amount that would have been included in the cost of the related asset when the liability first arose is estimated by discounting the liability to that date using the best estimate of the historical risk-adjusted discount rate that would have applied for that liability; and finally, the accumulated depreciation on that amount is calculated as at the date of transition to IFRS on the basis of the current estimate of the useful life of the asset according to the depreciation policy under IFRS.

CEMEX elected to use this exemption and applied the shortcut method at its transition date.

Exemption for borrowing costs

IFRS 1 permits an entity to apply the transitional provisions set out in the revised IAS 23, “Borrowing costs” (“IAS 23”), with any reference to the effective date being interpreted as January 1, 2009, or the date of transition to IFRS whichever is later.

For any borrowing costs not being capitalized at the date of transition, CEMEX elected to apply this exemption and capitalized borrowing costs prospectively as from the transition date.

Exemption for business combinations

IFRS 1 provides the option to apply IFRS 3, “Business Combinations” (“IFRS 3”), prospectively from the transition date or from a specific date prior to the transition date. An entity electing to restate business combinations from a specific date prior to the transition date should include all acquisitions that occurred during such period. This option provides relief from full retrospective application that would require restatement of all business combinations that occurred prior to the transition date.

CEMEX elected to apply IFRS 3 prospectively to business combinations occurring after its transition date. Business combinations occurring prior to the transition date were not restated; consequently, goodwill balances under MFRS at the transition date were not affected by the migration to IFRS except for, that according to the IFRS 1 requirements, the assets or liabilities segregation that under the previous GAAP was not allowed its recognition, and which were segregated to goodwill.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

B)	IFRS 1 MANDATORY EXCEPTIONS

Set out below are the applicable mandatory exceptions in IFRS 1 applied by CEMEX in the conversion from MFRS to IFRS:

Exception for accounting estimates

IFRS estimates at transition date shall be consistent with estimates made for the same date in accordance with previous GAAP unless there is objective evidence that those estimates were in error. CEMEX reviewed its estimates at transition date and there were no modifications to previous estimates.

C)	RECONCILIATIONS OF MFRS TO IFRS

As of December 31, 2011, CEMEX’s presentation of amounts under IFRS represent its best estimates and are subject to further adjustments resulting from the ongoing review and audit process. Considering the disclosure requirements of Interpretation 19 under MFRS and IFRS 1, the following tables present the reconciliations from MFRS to IFRS of the main accounts of the consolidated balance sheet as of January 1, 2010:

Millions of Mexican pesos	Notes to the reconciliation	MFRS	Adjustments	IFRS
Cash and investments		$14,104	—	14,104
Trade receivables less allowance for doubtful accounts		13,383	—	13,383
Other accounts receivable and other current assets	(a, b, c)	13,090	6,952	20,042
Inventories, net	(d)	16,193	(11)	16,182
Investments and non-current accounts receivable	(c)	31,998	(58)	31,940
Property, machinery and equipment, net	(e, f)	258,863	(12,257)	246,606
Goodwill, intangible assets and deferred charges, net	(f, g, k)	234,509	(9,961)	224,548

Total assets		582,140	(15,335)	566,805

Short-term and long-term debt	(h)	211,144	(150)	210,994
Trade payables, other accounts payable and accrued expenses	(i, j)	41,445	597	42,042
Short-term and long-term other financial obligations	(a)	2,090	7,261	9,351
Employee benefits and other non-current liabilities	(b, i, l)	37,395	17,620	55,015
Deferred income taxes	(k)	32,601	(1,344)	31,257

Total liabilities		324,675	23,984	348,659

Total stockholders’ equity		257,465	(39,319)	218,146

Total liabilities and stockholders’ equity		$582,140	(15,335)	566,805

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

D)	NOTES TO THE RECONCILIATIONS FROM MFRS TO IFRS

a)	Derecognition of financial assets and liabilities

As mentioned in note 5, CEMEX has securitization programs in several countries with various financial institutions under which, in accordance with MFRS and considering the surrender of control associated with the trade receivables sold and that there is no guarantee or obligation to reacquire the assets, the accounts receivable are removed from the balance sheet at the moment of the sale, except for the amounts that were reclassified to other short-term accounts receivable. IAS 39 does not permit many securitizations to qualify for derecognition. Hence, under IFRS, except for non-recourse factoring transactions, CEMEX´s securitization programs of accounts receivable at the IFRS transition date did not qualify for derecognition as they include some ongoing involvement of CEMEX that causes it to retain some of the risks and rewards related to the transferred assets. The impact from the recognition of accounts receivables and the corresponding liability under IFRS was an increase of approximately $7,193 in other accounts receivable against other financial obligations as of January 1, 2010.

b)	Fair value of derivative financial instruments

IAS 39 requires that the fair value of derivative financial instruments reflects its credit quality, in comparison with MFRS that does not provide any related guidance. The effect of including the credit risk within CEMEX´s derivative financial instruments represents an increase of $97 against retained earnings in the opening balance sheet.

c)	Others

In order to comply with IFRS presentation requirements, there are certain reclassifications between line items in the opening balance sheet for a net amount of approximately $137.

d)	Storage costs

According to IAS 2, storage costs that are incurred during the production process should be excluded from the cost of inventories and are required to be expensed in the period in which they are incurred, in comparison to MFRS, which does not provide any explicit guidance in this regard. Storage costs recognized within inventories under MFRS were canceled under IFRS, representing a reduction of $11 against retained earnings in the opening balance sheet.

e)	Property, machinery and equipment

As permitted by IFRS 1, in its opening balance sheet under IFRS as of January 1, 2010, CEMEX applied the fair value as deemed cost exemption to mineral reserves, as well as certain buildings and major machinery and equipment located in several countries. The appraisal reports prepared on these items as of January 1, 2010 determined a fair value of approximately $201,233, which resulted in a decrease of approximately $2,918 as compared to the carrying amount of such assets under MFRS, which was recognized against retained earnings in the opening balance sheet under IFRS.

As of January 1, 2010, certain major components of machinery and equipment were classified as inventories under MFRS. These items met the definition of property, plant and equipment in accordance with IAS 16 under IFRS. Therefore, in its opening balance sheet under IFRS, CEMEX reclassified these components from inventories under MFRS to property, machinery and equipment under IFRS for approximately $675. CEMEX adopted the same approach under MFRS in 2010 (note 10); therefore, there is no effect arising from this difference in the balance sheet as of December 31, 2011 and 2010 under MFRS as compared to IFRS.

Under IFRS, the threshold to consider whether an economy is hyperinflationary, in order to restate certain components of the financial statements by inflation, is reached when the accumulated inflation rate over the last three years is approachingor exceeds 100%; whereas under MFRS, such threshold is met at 26% during the same period. Consequently, in its opening balance sheet under IFRS as of January 1, 2010, CEMEX eliminated inflation restatement effects of property, machinery and equipment and intangible assets recognized under MFRS for approximately $5,081 against the initial balance of retained earnings. Upon transition to IFRS as of January 1, 2010, the 100% threshold was not reached in any country in which CEMEX operates.

f)	Intangible assets

Rights for using rented quarries that were recognized as part of property, plant and equipment under MFRS for approximately $4,258 as of January 1, 2010, were reclassified to intangibles assets according to IAS 38 under IFRS. In addition, as required by IFRS 1, CEMEX performed the identification and separation of certain, significant, intangible assets that were recognized within goodwill. As a result, extraction permits in the cement and ready-mix concrete sectors, were reclassified from goodwill to intangible assets. Additionally, some extraction permits were measured at fair value, resulting in a net decrease of intangible assets for approximately $12,134.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

g)	Deferred financing costs

A portion of the balance of costs associated with CEMEX’s Financing Agreement in 2009 that were deferred under MFRS for approximately $5,048 as of January 1, 2010, did not meet all the requirements for capitalization and deferral under IAS 39 and were immediately recognized upon transition against retained earnings in the opening balance sheet, decreasing the balance of intangible assets and other deferred charges under IFRS as of January 1, 2010.

h)	Fair value of the Financing Agreement

As described in note 12A, CEMEX entered into a Financing Agreement with its major creditors, by means of which, among other things, CEMEX extended the maturities of its syndicated and bilateral loans, private placements and other obligations. Under both MFRS and IFRS, the Financing Agreement qualified as the emission of new debt and the extinguishment of the old facilities. Nonetheless, based on IAS 39, the new debt should be initially measured at fair value; resulting in a decrease of debt in the opening balance sheet under IFRS of $150, recognized against opening retained earnings.

i)	Pensions and other postretirement benefits

As previously mentioned, CEMEX elected to apply the IFRS 1 employee benefits exemption. Accordingly, cumulative net actuarial losses pending for amortization under MFRS as of January 1, 2010 for approximately $5,730 were immediately recognized in opening retained earnings under IFRS, increasing the employee benefits’ liability.

Upon transition to IFRS as of January 1, 2010, CEMEX has also eliminated the employee termination benefits component from the employee benefits liability accrued under MFRS for approximately $345 against retained earnings in the opening balance sheet under IFRS, as termination benefits are only accrued in accordance with IAS 19 when the entity is demonstrably committed to paying the legal obligation to an employee; otherwise, they are expensed as incurred. Under MFRS they are accrued if payment is probable considering the historical behavior of redundancy payments.

j)	Asset retirement obligations

As previously mentioned, CEMEX elected to use the exemption provided in IFRS 1 to account for the changes in asset retirement obligations (decommissioning costs) and related assets at the transition date using the shortcut method. The impact of this change on the liability was an increase of approximately $433 as of January 1, 2010, which was recognized against the related assets in the opening balance sheet under IFRS.

k)	Deferred income taxes

Changes in deferred tax assets and liabilities as of January 1, 2010, represent the impact of deferred taxes on the adjustments necessary for the transition to IFRS. As a result, deferred tax assets recognized under MFRS increased by approximately $2,963, while deferred tax liabilities decreased by approximately $1,344, in both cases recognized against retained earnings in the opening balance sheet under IFRS as of January 1, 2010.

l)	Uncertain tax positions

Under MFRS, the income tax effects from an uncertain tax position are recognized following a cumulative probability model; meanwhile, under IFRS, the tax effects of a position are measured using either an expected value approach or a single best estimate of the most likely outcome only if it is “more-likely-than-not” to be sustained based on its technical merits as of the reporting date. In making this assessment, CEMEX has assumed that the tax authorities will examine each position and have full knowledge of all relevant information. Each position has been considered on its own, regardless of its relation to any other broader tax settlement. The more-likely-than-not threshold represents a positive assertion by management that CEMEX is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained, no benefits of the position are to be recognized. As a result of the difference in the measurement and recognition of the effects related to uncertain tax positions between MFRS and IFRS described above, in its opening balance sheet under IFRS as of January 1, 2010, CEMEX increased the provision for uncertain tax positions recorded under MFRS for approximately $13,265 against the opening balance of retained earnings.

m)	Cumulative translation adjustment

In its opening balance sheet under IFRS as of January 1, 2010, according to the election provided by IFRS 1, CEMEX elected to reset to zero the cumulative translation adjustment account accrued under MFRS at the same date for approximately $28,668 against the opening balance of retained earnings. Total stockholders’ equity was not changed as a result of this reclassification.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

25.	NOTES TO PARENT COMPANY-ONLY FINANCIAL STATEMENTS

A.	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” or the “Parent Company” used in these accompanying notes to the Parent Company only financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of Parent Company only and consolidated financial statements was authorized by the Company’s management on January 26, 2011. These financial statements will be submitted for approval to the ordinary shareholders meeting scheduled to take place on February 23, 2012.

B.	SIGNIFICANT ACCOUNTING POLICIES

The Parent Company’s financial statements were prepared in accordance to MFRS, and whenever applicable, the same accounting policies listed in note 2 to the consolidated financial statements of CEMEX,S.A.B. de C.V. and subsidiaries were followed. This note 25 includes references to other notes to the consolidated financial statements in those cases in which the information also refers to the Parent Company. For the reasons described below, these are the last financial statements of CEMEX, S.A.B de C.V. prepared in accordance with MFRS.

Migration to International Financial Reporting Standards beginning January 1, 2012

As mentioned in note 2, by requirement of the CNBV, all registrants whose shares are listed on the MSE are required to prepare their consolidated financial statements in accordance with IFRS, as issued by the IASB, no later than January 1, 2012. As a result of the adoption of IFRS for the preparation of CEMEX’s consolidated financial statements, the Parent Company will also adopt IFRS, as issued and interpreted by the IASB, beginning on January 1, 2012. For this purpose, the Parent Company gathered the necessary material and human resources required for the identification and quantification of the differences between MFRS and IFRS for purposes of the initial balance sheet as of January 1, 2010, as well as for the conversion to IFRS of its financial information systems beginning in 2012. As of December 31, 2011, the migration process to IFRS had been substantially completed; nonetheless, certain pending items will be finished during the first quarter of 2012. See note 25Q for a description of the Parent Company’s migration to IFRS and the detail of the main effects in its financial statements, following disclosure requirements of Interpretation 19.

Definition of terms

When reference is made to pesos or “$,” it means Mexican pesos. Except when specific references are made to “earnings per share” and “prices per share”, the amounts in the financial statements and the accompanying notes are stated in millions of pesos. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”.) When reference is made to “£” or pounds, it means millions of British pounds sterling. When reference is made to “€” or euros, it means millions of the currency in circulation in a significant number of European Union countries.

When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a convenience translation into dollars, into pesos, or both, as applicable. These translations are provided as informative data and should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. The convenience translation procedures used are detailed as follows:

•

In 2011, 2010 and 2009, translations of pesos into dollars, and dollars into pesos were determined, for balance sheet amounts, using the closing exchange rates of $13.96 pesos per dollar, $12.36 pesos per dollar and $13.09 pesos per dollar, respectively and, for statements of operations amounts, using the average exchange rates of $12.48 pesos per dollar, $12.67 pesos per dollar and $13.60 pesos per dollar for 2011, 2010 and 2009, respectively.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Inflationary accounting

Beginning on January 1, 2008, pursuant to MFRS B-10, the financial statements subject to restatement are those related to an entity whose functional currency corresponds to a country in which the cumulative inflation rate over the past three years equals or exceeds 26% (i.e., a high-inflation environment). Designation takes place at the end of each year and inflation restatement is applied prospectively.

The amounts in the statements of operations, the statements of cash flows and the statement of changes in stockholders’ equity are presented in nominal pesos. The restatement adjustments as of December 31, 2007, the date the inflationary accounting was discontinued, are part of the carrying amounts of the related assets. When moving from a low-inflation to a high-inflation environment, the initial restatement factor must consider the cumulative inflation since the last time in which inflationary accounting was applied.

Statements of cash flows

The statements of cash flows present cash inflows and outflows in nominal currency, and exclude inflation effects and unrealized foreign exchange effects. The statements of cash flows exclude the following transactions that did not represent sources or uses of cash:

•	In 2011, 2010 and 2009, the increases in stockholders’ equity associated with the capitalization of retained earnings for $4,216, $5,481 and $4,373, respectively (note 16A);

•	In 2011, 2010 and 2009, the increase in stockholders’ equity associated with CPOs issued as part of the executive stock-based compensation for $495, $312 and $163, respectively (note 16A);

•

In 2010 and 2009, a decrease of $2,911 and an increase of $2,245, respectively, in taxes payable as a result of the Mexican tax reform of 2009, which were recognized against retained earnings (notes 15A and 16B). As of December 31, 2011 and 2010, the line item “Cash and investments” of the Parent Company in the balance sheet for $4,103 and $195, respectively refer to the CBs reserve (note 12A); and

•

In 2009, the effects of the exchange of CBs for mandatorily convertible securities (note 12B), which represented a reduction in debt of $4,007, an increase in other financial obligations of $2,036 and an increase in stockholders’ equity of $1,971 (net of issuance expenses).

C.	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2011 and 2010, other short-term accounts receivable of the Parent Company consisted of:

	2011	2010
Non-trade accounts receivable	$86	294
Other refundable taxes	412	281

	$498	575

D.	INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES

As of December 31, 2011 and 2010, investments of the Parent Company in subsidiaries and associates, which are accounted for by the equity method, were as follows:

	2011	2010
Book value at acquisition date	$124,757	107,749
Revaluation by equity method	175,085	156,802

	$299,842	264,551

During 2011, the Parent Company made equity contributions to a subsidiary in Mexico for approximately $19,300. Additionally, in 2011, the Parent Company sold within the group certain investments in subsidiaries in Egypt for approximately $2,292.

E.	LAND AND BUILDINGS

As of December 31, 2011 and 2010, the Parent Company’s land and buildings were summarized as follows:

	2011	2010
Land	$1,819	1,819
Buildings	465	470
Accumulated depreciation	(316)	(312)

	$1,968	1,977

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

F.	GOODWILL AND DEFERRED CHARGES

As of December 31, 2011 and 2010, the Parent Company’s goodwill and deferred charges consisted of:

	2011	2010
Intangible assets of indefinite useful life:
Goodwill, net	$1,894	1,894
Deferred charges:
Deferred financing costs	3,686	3,141
Deferred income taxes (note J)	4,005	4,216
Accumulated amortization	(2,068)	(1,130)

Total deferred charges	$5,623	6,227

Total goodwill and deferred charges, net	$7,517	8,121

During 2009, the Parent Company capitalized financing costs associated with the Financing Agreement for approximately $2,843 (US$209). Under MFRS, the Financing Agreement qualified as the issuance of new debt and the extinguishment of the old facilities. Consequently, approximately $92 (US$7) of deferred financing costs associated with the extinguished debt were recognized immediately in the statement of operations.

Goodwill of the Parent Company refers to a portion of the reporting unit in Mexico (note 11). During the last quarter of 2011, 2010 and 2009, the Parent Company performed its annual test for goodwill impairment. For the years ended December 31, 2011, 2010 and 2009, the Parent Company did not recognize impairment losses for goodwill, considering that all impairment tests presented an excess of the value in use (discounted cash flows) over the carrying amount of goodwill in the reporting unit to which those cash flows relate. The projection models for cash flows to value long-lived assets include long-term variables. The Parent Company believes that its cash flow projections and the discount rates used to bring the cash flows to present value reasonably reflect current economic conditions at the time of the calculations, considering that: a) the starting point of future cash flow models is the operating flow for the previous year; b) the cost of capital reflects current risks and volatility in the markets; and c) the cost of debt represents the Parent Company’s specific interest rates.

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, long-term growth expectations in the different markets, as well as the discount rates and the rates of growth in perpetuity used. The Parent Company uses after-tax discount rates for its reporting unit in Mexico, which are applied to after-tax cash flows. Undiscounted cash flows are significantly sensitive to the growth rate in perpetuity used. Likewise, discounted cash flows are significantly sensitive to the discount rate used. The higher the growth rate in perpetuity applied, the higher the amount obtained of undiscounted future cash flows by reporting unit. Conversely, the higher the discount rate applied, the lower the amount obtained of discounted estimated future cash flows by reporting unit. For impairment tests in 2011 and 2010 of the reporting unit in Mexico, the Parent Company used discount rates of 9.3% and 10.0% i, as well as a growth rate in perpetuity of 2.5% in both years.

G.	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2011 and 2010, other accounts payable and accrued expenses of the Parent Company are disclosed below:

	2011	2010
Other accounts payable, accrued expenses, dividends payable and interest payable	$1,829	402
Taxes payable	1,690	2,390

	$3,519	2,792

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

H.	SHORT-TERM AND LONG-TERM DEBT AND OTHER FINANCIAL OBLIGATIONS

As of December 31, 2011 and 2010, the Parent Company’s debt by interest rate and currency type, was as follows:

	2011			2010
	Short-term	Long-term	Total	Short-term	Long-term	Total
Floating rate debt	$2,674	37,532	40,206	3,922	38,183	42,105
Fixed rate debt	1,480	23,315	24,795	759	2,048	2,807

	$4,154	60,847	65,001	4,681	40,231	44,912

Effective rate 1
Floating rate	4.9%	5.8%		5.4%	5.2%
Fixed rate	11.5%	8.4%		7.7%	9.7%

	2011				2010
	Short-term	Long-term	Total	Effective rate 1	Short-term	Long-term	Total	Effective rate 1
Dollars	$54	57,580	57,634	6.6%	48	27,764	27,812	4.8%
Pesos	4,100	3,267	7,367	9.6%	4,633	12,467	17,100	6.7%

	$4,154	60,847	65,001		4,681	40,231	44,912

1	Represents the weighted average effective interest rate.

As of December 31, 2011 and 2010, the Parent Company’s short-term debt included $4,154 and $4,406, respectively, representing current maturities of long-term debt.

The maturities of the Parent Company’s long-term debt as of December 31, 2011, which include the amortization of debt under the Financing Agreement (note 12A), were as follows:

Parent 1
2013	$1,873
2014	24,416
2015	11,131
2016	54
2017 and thereafter	23,373

$60,847

1	The Parent Company has debt associated with the acquisition of foreign subsidiaries and designated as hedge of the net investment in foreign subsidiaries for an average amount of approximately US$5,484 in 2011, US$2,829 in 2010 and US$3,200 in 2009.

Relevant debt transactions during 2011 and 2010

During 2011 and 2010, in connection with the repayments and amortizations under the Financing Agreement, which is described in note 12A, the Parent Company avoided a 0.5% increase in the interest rate beginning in January 2012 and addressed all maturities under the Financing Agreement until December 2013.

On July 11, 2011, the Parent Company closed the reopening of its January 2011 Notes, as described below, and issued US$650 aggregate principal amount of additional notes at 97.616% of face value plus any accrued interest. The Parent Company used the net proceeds from the reopening for general corporate purposes and the repayment of debt, including debt under the Financing Agreement, in order to continue improving its debt maturities profile and avoid incremental interest costs.

On April 5, 2011, the Parent Company closed the offering of US$800 aggregate principal amount of Floating Rate Senior Secured Notes due in 2015 (the “April 2011 Notes”), which were issued at 99.001% of face value. The April 2011 Notes are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. The net proceeds from the offering, approximately US$788, were used to repay indebtedness under the Financing Agreement.

On January 11, 2011, the Parent Company closed the offering of US$1 billion aggregate principal amount of its 9.0% senior secured notes due in 2018 (the “January 2011 Notes”), which were issued at 99.364% of face value, and are callable beginning on their fourth anniversary. The January 2011 Notes share the collateral pledged to the lenders under the Financing Agreement and other senior secured indebtedness having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. This transaction improved CEMEX’s debt maturity profile and reduced short-term refinancing risk.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Other financial obligations in the Parent Company’s balance sheet as of December 31, 2011 and 2010 are detailed as follows:

	2011		2010
	Short-term	Long-term	Short-term	Long-term
I. Convertible subordinated notes due 2018	$—	7,542	—	—
I. Convertible subordinated notes due 2016	—	11,364	—	—
II. Convertible subordinated notes due 2015	—	8,936	—	7,692
III. Convertible securities due 2019	131	1,749	113	1,881

	$131	29,591	113	9,573

As mentioned in note 2K, when a financial instrument contains components of both liability and equity, such as a note that at maturity is convertible into shares of CEMEX, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the event of a mandatorily convertible instrument, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, whereas the equity component represents the difference between the principal amount and the liability component. In the case of an instrument that is optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the call option premium, which reflects the equity component.

I.	Optional convertible subordinated notes due 2016 and 2018

On March 15, 2011, the Parent Company closed the offering of US$977.5 ($11,632) aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Notes”) and US$690 ($8,211) aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Notes”). The aggregate principal amounts reflect the full exercise of the US$177.5 and US$90 over-allotment option granted to the relevant initial purchasers of the 2016 Notes and the 2018 Notes, respectively. The notes are subordinated to all the Parent Company’s liabilities and commitments. The initial conversion price was equivalent to an approximate 30% premium to the closing price of CEMEX’s ADSs on March 9, 2011, and the notes are convertible into CEMEX’s ADSs, at any time after June 30, 2011. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions (note 12D), which are generally expected to reduce the potential dilution cost to the Parent Company upon future conversion of the 2016 Notes and the 2018 Notes. This transaction improved the Parent Company’s debt maturity profile and reduced short-term refinancing risk. As a result of the issuance, substantially all the new shares approved at the Parent Company’s extraordinary shareholders’ meeting on February 24, 2011 (note 16) were reserved by the Parent Company to satisfy conversion of these notes. The equity component of the transaction amounted to approximately $3,959 and was recognized upon issuance within “Other equity reserves.” After antidilution adjustments, the conversion rate as of December 31, 2011 was 92.1659 ADS per each 1 thousand dollars principal amount of such notes.

II.	Optional convertible subordinated notes due 2015

On March 30, 2010, the Parent Company closed an offering of US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Notes”), including the full exercise of the US$65 over-allotment option granted to the initial purchasers of the notes. The 2015 Notes are subordinated to all the Parent Company’s liabilities and commitments. The holders of the 2015 Notes have the option to convert their notes for CEMEX’s ADSs at a conversion price per ADS 30% higher than the ADS price at the pricing of the transaction. In connection with the offering, the Parent Company entered into a capped call transaction expected to generally reduce the potential dilution cost to the Parent Company upon future conversion of the 2015 Notes (note 12D). The equity component amounted to $1,232 (US$99) and was recognized upon issuance within “Other equity reserves.” After antidilution adjustments, the conversion rate as of December 31, 2011 was 79.5411 ADS per 1 thousand principal amount of such notes.

III.	Mandatory convertible securities due 2019

In December 2009, the Parent Company completed its offer to exchange CBs issued in Mexico with maturities between 2010 and 2012, into mandatorily convertible securities for approximately $4,126 (US$315). Reflecting antidilution adjustments, at their mandatory scheduled conversion in ten years or earlier if the price of the CPO reaches approximately $34.50, the securities will be mandatorily convertible into approximately 179.4 million CPOs at a conversion price of approximately $23.00 per CPO. During their tenure, the securities yield a 10% interest payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. The equity component was recognized within “Other equity reserves” net of commissions and amounted to $1,971.

The Parent Company’s debt contracts contain restrictive covenants calculated on a consolidated basis requiring, among other things, the compliance with financial ratios and tests, which are detailed in note 12A.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

I.	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

As of December 31, 2011 and 2010 the main accounts receivable and payable with related parties were as follows:

	Assets		Liabilities
2011	Short-term	Long-term	Short-term	Long-term
CEMEX México, S.A. de C.V.	$—	13,943	2,742	—
CEMEX Caracas II Investments B.V.	269	—	—	—
CEMEX International Finance Co.	—	—	9,393	16,500
CEMEX Central, S.A. de C.V.	—	—	281	—
TEG Energía, S.A. de C.V.	—	—	—	722
Others	401	—	53	—

	$670	13,943	12,469	17,222

	Assets		Liabilities
2010	Short-term	Long-term	Short-term	Long-term
CEMEX México, S.A. de C.V.	$4,289	13,943	—	—
Centro Distribuidor de Cemento, S.A. de C.V.	—	25,196	—	—
CEMEX International Finance Co.	16	—	3,349	54,419
CEMEX Central, S.A. de C.V.	—	—	171	—
TEG Energía, S.A. de C.V.	—	—	—	439
Others	73	—	10	—

	$4,378	39,139	3,530	54,858

The main operations with related parties are summarized as follows:

Parent Company	2011	2010	2009
Rental income	$336	370	272
License fees	978	814	1,002
Financial expense	(1,856)	(3,293)	(2,576)
Management service expenses	(764)	(1,046)	(836)
Financial income	1,512	2,689	1,186
Results from financial instruments	(912)	(120)	(4,067)
Other expenses, net	(598)	(1,168)	(870)

Balances and transactions of the Parent Company with related parties result primarily from: i) the sale and/or acquisition of subsidiaries' shares within the CEMEX group; ii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and iii) loans between related parties. Transactions between group entities are conducted on arm’s length terms based on market prices and conditions.

The account receivable balance as of December 31, 2010 with Centro Distribuidor de Cemento, S.A. de C.V., corresponds to a replacement of lender in a loan denominated in dollars which the subsidiary had with CEMEX International Finance Co., for US$2,341. The new account receivable accrues interest at TIIE plus 100 basis points. During 2011, approximately $19,300 from this account receivable were capitalized as an investment in subsidiaries (note 25D) and the remaining balance was paid by Centro Distribuidor de Cemento S.A. de C.V.

The long-term account receivable with CEMEX Mexico is related to a loan bearing the TIIE rate plus 129 basis points. The account payable to TEG Energía, S.A. de C.V., corresponds to the valuation of an interest rate swap related to energy projects negotiated between CEMEX and TEG Energía for a notional amount of US$15 with maturity in September 2022. The account payable to CEMEX International Finance Co. bears interest at market rates and matures in 2028.

The loss on financial instruments during 2009 mainly refers to results incurred in hedging transactions with related parties using foreign currency options.

As of December 31, 2010, the Parent Company acted as a counterpart to third parties in forward sale commitments for emission allowances for approximately $319, which matured in March 2011.

The Parent Company’s transactions with other related parties are detailed in note 21.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

J.	INCOME TAXES

INCOME TAXES FOR THE PERIOD

In 2011, 2010 and 2009, income tax recognized in the Parent Company’s statements of operations consisted of:

	2011	2010	2009
Current income tax	$(41)	(357)	13
Deferred income tax	979	(5,564)	(554)

	$938	(5,921)	(541)

The Parent Company has consolidated tax loss carryforwards of approximately $14,496, consisting of $6,157 generated in 2008 and $8,339 in 2011 by its Mexican operations which, restated for inflation, can be amortized against taxable income obtained in the succeeding ten years.

As of December 31, 2011, the Parent Company’s individual tax loss carryforwards were as follows:

Year in which tax loss occurred	Amount of carryforwards	Year of expiration
2002	$5,976	2012
2003	5,662	2013
2004	56	2014
2005	389	2015
2006	1,146	2016
2007 and thereafter	42,338	2017

	$55,567

In November 2009, Mexico approved amendments to the income tax law, which became effective on January 1, 2010 (note 15A). Such amendments modified the tax consolidation regime in Mexico by requiring entities to determine income taxes as if the tax consolidation provisions did not exist from 1999 onward. These changes also required the payment of taxes on dividends between entities of the consolidated tax group (specifically, dividends paid from profits that were not taxed in the past), certain special items in the tax consolidation, as well as tax loss carryforwards generated by entities within the consolidated tax group that should have been recovered by such individual entities over the succeeding 10 years. These amendments increased the statutory income tax rate from 28% to 30% for the years 2010 to 2012, 29% for 2013, and decreased to 28% for 2014 and future years. Pursuant to these amendments, the Parent Company was required to pay in 2010 (at 30% tax rate) 25% of the tax resulting from eliminating the tax consolidation effects from 1999 to 2004, and to pay an additional 25% in 2011. The remaining 50% should be paid as follows: 20% in 2012, 15% in 2013 and 15% in 2014. With respect to the consolidation effects originated after 2004, these must be paid during the sixth fiscal year following their origination and are payable over the succeeding five years in the same proportions (25%, 25%, 20%, 15%, and 15%.) Applicable taxes payable as a result of the changes to the tax consolidation regime will be increased by inflation as required by the Mexican income tax law.

In 2009, in connection with these changes to the tax consolidation regime in Mexico and based on Interpretation 18, the Parent Company recognized an aggregate liability of $10,461, $8,216 were recognized against “Other non-current assets” in connection with the net liability recognized before the new tax law and that the Parent Company will recover through the payment of this tax liability, and $2,245 were recognized against “Retained earnings,” for the portion, according to the new law, related to: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to the Parent Company; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico granted the option to defer the calculation and payment of the income tax over the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes, until the subsidiary is disposed of or the Parent Company eliminates the tax consolidation. As a result, the Parent Company reduced its estimated tax payable by approximately $2,911 against a credit to “Retained earnings.” Changes in the Parent Company’s tax payable associated with the tax consolidation in Mexico in 2011 and 2010 were as follows:

	2011	2010
Balance at the beginning of the year	$10,079	10,461
Income tax received from subsidiaries	2,352	2,496
Restatement for the period	485	358
Payments during the period	(506)	(325)
Effects associated with miscellaneous rules	—	(2,911)

Balance at the end of the year	$12,410	10,079

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

As of December 31, 2011, the estimated payment schedule of taxes payable resulting from changes in the tax consolidation regime in Mexico was as follows:

2011
2012	$693
2013	693
2014	1,998
2015	2,111
2016	1,773
2017 and thereafter	5,142

$12,410

The Parent Company and its Mexican subsidiaries determine income tax on a consolidated basis; therefore, the amounts recognized in the Parent Company-only financial statements for the years ended December 31, 2011, 2010 and 2009, include the effect of such tax consolidation.

As of December 31, 2011, the balance of tax loss carryforwards that have not been considered in the tax consolidation is approximately $14,496.

On January 1, 2008, a new law became effective in Mexico, which was named the Minimum Corporate Tax law (Impuesto Empresarial Tasa Única or “IETU”) and superseded the Business Asset Tax law (“BAT”.) IETU is calculated based on cash flows, and the rate was 16.5% in 2008, 17% in 2009 and 17.5% in 2010 and thereafter. Entities subject to IETU are also required to determine income tax and pay the greater of the amounts between the two. In broad terms, taxable revenues for IETU purposes are those generated through the sale of goods, the rendering of professional services, as well as rental revenue. There are certain exceptions, and a taxpayer may consider, as deductible items for IETU calculations, the expenses incurred to conduct the activities previously described. Capital expenditures are fully deductible for IETU. Each entity must calculate IETU on a stand-alone basis, and tax consolidation is not permitted. Unlike BAT, IETU is a definitive tax and, unlike income tax, the taxable income under IETU is greater since some deductions are not permitted, which in some cases may be compensated by the lower IETU rate than the income tax rate. During 2011, 2010 and 2009, the Parent Company and its main subsidiaries in Mexico paid income tax in lieu of IETU, as its income tax exceeded the minimum corporate tax under IETU.

BAT levied in excess of income tax for the period may be recovered, restated for inflation, in any of the succeeding ten years, provided that the income tax incurred exceeds BAT in such period. The Parent Company determines income tax on a consolidated basis; consequently, it calculated and presented consolidated BAT through the 2007 tax period. As of December 31, 2011, the recoverable BAT was $146 and expires in 2016.

DEFERRED INCOME TAX

The valuation method for deferred income taxes is detailed in note 2N. Deferred income taxes for the period represent the difference between the balances, in nominal pesos, of deferred income at the beginning and the end of the period. As of December 31, 2011 and 2010, the income tax effects of the main temporary differences that generated the deferred income tax assets and liabilities of the Parent Company are presented below:

	2011	2010
Deferred tax assets:
Tax loss and tax credits carryforwards	$16,299	11,508
Recoverable BAT	146	141
Advance payments and convertible securities	—	247
Derivative financial instruments	1,705	526

Gross deferred tax assets	18,150	12,422
Less – valuation allowance	(11,248)	(6,452)

Total deferred tax asset, net	6,902	5,970

Deferred tax liabilities:
Land and buildings	(480)	(486)
Derivative financial instruments	(420)	(257)
Convertible securities	(940)	—
Investments in associates	(1,057)	(1,011)

Total deferred tax liabilities	(2,897)	(1,754)

Net active position of deferred taxes	$4,005	4,216

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

The changes in deferred income taxes during 2011 and 2010 include an expense of $1,187 and $338, respectively, related to the future tax deduction arising from the debt components of the convertible securities, which were recorded in “Other equity reserves,” an expense of approximately $31 in 2011 and $182 in 2010 related to expenses incurred in equity issuances, and an expense of approximately $4,626 in 2009 related to the new income tax law. The net changes in the valuation allowance for the years ended December 31, 2011, 2010 and 2009 were increases of $4,796, $5,703, and $610, respectively. The Parent Company’s management considers that sufficient taxable income will be generated so that it may realize the tax benefits associated with the deferred income tax assets, and the tax loss carryforwards, prior to their expiration. In the event that present conditions change, and it is determined that future operations would not generate enough taxable income, or that tax strategies are no longer viable, the valuation allowance would be increased against the results of the period. The Parent Company does not recognize a deferred tax liability for the undistributed earnings generated by its subsidiaries recognized under the equity method, considering that such undistributed earnings are expected to be reinvested, and to not generate income tax in the foreseeable future. Likewise, the Parent Company does not recognize a deferred income tax liability related to its investments in subsidiaries considering that the Parent Company controls the reversal of the temporary differences arising from these investments.

RECONCILIATION OF EFFECTIVE TAX RATE

The effects of inflation are recognized differently for income tax and for accounting purposes. This situation, and other differences between the financial reporting and the corresponding tax basis of assets and liabilities, give rise to permanent differences between the approximate statutory tax rate and the effective tax rate presented in the Parent Company’s statements of operations. As of December 31, 2011, 2010 and 2009, these differences were as follows:

	2011	2010	2009
	%	%	%
Effective Parent Company statutory tax rate	(30.0)	(30.0)	28.0
Equity in income (loss) of subsidiaries and associates	10.0	20.8	(166.9)
Valuation allowance for tax loss carryforwards	24.7	53.4	31.0
Inflation adjustments	4.9	8.9	46.0
Others	(14.3)	2.8	89.7

Parent Company’s effective tax rate	(4.7)	55.9	27.8

K.	STOCKHOLDERS’ EQUITY

The consolidated controlling stockholders’ equity is the same as the Parent Company’s stockholders’ equity. Therefore, stockholders’ equity information detailed in note 16A to the consolidated financial statements also refers to the Parent Company, except for non-controlling interest and the perpetual bonds, which refer exclusively to the consolidated entity and cumulative initial effect of deferred taxes.

L.	EXECUTIVE STOCK OPTION PROGRAMS

Of the different stock option programs disclosed in note 17 to the consolidated financial statements, only the “Fixed program” was issued by the Parent Company. Entities obligated under the other programs are part of the consolidated group.

M.	EARNINGS (LOSS) PER SHARE

The calculation of earnings per share included in note 18 is the same for the Parent Company.

N.	CONTINGENCIES AND COMMITMENTS

N.1	GUARANTEES

As of December 31, 2011 and 2010, CEMEX, S.A.B. de C.V. had guaranteed loans made to certain subsidiaries of approximately US$8,993 and US$13,028, respectively.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

N.2	CONTRACTUAL OBLIGATIONS

As of December 31, 2011 and 2010, the approximate cash flows that were required by the Parent Company to meet its material contractual obligations are summarized as follows:

(U.S. dollars millions)	2011						2010
Obligations	Less than 1 year		1-3 Years	3-5 Years	More than 5 years	Total	Total
Long-term debt 1	US$	298	1,883	801	1,674	4,656	3,611
Convertible notes 2		9	24	1,486	610	2,129	784

Total debt and other financial obligations		307	1,907	2,287	2,284	6,785	4,395
Interest payments on debt 3		296	546	325	221	1,388	505

Total contractual obligations	US$	603	2,453	2,612	2,505	8,173	4,900

		$8,418	34,244	36,463	34,970	114,095	60,566

1	The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing that may occur of debt during the following years. The Parent Company has been successful replacing its long-term obligations with others of similar nature in the past.
2	Refer to the convertible notes described in note 25H assuming the repayment and no conversion of the notes.
3	In the determination of future estimated interest payments on floating rate denominated debt, the Parent Company used the floating interest rates in effect as of December 31, 2011 and 2010.

O.	TAX ASSESSMENTS AND LEGAL PROCEEDINGS

On January 21, 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately $996 (US$71) pertaining to the tax year 2005. The tax assessment is related to the corporate income tax in connection with the tax consolidation regime. As a result of a tax reform in 2005, the law allows the cost of goods sold to be deducted, instead of deducting purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of the Parent Company’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, the Parent Company had to increase its consolidated income or decrease its consolidated losses. The Parent Company believes that there is no legal support for the conclusion of the Mexican tax authority and will proceed to challenge the assessment before the tax court.

Pursuant to amendments to the Mexican income tax law effective on January 1, 2005, Mexican companies with investments in entities incorporated outside of Mexico whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such controlled subsidiaries, provided, however, that such revenues are not derived from entrepreneurial activities in such countries. The Parent Company challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. Since the Supreme Court's decision only determined that this tax regime is constitutional and does not dictate the details of how to calculate the amount of taxes due, the Parent Company has self-assessed taxes due pursuant to these provisions through the submission of amended tax returns. The amounts determined are currently being reviewed by the Mexican tax authorities. Nonetheless, if the Mexican tax authorities do not agree with our self-assessment of the taxes due for past periods, they may assess additional amounts of taxes past due. As of December 31, 2011 and 2010, the Parent Company has recognized certain provisions in connection with these amendments to the income tax law in Mexico, which are not detailed considering that it may harm the current negotiations of the Parent Company with the tax authorities in connection with this tax uncertainty. Changes in the provision are recognized through income tax expense for the period as the review by the tax authorities’ progresses

P.	SUBSEQUENT EVENTS

Subsequent events of the Parent Company are included in note 22.

CEMEX, S.A.B. DE C.V.

Notes to the Parent Company-Only Financial Statements

As of December 31, 2011, 2010 and 2009

(Millions of Mexican pesos)

Q.	MIGRATION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS BEGINNING JANUARY 1, 2012

As mentioned in note 2A, as a result of the CNBV’s requirement that CEMEX presents its consolidated financial statements under IFRS, as issued and interpreted by the IASB (note 24), beginning January 1, 2012, these are also the last individual financial statements of the Parent Company presented under MFRS. For this transition, the Parent Company gathered the necessary material and human resources required for the identification and quantification of the differences between MFRS and IFRS for purposes of the opening IFRS balance sheet dated January 1, 2010, as well as for the conversion to IFRS of its financial information systems beginning in 2012. As of December 31, 2011, the migration process to IFRS has been substantially completed; nonetheless, certain pending items will be finished during the first quarter of 2012.

In preparing its opening IFRS balance sheet, based on IFRS 1, the Parent Company has adjusted the amounts previously reported in its financial statements prepared under MFRS. The Parent Company followed, as applicable, the same optional and mandatory exceptions as described for the consolidated financial statements in note 24. In accordance with Interpretation 19, the Parent Company provides a description of the most significant effects derived from the transition from MFRS to IFRS in its financial position, statements of operations and cash flows. As of the issuance date of these financial statements, all amounts presented under IFRS are the Parent Company’s best estimates and are subject to further adjustments resulting from the ongoing review and audit process.

As of January 1, 2010, date of transition to IFRS, the most significant estimated effects in stockholders’ equity of the Parent Company from MFRS to IFRS are as follows:

January 1, 2010
Stockholders’ equity under MFRS	$213,727
Land and buildings 1	20
Other deferred charges 2	(2,840)
Deferred income taxes 3	832
Fair value of financial instruments 4	(17)

Approximate stockholders’ equity under IFRS	$211,722

1	Upon transition to IFRS as of January 1, 2010, the Parent Company’s land and buildings were recognized at fair value.
2	Upon transition to IFRS, certain deferred financing costs recognized under MFRS as of January 1, 2010, associated with a refinancing, did not meet requirements for deferral under IFRS and were recognized immediately against opening retained earnings.
3	Changes in the carrying amount of land and buildings described above between MFRS and IFRS and the adjustments related to other deferred charges and financial instruments caused adjustments to deferred income taxes.
4	Fair value of financial instruments – IAS 39 requires that the fair value of derivative financial instruments reflect its credit quality, in comparison with MFRS that does not provide any related guidance. Additionally, in regards to the Financial Agreement of August 14 ,2009 (note 12A), the previous debt was extinguished and the new debt was recognized at its nominal amount under MFRS. On the other hand, the new debt was recognized at its fair value according to the IFRS requirements.

Upon transition to IFRS as of January 1, 2010, the Parent Company elected to determine the deemed cost of its investments in subsidiaries and associates at the carrying amount recognized under MFRS, which were valued under the equity method. Under IFRS, investments in subsidiaries and associates in the separate financial statements of the holding companies are recognized at cost or fair value at the reporting date. After transition to IFRS, the Parent Company elected to recognize such investments at cost. For 2011 and 2010, equity in net income (loss) of subsidiaries and associates recognized under MFRS is reversed and eliminated under IFRS.